Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated July 1, 2022)	Registration No. 333-265643

REDWIRE CORPORATION

1,750,000 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated July 1, 2022 (as further supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-265643). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2023.

The Prospectus relates to the offer and resale of up to 1,750,000 shares of our common stock, $0.0001 per share (the “Common Stock”), by the Selling Stockholders named in the prospectus. The Common Stock may be offered from time to time by the Selling Shareholders on any stock exchange, market or trading facility on which our shares are traded or in private transactions, at fixed or negotiated prices, through one or more methods or means as described in the prospectus. We will not receive any proceeds from the sale of Common Stock by the Selling Shareholders, but we may incur certain expenses in connection with any offering. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Common Stock involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2022
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission file number 001-39733
Redwire Corporation
(Exact name of registrant as specified in its charter)

Delaware	98-1550429
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8226 Philips Highway, Suite 101 Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)
(650) 701-7722
Registrant's telephone number, including area code
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RDW	New York Stock Exchange
Warrants, each to purchase one share of Common Stock	RDW WS	New York Stock Exchange
Securities registered pursuant to section 12(g) of the Act: None
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.Yes ☐ No ☒
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).     Yes  ☒   No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C.7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).     Yes   ☐     No  ☒
The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant as of June 30, 2022 was approximately $62.1 million based on the closing price of $3.04 for the shares of the registrant’s common stock, as reported by the New York Stock Exchange. The determination of affiliate status is not necessarily a conclusive determination for other purposes.
The registrant had outstanding 64,280,631 shares of common stock as of March 28, 2023.

DOCUMENTS INCORPORATED BY REFERENCE
Certain information in the registrant’s definitive proxy statement to be filed with the Securities and Exchange Commission relating to the registrant’s 2023 Annual Meeting of Stockholders is incorporated by reference into Part III of this Annual Report on Form 10-K.

REDWIRE CORPORATION
Annual Report on Form 10-K
December 31, 2022

PART I

Each of the terms the “Company,” “Redwire,” “we,” “our,” “us” and similar terms used herein refer collectively to Redwire Corporation, a Delaware corporation, and its consolidated subsidiaries, unless otherwise stated.
INFORMATION RELATING TO FORWARD LOOKING-STATEMENTS

This Annual Report on Form 10-K contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning us and other matters. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “trends,” “goals,” “contemplate,” “continue,” “might,” “possible,” “potential,” “predict,” “would” and similar expressions generally identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows, and our projects and related timelines. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified in this Annual Report on Form 10-K, particularly in Part I, Item 1A “Risk Factors” and other important factors disclosed from time to time in our other filings with the Securities and Exchange Commission (“SEC”).

Undue reliance should not be placed on these forward-looking statements. The forward-looking statements contained in this Annual Report on Form 10-K are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. We do not undertake any obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Item 1. Business

Redwire is a global leader in mission critical space solutions and high reliability components for the next generation space economy, with valuable intellectual property for solar power generation, in-space 3D printing and manufacturing, avionics, critical components, sensors, digital engineering and space-based biotechnology. We combine decades of flight heritage with the agile and innovative culture. Our “Heritage plus Innovation” strategy enables us to combine proven performance with new, innovative capabilities to provide our customers with the building blocks for the present and future of space infrastructure.

Our mission is to accelerate humanity’s expansion into space by delivering reliable, economical and sustainable infrastructure for future generations. With decades of proven flight heritage uniquely combined with innovative products and culture, Redwire is uniquely positioned to assist our customers in solving the complex challenges of future space missions and industries. Redwire has three primary areas of focus that form our business: (1) Enabling space mission providers, such as government agencies and large prime contractors, with a broad portfolio of space infrastructure, systems, subsystems, and components; (2) Providing the infrastructure and technology needed for people to permanently live and work in space; and (3) assisting international spacefaring allies in the development of organic space capabilities.

Redwire is a global leader in space infrastructure enabling space mission providers with the foundational building blocks needed for their complex space missions to succeed. Space infrastructure is critical to our terrestrial economy in areas such as telecommunications, navigation and timing, climate monitoring, weather forecasting, Earth observation, national security, and even planetary defense. Redwire does not offer full mission solutions for all these areas, but our government and marquee customers such as government agencies and large prime contractors do. We offer a broad array of products and services, many of which have been enabling space missions since the 1960s and have been flight-proven on over 200 spaceflight missions, including missions such as the GPS constellation, New Horizons and Perseverance. We are also a provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization. Examples of our proprietary technologies include deployable structures, roll out solar array (“ROSA”) systems, human-rated camera systems, in-space servicing, assembly and manufacturing (“ISAM”) products, and advanced payload adapters. Of particular note, our ROSA arrays have been installed on the International Space Station (“ISS”) to efficiently augment its power generation capabilities as the ISS enters its next decade of operations. ROSA systems are experiencing significant market adoption, being utilized not only on the ISS but also on National Aeronautics and Space Administration’s (“NASA”) Double Asteroid Redirect Test mission. Other ROSA systems are being developed and delivered for the OVZON-3 telecommunications satellite, the Power and Propulsion Element for the NASA Lunar Gateway, and other programs. Many Redwire products and services are experiencing similar adoption.

Redwire plays a critical role for people to Explore, Live and Work in space.
•Explore: For decades, we have played a critical role in historic space exploration missions, such as NASA’s Mars Perseverance Rover. More recently, we served our partner Lockheed Martin and our customer NASA by providing the “Eyes of Orion” for NASA’s Artemis I mission.
•Live: NASA has laid out a plan to decommission and deorbit the ISS by 2031. As a result, commercial space station development to replace the ISS is anticipated to occur over the next eight years. Redwire ROSA power solutions, berthing and docking mechanisms, robotics and other key technologies are expected to be major subsystems for this opportunity.
•Work: We are a leader in microgravity research and development on the ISS, with over 20 payloads developed and deployed. As commercial space stations and new space industries become a reality, demand is expected to increase for advanced in-space manufacturing and biotech facilities that generate new materials and breakthrough medical treatments manufactured in microgravity.

With the recently renewed global fascination with space, international spacefaring allies demand for the products and services of a provider like Redwire may increase as they seek to develop their organic space capabilities. With the acquisition of Belgium-based Redwire Space NV (“Space NV”), we have a unique portfolio of highly synergistic and complementary core space infrastructure offerings that significantly enhance our access to addressable markets in Europe and the rest of the world. Redwire’s acquisition of Space NV comes as space budgets in Europe increase, with the European Space Agency receiving a 17% increase in budget compared to 2019. Across the globe, we believe many nations see space as a unique opportunity to build national prestige and expand their economies. In addition to the U.S. and Europe, Saudi Arabia, the United Arab Emirates, Hungary, Poland, and India, are making notable investments in space technology, thereby significantly increasing the total addressable market for Redwire.

We believe the space economy is at an inflection point. The reduction of launch costs over the last decade has eliminated the single largest economic barrier to entry for the expanded utilization of space, and the increasing cadence of launches provides more flexible, reliable access. This lower cost access has resulted in both the expansion and modernization of traditional national security and civil uses of space and has enticed new commercial entrants to invest substantial capital to develop new space-based business models. Our goal is to provide a full suite of infrastructure solutions, including mission-critical components, services and systems that will contribute to a dramatic expansion of the space-based economy. We believe that our products and services are the foundational building blocks essential to the growth of the space civil, commercial and national security ecosystem now and into the future.

History
Redwire was formed to fill a void in the middle market for a pure play, public space infrastructure company with scale. We are achieving this goal by combining proven space technology providers with next generation space disruptors into a single, integrated platform. The Company, in its current form, was founded in 2020 by private equity firm AE Industrial Partners Fund II, LP (“AEI”), but the heritage of the various businesses that were brought together to form Redwire stretch back decades.

AEI formed a series of acquisition vehicles on February 10, 2020, which included AE Red Holdings, LLC (formerly known as Redwire, LLC, which was formerly known as Cosmos Parent, LLC) (“Holdings”), Cosmos Intermediate, LLC (“Cosmos” or the “Successor”), Cosmos Finance, LLC and Cosmos Acquisition, LLC, with Cosmos Parent, LLC being the top holding company. Upon the formation of these acquisition vehicles, Cosmos effected a number of acquisitions through its wholly owned subsidiary, Cosmos Acquisition, LLC. Following the acquisitions, the Successor became a wholly owned subsidiary of Holdings.

The Company has grown organically while also continuing to integrate several acquisitions from a fragmented landscape of space-focused technology companies with innovative capabilities and deep flight heritage. Strategic acquisitions that augment our technology and product offerings are a key part of our growth strategy. We have completed nine acquisitions since March 2020, which collectively have provided us with a wide variety of complementary technologies and solutions to serve our target markets and customers. These acquisitions include:
•March 2020 – Acquired Adcole Space, LLC (“Adcole”), based in Marlborough, MA was a leading provider of space-capable navigational components. Adcole brought to Redwire 50 years of proven flight heritage providing a foundational set of critical navigation components to some of the most successful missions in the history of space infrastructure development such as the GPS constellation.

•June 2020 – Acquired Deep Space Systems, Inc. (“DSS”), in Littleton, CO, a space-systems engineering company that supports the design, development, integration, testing, and operations of spacecraft and spacecraft systems supporting science, technology, and exploration missions. DSS contributed to Redwire a strong history of spacecraft development and expertise. They are an original prime contractor awardee on NASA’s Commercial Lunar Payload Services (CLPS) contract and continue as part of Redwire to provide mission critical sensors and services to notable spacecrafts such as Orion and Dream Chaser.

•June 2020 – Acquired In Space Group, Inc. and its subsidiaries such as Made In Space (collectively “MIS” or “Predecessor”), was a leader of in-space manufacturing technologies, delivering next-generation capabilities on-orbit to support exploration objectives and national security priorities. MIS is the first commercial company to additively manufacture in space, and specializes in ISAM technologies, the development of space-enabled materials and exploration manufacturing technologies. They contributed to Redwire the scale necessary to form a platform and a portfolio of disruptive intellectual property with the potential to change the economics of space infrastructure. The MIS facility in Jacksonville, FL became Redwire’s headquarters.

•October 2020 – Acquired Roccor, LLC (“Roccor”), in Littleton, CO, a provider of advanced aerospace structures, including solar arrays, antennas, boom products, deorbit devices and thermal products. Roccor’s novel designs address cost and performance limitations to meet customer mission requirements. Roccor contributed to Redwire a solid foundation in the National Security space markets and one-of-a-kind deployable programs such as providing the solar sail for NASA’s upcoming Solar Cruiser mission.

•December 2020 – Acquired LoadPath, LLC (“LoadPath”), which specializes in the development and delivery of aerospace structures, mechanisms, and thermal control solutions. LoadPath brought to Redwire a long history of strong relationships and contracts with the Air Force Research Lab at Kirkland Air Force base in Albuquerque, New Mexico. They were a key entry point to this critical location and customer.

•January 2021 – Acquired Oakman Aerospace, Inc. (“Oakman”), in Littleton, CO, which specializes in the development of modular open system architecture, rapid spacecraft design and development, and custom missions, payloads, and data distribution services. Oakman added to Redwire a critical software development and digital engineering capability to include an enterprise level digital engineering software system called ACORN which is capable of digitally modeling space capabilities from single components to satellites to full constellations.

•February 2021 – Acquired Deployable Space Systems, Inc. (“DPSS”), in Goleta, CA, whose mission is to develop new and enabling deployable technologies for space applications, transition emerging technologies to industry for infusion into future Department of Defense (“DoD”), NASA, and/or commercial programs and design, analyze, build, test and deliver on-time the deployable solar arrays, deployable structures and space system products. DPSS’s product portfolio includes the award-winning and patented ROSA (Roll-Out Solar Array), Integrated Modular Blanket Assembly; Rigid-Panel and Functional Advanced Concentrator Technology solar array technologies; a multitude of elastically and articulated deployable structures and booms, open-lattice booms, telescopic booms; and a variety of mission-enabling mechanisms for space applications. DPSS brought to Redwire the iROSA program to upgrade the International Space Station with a next generation power solution and a unique facility for the manufacture and test of large solar array capabilities.

•November 2021 – Acquired Techshot, Inc. (“Techshot”), in Greenville, IN, a leader in on-orbit manufacturing, biotechnology in microgravity, and bioprinting needed for commercial space-based biotechnology and pharmaceutical research and development. Techshot enhances the Redwire civil and commercial space capabilities by adding additional in-space manufacturing and biotechnology capabilities to an already premier portfolio of space research, development and commercialization payloads.

•October 2022 – Acquired Redwire Space NV (f/k/a Qinetiq Space NV), (“Space NV”), in Kruibeke, Belgium, a commercial space business providing design and integration of critical space infrastructure and other instruments for end-to-end space missions. Space NV has over 35 years of mission heritage in orbit, delivering observation, platforms, science, navigation and secure communications critical infrastructure to civil and commercial space customers, including the European Space Agency (“ESA”) and the Belgian Science Policy Officer (“BELSPO”).

On September 2, 2021, the Merger (the “Merger”) with Genesis Park Acquisition Corp. (“GPAC”) was consummated pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated March 25, 2021 by and among GPAC, Shepard Merger Sub Corporation (“Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of GPAC, Cosmos Intermediate, LLC and Holdings.

Pursuant to the Merger Agreement, the parties completed a business combination transaction by which, (i) GPAC domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act of the Cayman Islands (the “Domestication”), (ii) Merger Sub merged with and into Cosmos, with Cosmos being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, Cosmos merged with and into GPAC, with GPAC being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). In this Annual Report on Form 10-K, we refer to the Domestication and the Transactions, collectively, as the “Merger”.

Upon the closing of the Merger, GPAC was renamed Redwire Corporation. The Merger was accounted for as a reverse recapitalization in which GPAC is treated as the acquired company. A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of the Company in many respects. MIS was deemed the accounting predecessor and the combined entity is the successor SEC registrant, Redwire Corporation.

From time to time, the Company will acquire or dispose of businesses and realign contracts, programs or businesses among and within our organization. These realignments are typically designed to leverage existing capabilities more fully and to enhance efficient development and delivery of products and services. As of December 31, 2022, the Company operated in one operating segment and one reportable segment: space infrastructure. Refer to Note B of the accompanying notes to the consolidated financial statements for additional information regarding this conclusion.

Business Strategy
With decades of flight heritage combined with the agile and innovative culture of a commercial space platform, we are uniquely positioned to assist our customers in solving the complex challenges of future space missions. Redwire is providing core technologies that form the foundational building blocks for the future of space infrastructure. Our technology innovation is centered on the following key strategic focus areas:

In-Space Servicing, Assembly & Manufacturing
We anticipate that one of the most dramatic disruptions in the space industry will come from in-space servicing, assembly and manufacturing (“ISAM”) of satellites and other spacecraft. The ability to manufacture in space significantly expands a satellite’s capabilities and reduces costs relative to the conventional method of manufacturing and assembling prior to launch. Space infrastructure such as satellite assets manufactured on Earth are designed to survive the acoustic vibrations and acceleration forces that accompany launch and are inherently limited by these design requirements. Space infrastructure manufactured in space may be optimized for the operational environment in orbit and are never exposed to launch conditions. Design optimization for in-space operation allows for improved performance, such as increased power generation via larger solar arrays or higher gain via large-scale antennas than those that can be economically deployed using conventional manufacturing methods.

By mitigating spacecraft volume limitations imposed by launch vehicles, manufacturing in space can also help to significantly reduce the costs of launch. Launch costs depend in part on the mass and volume of the spacecraft. The manufacturing and assembly of large spacecraft structures in orbit reduces spacecraft volume at launch, resulting in decreased launch costs and increased flexibility in launch provider selection, including utilization of smaller launch providers and rideshare programs.

Current ISAM applications include government-funded programs to enable increased small satellite power generation via large deployable solar arrays attached to booms that are 3D printed on-orbit. Commercial adoption of this technology could be a significant catalyst for growth in the overall space economy, enabling users to put more capability on orbit than state of the art approaches. We believe that ISAM represents a technological sea change that has the potential to upend traditional space operations. With sustainable in-space solutions, we believe ISAM will enable the next generation of growth in the space industry. Redwire’s additive manufacturing intellectual property that is critical to our ISAM solution has been proven in operation on the ISS since 2014 and is protected by our numerous patents.

Additionally, Redwire is developing a robotic arm for space applications. This scalable robotic arm system is expected to meet growing demand for space-capable robotic solutions in mission profiles ranging from lunar surface activities to on-orbit satellite servicing and beyond.

Advanced Sensors & Components
Our technology has been at the forefront of space exploration for decades, providing satellite components that are integral to the mission success of hundreds of low Earth orbit (“LEO”), geosynchronous (“GEO”) and interplanetary spacecraft. These are foundational components that are critical to almost every spacecraft deployment. We are combining our new and innovative space technologies with our proven spaceflight heritage to meet the complexity and demands of today’s growing and evolving space industry. Our sensor and component capabilities include the design and manufacture of mission-critical, high reliability technologies serving a wide variety of functions on the spacecraft. Our offerings include:

Power Solutions: We offer a variety of solar array solutions for spacecraft spanning the entire spectrum of satellite size, power needs, and orbital location. We possess proprietary technologies, technical knowhow, and the facilities to design, build, and deliver competitive power generation solutions tailored to customer need. Of particular note, our patented and award-winning ROSA (Roll-Out Solar Array) technology features an innovative “roll-out” design which uses composite booms to serve as both the primary structural elements and the deployment actuator, and a modular photovoltaic blanket assembly that can be configured into a variety of solar array architectures. When configured for launch, ROSA stows into a compact cylindrical volume yielding efficient space utilization. The unique ROSA stowed configuration allows extremely large solar arrays to be stowed compactly within launch vehicles.

Composite Booms: We develop cost-effective, furlable composite boom products that deploy antennas and instruments from small satellites. We develop very long lightweight composite booms for applications including solar sails, dipole antennas and deployable tethers. The efficient packaging scheme of our Triangular Rollable and Collapsible (“TRAC”) Boom enables our customers to deploy extremely large systems from very small volumes.

RF Systems: We are a supplier of high strain composite (“HSC”) antennas that have much simpler mechanical designs than larger, conventional satellite antennas. HSC structural elements can provide deployment actuation, damping, deployed stiffness and integrated electrical / RF functionality in one multifunctional part, enabling a variety of antenna architectures and structural designs.

Payload Adapters: We are a supplier of integrated structural systems that support multiple satellites of different sizes across multiple launch vehicle platforms. Our payload interface solutions are tailored to launch vehicle/payload requirements to achieve optimal performance, and efficient allocation of mass to support on-orbit function rather than launch vehicle interfaces.

Space-Qualified Camera Systems: We supply customers with low size, weight and power, flight-proven cameras for a variety of use cases. Our camera solutions are used for vehicle docking and near- and far-field cameras are used for space situational awareness and satellite navigation.

Star Trackers and Sun Sensors: Our star tracker solution provides superior guidance, navigation and control as it takes an image of the stars, measures its apparent position in the reference frame of the spacecraft and identifies the stars so its position can be compared with its known absolute position from a star catalog.

Over 1,000 of our sun sensors have been deployed on hundreds of spacecraft since the 1960s and we remain a leader in attitude control, solar array pointing, gyro updating and fail-safe recovery solutions.

Space Domain Awareness & Resiliency
The U.S. national security community is increasingly viewing space as a warfighting domain, as evidenced by significant space-based military infrastructure investment such as the National Defense Space Architecture (“NDSA”) and the creation of the U.S. Space Force. Advances in potentially adversarial capabilities in space have highlighted the need to improve both the physical and cyber resiliency of U.S. and allied space assets, as well as monitoring of all assets, friendly and potentially hostile, on orbit. In our Space Domain Awareness and Resiliency (“SDA&R”) strategic focus area, our core competencies and products support the national security community’s space resiliency and situational awareness missions.

Our key offerings in this area include sensor systems for on-orbit monitoring, advanced modeling & simulation, cyber resiliency, asset hardening, robotics, and full satellite solutions leveraging our ISAM capabilities. Our SDA&R portfolio contains a variety of optical instruments that perform situational awareness functions and can be adapted to act as space situational awareness cameras as a primary or secondary payload.

Digitally-Engineered Spacecraft
Digitally-engineered spacecraft are systems that are designed, developed and manufactured on a digital foundation. Model-based engineering and high fidelity digital engineering tools reduce assembly hours by utilizing an end-to-end virtual environment that is capable of producing a near perfect virtual replica of a physical space system, before a physical instance is created. This capability significantly reduces the cost and schedule required to design, develop and deploy spacecraft while also reducing the risk of deployment and the cost of operations and maintenance. Additionally, “digital twins” of individual components, spacecraft and constellations are used to improve cyber resiliency, health and monitoring, operations and maintenance of deployed space assets.

We believe that the DoD and U.S. Space Force have embraced digital engineering as a foundational technology for the rapid, cost-effective development of their future space architectures. Digital engineering enables the modeling and simulation of future space architectures to provide high fidelity trade analysis, operational concepts and testing. Cyber resiliency is an increasing challenge for deployed space assets. This capability is critical to ensuring future civil, commercial and national security space assets are protected from cyber-based attacks.

Redwire has a proprietary enterprise software suite that enables advanced digital engineering and generation of high fidelity, interactive modeling and simulations of individual components, entire spacecraft and full constellations in a cloud-based Software as a Service (SaaS) business model.

Low-Earth Orbit Commercialization
Our LEO commercialization strategic focus area is developing next-generation capabilities with a goal of developing efficient, commercial services for the ISS and other current and future human spaceflight programs. This focus area includes in-space additive manufacturing, space-based biotechnology applications, space plant and animal science, in-space advanced material manufacturing and support of human exploration, habitation and commercial activities in space.

We created the first permanent commercial manufacturing platform to operate in LEO, the Additive Manufacturing Facility (“AMF”). AMF was developed based on a desire for on-demand local manufacturing that is expected to become a mainstay for mission planning to address critical needs in space. This technology increases the reliability of long-duration missions and makes human spaceflight missions safer by providing crews with additional flexibility in responding to situations that may threaten a mission. The ability for tools to be manufactured on-site, on-demand, allows mission planners to reduce the amount of specialized equipment that must be included during launch, providing maximum flexibility and contingency while reducing costs. Beginning with a small ratchet created on the International Space Station, we have now manufactured 200+ parts in-space over the past six years and are the only company currently providing commercial 3D printing on the ISS.

Additionally, our in-space manufacturing capabilities and space biotechnology solutions provide the building blocks for a robust commercial space economy building products and solutions for use on Earth. Production of advanced industrial materials and biological materials in microgravity offer performance advantages over comparable products manufactured on Earth. The microgravity environment enables certain space-based products to be created with properties superior to their terrestrial analogue. By identifying advanced manufacturing processes, product development and biotechnology research and development which can leverage the microgravity environment to manufacture high performance materials and groundbreaking biomedical solutions that meet specific industrial and commercial use cases, we believe our approach to space commercialization advances the creation of a space-Earth value chain to spur economic development. We have demonstrated the ability to 3D print biological materials, to manufacture advanced ceramics, fiber optics, crystals and other industrial materials in microgravity.
Products and Solutions
Antennas
Our antenna systems enable space-to-space and space-to-Earth communications. Some form of communications antenna is required for nearly all satellites that are put into orbit. We offer a wide variety of antennas to meet a range of satellite mission requirements. Our Link-16 antenna can be used to facilitate the exchange of tactical imagery from space in near-real time between military aircraft, ships and ground forces. Our antennas also enable the exchange of encrypted messages, imagery data and multiple channels of digital voice communication. We believe this will enable reliable and efficient space-based tactical communications in environments in which it has historically been difficult to conduct communications-intensive operations.
Satellite Technology
We provide the P200 small satellite platform which is capable of supporting payloads up to 70 kg and targets spacecraft mass less than 200 kg, making it compatible with typical shared launch opportunities and small satellites launchers. The P200 platform is an evolution of the PROBA platform which has acquired extensive flight heritage, accumulating more than 25 years in orbit without failure on any of the launched satellites.

Space-Qualified Sensors
We have a deep heritage in manufacturing space-qualified sensors. Every satellite that goes into orbit requires at least one star tracker, sun sensor and avionics package and we have developed advanced capabilities in these critical subsectors of the space supply chain. We also provide narrow and wide-field-of-view camera systems, in addition to camera systems that are rated for human space flight, to our customers across civil, national security and commercial space.
Structures & Deployables
We provide a variety of deployable space structure offerings to help meet our customers’ mission requirements. We believe that our instrument booms are instrumental to the DoD’s goal of achieving space domain awareness. Our composite instrument booms can allow small satellites (“Smallsats”) to deploy high-power solar arrays, large antennas for high data rate communications and large drag augmentation devices for rapid end-of-life deorbiting. We have provided our ROSA technology to NASA to upgrade the International Space Station’s solar arrays since 2021. We have also developed rigid panel solar array systems that are scalable in size and can be configured for a variety of applications. We also develop cost- effective composite booms that deploy antennas and instruments from small satellites, enabling a new generation of satellite constellations to provide science measurements and communications from space.
Berthing and Docking Equipment and Space Instruments
We provide a fully compatible berthing and docking mechanism that performs low impact docking for large and small spacecraft and is aligned with the International Docking System Standard.

Space-enabled Manufacturing Payloads
Space-enabled manufacturing is a form of in-space manufacturing that leverages microgravity to produce materials with superior performance and broader applications when compared to comparable terrestrial materials. We have a suite of space-enabled manufacturing payloads configured for installation and operation aboard the ISS for demonstrating a variety of advanced manufacturing techniques and facilities with broad applications. We offer payloads capable of additive manufacturing, optical fiber manufacturing, ceramic turbine blisk manufacturing, industrial crystal manufacturing, hybrid metal / polymer manufacturing and more. These techniques may one day have the potential to transform the LEO commercial environment by providing solutions in space for space and in space for Earth.

Space-enabled Biotechnology Payloads
Redwire develops advanced space biotechnology payloads for the purpose of pharmaceutical and medical research and development and human space flight operations and sustainment. For example, the 3D BioFabrication Facility (“BFF”) and the ADvanced Space Experiment Processor (“ADSEP”), together comprise the first-ever system capable of manufacturing human tissue in the microgravity condition of space. Utilizing adult human cells (such as pluripotent or stem cells), the system can create viable tissue in space through technology that enables it to precisely place and build ultra-fine layers of bioink – layers that may be several times smaller than the width of a human hair – involving the smallest print tips in existence. Additionally, we have developed critical biotechnology payloads for the research of musculoskeletal disease, osteoarthritis, regenerative medicine, and space plant/food production.

Cloud-enabled Digital Engineering Enterprise Software Platform
Redwire sells a proprietary enterprise software suite that enables advanced digital engineering and generation of high fidelity, interactive modeling and simulations of individual components, entire spacecraft and full constellations in a cloud-based Software as a Service (“SaaS”) business model. This software suite supports spacecraft and constellation developers in the design, development, deployment, management, maintenance and cyber protection of their space assets.
Advanced Payloads
We design and manufacture a range of scientific experiments. The experiments conduct early stage research on emerging capabilities to inform future space missions, predominantly around the fields of microgravity, life support systems and other instruments. Types of instruments include microgravity experiments to improve understanding of how materials behave in the absence of gravity, life support systems to improve the safety and comfort of astronauts, and other scientific instruments and payloads used for space research.

Engineering, Support Services, Testing and Operation Solutions
We are a one-stop-shop for mechanism design and manufacturing, power supply design and analysis, project planning and management, control processes, structural and thermal analysis, and system engineering solutions for space-based products and applications. We provide our engineering services at any stage of the design process for our customers, whether it be final testing or initial project schematics. This service offering allows us to introduce customers to our capabilities and demonstrate our ability to help optimize and enable the success of their missions.

Backlog
We view growth in backlog as a key measure of our business growth. As of December 31, 2022, our total backlog was $465.1 million, which includes contracted and uncontracted backlog of $313.1 million and $152.1 million, respectively. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Uncontracted backlog represents the anticipated contract value, or portion thereof, of goods and services to be delivered under existing contracts which have not been appropriated or otherwise authorized. For further information, refer to “Backlog” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”).

Seasonality
No material portion of our business is considered to be seasonal. Various factors can affect the distribution of our revenue between accounting periods, including the timing of contract awards and the timing and availability of U.S. Government funding, as well as the timing of product deliveries and customer acceptance.

Customers and Strategic Partnerships / Relationships
Our product and solution offerings are designed to meet the needs of a wide variety of public and private entities operating in space. We have formalized contracts and strategic partnerships with numerous customers, and we plan to continue pursuing additional agreements and partnerships.

Civil Space Community Relationships
Civilian space agencies currently make up the largest portion of our current revenue base. Projects for these customers are typically meant to gather data for the public’s use, advance research objectives, further the exploration and utilization of space, and/or develop new scientific and commercial applications and uses of the space domain. Contracts are primarily fielded by governmental entities that are not funded by defense budgets. Many of these contracts will have a research and demonstration phase which may later convert to full-scale production contracts or commercial opportunities.

NASA
NASA is one of our largest and most long-standing customers. We participate in numerous large, high-profile contracts, such as the Artemis program. In partnership with Lockheed Martin, Redwire is providing the Orion Camera System for the Artemis program. The camera system is an array of 11 internal and external inspection and navigation cameras developed specifically for the Orion spacecraft. As the “eyes” of Orion, the Orion Camera System enables advanced vehicle imaging capability for Orion and the Artemis program. We have provided services and products supporting a number of other NASA missions, including sun sensors and star trackers for exploration missions like Perseverance, thermal control solutions for technology demonstrators, camera systems for upcoming human spaceflight missions, and development of various additive manufacturing methods on the ISS. We currently have nine active payload facilities on the ISS as of the date of this report.

European Space Agency and Luxembourg Space Agency
Through the acquisition of Space NV, the Company became an established prime contractor in European markets and actively participates in numerous contracts of varying sizes with the European Space Agency, such as PROBA. The PROBA program is focused on the demonstration of technologies and techniques for highly-precise satellite formation flying. In partnership with Sener, we are developing the avionics system, integrating all the electronic units within the platform, performing overall system verification and preparing the operations for PROBA.
We are working with the Luxembourg Space Agency and the European Space Agency to develop a robotic arm for space applications. This scalable robotic arm system is expected to meet growing demand for space-capable robotic solutions in mission profiles ranging from lunar surface activities to on-orbit satellite servicing and beyond.

National Security Community Relationships
We supply a wide variety of technologies and solutions supporting the U.S. and allied countries’ national security objectives in space. As space becomes an increasingly contested domain and near peer threats continue to emerge, the DoD has articulated a need for significant investment in both improving the resiliency of existing space assets and the deployment of new, next-generation capabilities.

Commercial Community Relationships
Through our numerous strategic partnerships with large and high-profile commercial customers, we believe that our technologies are enabling the commercialization of LEO and potentially beyond. We view the commercial market opportunity as one with significant growth possibilities as launch costs continue to decrease, making industrial and other commercial pursuits increasingly viable and prolific.

Customer Concentration
The majority of the Company’s revenues are derived from government contracts. Refer to Note S of the accompanying notes to the consolidated financial statements for further information on sales by major customers and location.
Space Economy Overview
Prior to the 1990’s, access to the global space industry was largely limited to federal governments and a few select telecommunications providers, providing little incentive to lower launch costs or innovate. Over the past three decades, the advent of lower-cost launch technology has driven a paradigm shift and democratized access to space. This has created a vibrant commercial landscape that is driving innovation across major terrestrial industries on Earth. The entrepreneurial energy dedicated to space is disrupting industries including telecommunications, internet infrastructure, weather, aviation, agriculture, advanced materials science, insurance and Earth observation. The military and scientific communities have continued to pursue and fund technological advancement, bolstering a myriad of technologies that have both national security and commercial applications.

We believe that the space industry is at the dawn of a new economic era driven by significant investment. In addition to government contracting, private capital entering the space market has accelerated its growth. Over the last 10 years, there has been approximately $253 billion of equity investment across 1,694 space companies per Space Capital (2021 Q4 Analysis). This has led to a wave of new companies reimagining parts of the traditional space industry.

Today’s space market is primarily driven by satellite technologies and applications but is quickly expanding to include tangential capabilities such as space tourism, in-space manufacturing, LEO commercialization, deep space exploration, space-based resource extraction, and geopolitical space-domain awareness. In 2022, the number of satellites and spacecraft deployed increased 36% to 2,354 deployments, per the Space Report (2022 Q4 Analysis). The rapid deployment of satellite constellations coincides with an increasingly competitive landscape in the launch industry, which is creating unprecedented access to space.

Government agencies have realized the value of the private commercial space industry and have become increasingly supportive and reliant on private companies to catalyze innovation and advance national space objectives. In the U.S., this has been evidenced by notable policy initiatives and commercial contractors’ growing share of federally funded space activity.

Launch Costs and Small Satellite Proliferation
The emergence of large reusable rockets, such as SpaceX’s Falcon 9 and Blue Origin’s upcoming New Glenn rocket, have significantly reduced launch costs over the past decade according to NASA. Additionally, small launch providers have been actively pursuing the market for delivering smaller satellites into LEO. The competition among launch providers is creating a unique opportunity for new space entrants to grow quickly and take advantage of the fact that the per-kilogram cost of launching satellites to LEO is as low as approximately $2,700/kg. Improving launch economics have driven an increase in assets sent to orbit, with both commercial providers and governments participating.

The satellite market has gone through a paradigm shift over the past 10 years, with larger numbers of Smallsats, defined as any satellite under 600 kg, replacing large, exquisite satellites that have traditionally been placed into geosynchronous Earth orbit, or GEO. Smallsat adoption has increased as satellite technology has miniaturized. In LEO, more capability can be offered without the need for redundancy and radiation tolerance that is expected for the harsher GEO environment. The annual number of Smallsats launched has increased almost eightfold since 2012. In 2021, 94% of all launches included a Smallsat, up from 24% in 2012, per Bryce Space and Technology. We anticipate continued growth in the satellite constellation market given the relatively short lifespan, need for larger constellations to provide global coverage and continued technological advancements.

In the U.S., the Space Development Agency is planning to launch thousands of small satellites in support of the National Defense Space Architecture. The advent of the Space Force and interest in Smallsats from the intelligence community has established the DoD as a significant stakeholder in the space economy as space becomes a contested domain. Missile defense capabilities and hardened, low-latency military communications networks are critical for the U.S. to counter aggression from near-peer threats. Additionally, hundreds of commercial providers of internet broadband, imagery and other value-added services have applied to launch over 50,000 small satellites in the next decade as they seek to secure market share in the new space economy. This compares to just 6,000 satellites in orbit as of April 2020.

LEO Commercialization & In-Space Servicing, Assembly and Manufacturing
A major growth opportunity for the global space economy is the increased commercialization of LEO. Increased accessibility to space has given rise to a growing number of start-up technology companies that aim to serve diverse end-markets including energy, telecommunications, tourism and Internet-of-things connectivity. The Company currently has nine active manufacturing and biotechnology payload facilities currently on the ISS, which demonstrates the increasing demand for living and working in space.
Other fast currents in LEO include space tourism and sustainable human space habitats. The International Space Station has served as a breeding ground for the commercialization of space and many well-funded operators have announced a vision to enable millions of humans visiting and living in space.

Competition
We operate in competitive markets that are sensitive to technological advances and generally encounter highly diverse competition to win contracts from other firms, including lower and mid-tier federal contractors with specialized capabilities and large defense contractors with broad capabilities. Some of our competitors in each of our markets are larger than we are and can maintain higher levels of expenditures for research and development. In each of our markets, we concentrate on the opportunities that we believe are compatible with our resources, overall technological capabilities and objectives. Principal competitive factors in these markets are product quality and reliability; technological capabilities, including reliable, resilient and innovative space infrastructure technologies; service; past performance; ability to develop and implement complex, integrated solutions; ability to meet delivery schedules; and cost-effectiveness. We believe that we compete favorably on the basis of these factors.

We frequently “partner” or are involved in subcontracting and teaming relationships with companies that are, from time to time, competitors on other programs. We compete domestically and internationally against space systems components providers, including Amergient Technologies, Space Micro Inc., Rocket Lab Space Systems (a segment of Rocket Labs), and in some instances against large companies such as Northrup Grumman. As a result of our M&A strategy, the Company’s total accessible market has evolved over time and changed our competitive platform, which has historically included non-traditional aerospace and defense contractors and occasionally large aerospace and defense companies. Our defense prime contractor customers could decide to pursue one or more of our product development areas as a core competency and insource that technology development and production rather than purchase that capability from us as a supplier. This competition could result in fewer customer orders and a loss of market share.

In addition, some of our foreign competitors currently benefit from, and others may benefit in the future from, protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with aerospace technology development activities for these competitors. This market environment may result in increased pressures on our pricing and other competitive factors.

Resources

Research and Development
Our research and product development programs are intended to advance the future of space infrastructure. We have both internally and externally funded research and development projects. Our business strategy is dependent on technological advancements that support our existing and future products and solutions. Our focus for research and development aligns with our strategic focus areas outlined above with particular emphasis on areas of significant growth and long-term opportunity. Looking forward, we expect to continue our investment in fields that we believe offer the greatest opportunities for long-term growth and profitability.

We conduct research and development principally in the United States and Luxembourg. Research and development expenses were $4.9 million for the year ended December 31, 2022.
Intellectual Property
We own a substantial intellectual property portfolio that includes many U.S. and foreign patents, as well as many U.S. trademarks, domain names and copyrights. We actively pursue internal development of intellectual property. In addition to our patent portfolio, we own other intellectual property such as unpatented trade secrets, know-how, data and software. Additionally, we rely on licenses of certain intellectual property to conduct our business operations, including certain proprietary rights licensed to and from third parties. While our intellectual property rights in the aggregate are important to our operations, we do not believe that any particular trade secret, patent, trademark, copyright, license or other intellectual property right is of such importance that its loss, expiration or termination would have a material effect on our business.
Raw Materials and Suppliers
We are generally engaged in light manufacturing activities and have limited exposure to fluctuations in the supply of raw materials. When we manufacture and sell products and systems, most of the value that we provide is labor oriented, such as design, engineering, assembly and test activities. In manufacturing our products, we use our own production capabilities as well as a base of third-party suppliers and subcontractors. Certain aspects of our manufacturing activities require relatively scarce raw materials; occasionally, we have experienced difficulty in our ability to procure raw materials, components, sub-assemblies and other supplies required in our manufacturing process.
Regulatory

Federal Communications Commission
The regulations, policies and guidance issued by the Federal Communications Commission (“FCC”) apply to the operation of our spacecraft. When we communicate with our spacecraft using any part of the electromagnetic spectrum, we are operating a space station to which FCC regulations apply. Operators of regulated space stations are required to hold and maintain compliance with proper licenses throughout the duration of any given mission. We are currently preparing an FCC license application in connection with the Archinaut One program.

The FCC enacted a new set of licensing guidelines for small satellites and related systems that may apply to future spacecraft. As a result, we may face a transition to the small satellite licensing guidelines. Additionally, the FCC is currently considering additional rules which could change the operational, technical and financial requirements for commercial space operators subject to U.S. jurisdiction. If these proposed rules become final, they could change system design and financial costs in order to comply with or secure new Redwire spectrum licensure.

National Oceanic and Atmospheric Administration
Redwire spacecraft will operate with space-qualified photographic equipment installed. While primarily intended to function as mission assurance tools, these cameras may be capable of capturing incidental Earth imagery while in orbit. As such, these cameras may be subject to the licensing requirements and regulations of National Oceanic and Atmospheric Association’s (“NOAA") Commercial Report Sensing Regulatory Affairs (“CRSRA”) office. We are currently assessing the applicability of NOAA’s licensing requirements and exclusions in connection with the Archinaut One program.

The Federal Aviation Administration
As a participant in launch activities, we are indirectly subject to the license requirements of the Federal Aviation Administration’s (“FAA”) Office of Commercial Space Transportation (“AST”). The FAA regulates the airspace of the United States, through which launch vehicles must fly during launch to orbit. The AST office predominantly processes launch license requests submitted by launch vehicle operators, which include information on the constituent payloads flying on any given mission. As a result, reviews of our payloads by AST will occur during, for example, the processing of a launch vehicle provider launch license.

International Traffic in Arms Regulations and Export Controls
Our orbital infrastructure business is subject to, and we must comply with, stringent U.S. import and export control laws, including the International Traffic in Arms Regulations (“ITAR”), Export Administration Regulations (“EAR”) of the Bureau of Industry and Security of the U.S. Department of Commerce, and the European Union (“EU”) export controls. The ITAR generally restricts the export of hardware, software, technical data and services that have defense or strategic applications. The EAR and EU export controls similarly regulate the export of hardware, software and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States and EU, as applicable.
Human Capital
We are committed to technical excellence and mission success which is reinforced by our core values:
•Integrity: We stand for honesty, fairness, and commitment in all that we do, and an uncompromising adherence to ethical behavior.
•Innovation: We are change agents. We find new ways to solve our customers’ most challenging problems. Our thought leadership will create new opportunities for better ways to accomplish our goals.
•Impact: We will have a positive impact on our industry, community, nation and humanity. We focus on solving important problems that will shape future outcomes in a positive way.
•Inclusion: We believe in the value of diverse perspectives. Individuals from all backgrounds, experiences and skill sets are needed to make Redwire successful. We value each other.
•Excellence: We are focused professionals who are committed to delivering results.

We strive to be the employer of choice in the space community. As of December 31, 2022, we had approximately 700 employees based in the United States, Belgium and Luxembourg.

We have an established and experienced human resources team that is leading this effort. Most of our employees fall into one or more of the following categories: (a) graduates from well-regarded engineering universities with a desire to make a long-term impact, (b) experienced engineers from other aerospace companies who are excited about the ongoing innovation and industry transformations that we believe we are driving, and (c) founders and employees from companies we have acquired. Many of these employees are highly accomplished in their fields and earned advanced degrees in concentrations such as aerospace engineering, mechanical engineering, physics, chemistry, robotics and astronomy.

Recruitment
Based on existing programs, we are planning to increase the size of our workforce by approximately 20% to support already contracted work and anticipated new awards in 2023, while also considering industry average attrition rates. We have established an experienced talent acquisition team and anticipate that we will be able to achieve this goal based on our past record. Our recruitment efforts are focused on hiring diverse space-industry experienced talent who are attracted to the Redwire Mission.

As we continue to grow, we are increasing our recruiting capacity by expanding our talent acquisition team of professionals, utilizing AI sourcing tools, and enhancing internal incentives for recruitment. In addition, we are continuing to develop our compensation and benefits programs to compete for talent in a tight labor market. One particular recruitment advantage the Company has is the ability to offer equity participation through the Redwire Corporation 2021 Omnibus Incentive Plan. This program encourages a “founder mentality”.

Diversity and Inclusion
Redwire is committed to recruiting, retaining and promoting a diverse workforce. We support several organizations supporting diversity in the aerospace field, such as: the Brooke Owens Fellowship, the Matthew Isakowitz Fellowship, and the ZED Factor Fellowship program. At Redwire, Inclusion is a core value. We are implementing programs that celebrate the diversity of our workforce and highlight the contributions of under-represented communities. Through our leadership communications, community sponsorships and policy development, we are committed to a culture that promotes diversity and inclusion throughout the company and our industry.

Compensation and Benefits
We strive to offer competitive salaries and benefits. Management monitors the changing labor conditions at a national and local level and adjusts compensation packages in order to attract and retain high performing individuals. The Company offers short- and long-term incentive programs, a defined contribution plan, healthcare benefits, flexible paid time off as well as employee assistance programs. The Company’s incentives programs are intended to motivate and reward strong performance.

Available Information
Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are available free of charge through our website (www.redwirespace.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the Securities and Exchange Commission. The information contained on the Company’s website is not included in, nor incorporated by reference into, this Annual Report on Form 10-K.

Item 1A. Risk Factors

Readers should carefully consider the following risk factors, together with all of the other information included in this Annual Report on Form 10-K. The risks and uncertainties described herein may not be the only ones facing the Company and are not organized in order of priority. Additional risks and uncertainties not presently known to management or that management currently believes to be immaterial may also adversely affect the Company’s business. If any of the following risks and uncertainties develop into actual events, it could affect the Company’s business, financial condition, or results of operations, cause the trading price of the Company’s common stock to decline, or cause actual results to differ materially from those expected.

Risk Factors Summary

Some of the principal risks that may impact our business and results of operations are listed below:

Business and Industry Risks
•Risks associated with the continued economic uncertainty, including high inflation, supply chain challenges, labor shortages, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects;
•the failure of financial institutions or transactional counterparties could adversely affect our current and projected business operations and our financial condition and results of operations;
•our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter;
•if we are unable to successfully integrate our recently completed and future acquisitions or successfully select, execute or integrate future acquisitions into the business, our operations and financial condition could be materially and adversely affected;
•our ability to grow our business depends on the successful development and continued refinement of many of our proprietary technologies, products, and service offerings;
•competition with existing or new companies could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share;
•our projections of future financial results are based on a number of assumptions by our management, some or all of which may prove to be incorrect, and actual results may differ materially and adversely from such projections;
•adverse publicity stemming from any incident involving Redwire or our competitors could have a material adverse effect on our business, financial condition and results of operations;
•unsatisfactory performance of our products and services could have a material adverse effect on our business, financial condition and results of operations;
•the market for in-space infrastructure services has not been established with precision, is still emerging and may not achieve the growth potential that we expect or may grow more slowly than expected;
•we may in the future invest significant resources in developing new offerings and exploring the application of our technologies for other uses and those opportunities may never materialize;
•we may not be able to convert our orders in backlog into revenue;
•a portion of our business model is related to the in-space manufacture and robotic assembly of space structures, a technology that is still in development and has not been fully validated through in-space deployment and testing;
•our reliance on third-party launch vehicles to launch our spacecraft and customer payloads into space;
•our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide;

Government Contract Risks
•the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows;

•we depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited;

Regulatory Risks
•we are subject to stringent U.S. economic sanctions, and trade control laws and regulations;
•we have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties;
•if we fail to adequately protect our intellectual property rights, our competitive position could be impaired and our intellectual property applications for registration may not be issued or be registered;
•protecting and defending against intellectual property claims could have a material adverse effect on our business;

Risks Related to Financing and the Ownership of our Securities
•our level of indebtedness and the potential need for substantial funding to finance our operations, which may not be available when we need it, on acceptable terms or at all;
•we may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all;
•the reduced relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock as a result of the issuance and sale of shares of our Series A Convertible Preferred Stock;
•AE Industrial Partners and Bain Capital have significant influence over us, which could limit other investors’ ability to influence the outcome of key transactions;
•provisions in the Certificate of Designation related to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock;
•our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock;
•there may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock to fall;
•the trading price of our common stock and warrants is and may continue to be volatile;
•risks related to the actions of short sellers of our common stock;

Risks Related to Being a Public Company
•our management team has limited experience managing a public company; and
•if we were to identify additional material weaknesses or other deficiencies, or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately and timely report our financial results, in which case our business may be harmed and investors may lose confidence in the accuracy and completeness of our financial reports.

Risks Relating to the Company’s Business and Industry
Our results could be affected by continued economic uncertainty, an economic slowdown or a recession.
The current macroeconomic environment is characterized by high inflation, supply chain challenges, labor shortages, high interest rates, foreign currency exchange volatility, volatility in global capital markets and growing risk of recession. Concerns about the systemic impact of a potential widespread recession (in the U.S. or internationally) or geopolitical issues have led to increased market volatility and diminished growth expectations in the U.S. economy and abroad. The foregoing factors have affected the Company’s cost of capital, financial condition and results of operations. Decreases in the availability and cost of supplies have caused stress in our domestic and foreign supplier base and have resulted in shortages and delays for the procurement of materials, components and other supplies required for the Company’s products. The macroeconomic environment has also impacted the cost and schedule of numerous programs in our existing backlog resulting in program execution delays. The near and long-term implication of these delays and the timing of new awards remains uncertain. Further, inflation and supply chain pressures have resulted in unfavorable cost estimates at completion adjustments related to increased production costs, which has impacted our revenues, primarily in the Mission Solutions reporting unit, increased research and development costs, and increased cost of capital. In 2022, these factors had a material adverse effect on our results of operations including the impairment expense recorded in the second and fourth quarters.

In addition, during 2022, the U.S. dollar strengthened against foreign currencies. The U.S dollar may continue to strengthen against foreign currencies as the U.S. Federal Reserve further raises the federal funds interest rate, which could further impact our reported expenses.

A severe or prolonged economic downturn, including a recession or depression, could impact our customer spending and as a result, impact our business, including our revenues and our ability to raise additional capital when needed on favorable terms or at all. We cannot anticipate the impact of the current economic environment on our business and any of the foregoing could materially harm our business. Nevertheless, if economic conditions worsen or a recession occurs, our business, operations and financial results could be materially adversely affected.

The failure of financial institutions or transactional counterparties could adversely affect our current and projected business operations and our financial condition and results of operations
On March 10, 2023, Silicon Valley Bank (SVB) was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although we do not have any funds deposited with SVB and Signature Bank, we regularly maintain cash balances with other financial institutions in excess of the FDIC insurance limit. A failure of a depository institution to return deposits could impact access to our invested cash or cash equivalents and could adversely impact our operating liquidity and financial performance.

Additionally, future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy, including our ability to access existing debt under the terms of our Adams Street Credit Agreement, may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. The tightening of credit in financial markets outside of the U.S. could adversely affect the ability of our customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for our products and services or impact the ability of our customers to make payments.

If the current equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to alter our operating plans.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:
•forecast our revenue and budget for and manage our expenses;
•attract new customers and retain existing customers;
•effectively manage our growth and business operations, including planning for and managing capital expenditures for our current and future space and space-related systems and services, managing our supply chain and supplier relationships related to our current and future product and service offerings, and integrating acquisitions;
•comply with existing and new or modified laws and regulations applicable to our business, including the impact of Small Business Innovation Research (“SBIR”) and other small business set aside ineligibility of newly acquired entities;
•anticipate and respond to macroeconomic changes and changes in the markets in which we operate;
•maintain and enhance the value of our reputation and brand;
•develop and protect intellectual property; and
•hire, integrate and retain talented people at all levels of our organization.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more developed market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or changes or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

As part of growing our business, we have and may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.
Since our inception in 2020, we have made a number of acquisitions and, continue to integrate acquired technology and personnel with respect to some of those acquisitions. Failure to successfully identify, complete, manage and integrate acquisitions, including our recent acquisitions, could materially and adversely affect our business, financial condition and results of operations and could cause the Company’s stock price to decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, and a failure to obtain such approvals and licenses could result in delays and increased costs, and may disrupt our business strategy. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. We may also participate in partnerships or joint ventures as a result of acquisitions. In connection with our acquisition of Space NV, we now participate in two joint ventures, Redu Space Service SA/NV (“RSS”) and Redu Operations Services SA/NV (“ROS”), both governed by Belgian law. We may not be able to continue the operational success of the businesses we acquire or successfully finance or integrate such businesses or the businesses with which we form a partnership or joint venture, including RSS and ROS. In addition, we may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of such acquisitions or participations. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of the Company and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

We may not be able to maintain or increase profitability or positive cash flow.
We expect our operating expenses to increase over the next several years as we scale our operations, increase research and development efforts relating to new offerings and technologies, and hire more employees. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from maintaining or increasing profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

Our ability to grow our business depends on the successful development and continued refinement of many of our proprietary technologies, products, and service offerings, which are subject to many uncertainties, some of which are beyond our control.
The market for our products and services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments would result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from providing innovative products, engineering services and manufacturing and technical solutions that are based upon today’s leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market product and service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing customer preferences. We may not be successful in identifying, developing and marketing products or systems that respond to rapid technological change, evolving technical standards and systems developed by others.

We believe that, in order to remain competitive in the future, we will need to continue to invest significant financial resources to develop new offerings and technologies or to adapt or modify our existing offerings and technologies, including through internal research and development, acquisitions and joint ventures or other teaming arrangements. These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new offerings and technologies or identification of and expansion into new markets. Due to the design complexity of our products, we may, in the future, experience delays in completing the development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our products will develop or continue to expand or that we will be successful in newly identified markets as we currently anticipate. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business or fund other liquidity needs and our business prospects, financial condition and results of operations could be materially and adversely affected. Furthermore, we cannot be sure that our competitors will not develop competing technologies that gain market acceptance in advance of our products.

We also rely on our customers to fund/co-fund development of new offerings and technologies. If our customers reduce their investments, that may impact our ability to bring new products and services to market and/or increase the investment that is necessary for the Company to make in order to remain competitive, either of which could have a material adverse effect on our business, results of operations and financial condition.

Additionally, the possibility exists that our competitors might develop new technology or offerings that might cause our existing technology and offerings to become obsolete. If we fail in our new product development efforts or our products or services fail to achieve market acceptance more rapidly as compared to our competitors, our ability to procure new contracts could be negatively impacted, which could negatively impact our results of operations and financial condition.

Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.
We operate in competitive markets and generally encounter highly diverse competition to win contracts from other firms, including lower and mid-tier federal contractors with specialized capabilities, large defense contractors and the federal government. Additionally, our markets are facing increasing industry consolidation, resulting in larger competitors who have more market share putting more downward pressure on prices and offering a more robust portfolio of products and services. We are subject to competition based upon product design, performance, pricing, quality, and services. Our product performance, engineering expertise, and product quality have been important factors in our growth. While we try to maintain competitive pricing on those products that are directly comparable to products manufactured by others, in many instances our products will conform to more exacting specifications and carry a higher price than analogous products. Many of our customers and potential customers have the capacity to design and internally manufacture products that are similar to our products. We face competition from research and product development groups and the manufacturing operations of current and potential customers, who continually evaluate the benefits of internal research, product development, and manufacturing versus outsourcing. Our defense prime contractor customers could decide to pursue one or more of our product development areas as a core competency and insource that technology development and production rather than purchase that capability from us as a supplier. This competition could result in fewer customer orders and a loss of market share.

We compete domestically and internationally against space systems components providers, including Amergient Technologies, Space Micro Inc., Rocket Lab Space Systems (a segment of Rocket Labs), and in some cases against large companies such as Northrup Grumman. We may also face competition in the future from emerging low-cost competitors in Europe, India, Russia and China. Competition in our guidance, navigation and control business is highly diverse, and while our competitors offer different products, there is often competition for contracts that are part of governmental budgets. Our major existing and potential competitors for our guidance, navigation and control business include

In addition, some of our foreign competitors currently benefit from, and others may benefit in the future from, protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with aerospace technology development activities for these competitors. This market environment may result in increased pressures on our pricing and other competitive factors.

We believe our ability to compete successfully in designing, engineering and manufacturing our products and services at significantly reduced cost to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to meet our customers’ needs and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations would be adversely affected.

A limited number of customers make up a high percentage of our revenue. If we cannot maintain these relationships, our future operating results will be adversely affected.
Revenues from our three largest customers, Customer A, Customer B. and Customer C, were approximately 13.5%, 12.5% and 10.7%, respectively, of our total revenues for the years ended December 31, 2022. The revenue attributable to our top customers has fluctuated in the past and may fluctuate in the future, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects. In addition, the termination of these relationships, including following any failure to renew a long-term contract, could result in a temporary or permanent loss of revenue.

Matters relating to or arising from our Audit Committee investigation, including regulatory investigations and proceedings, litigation matters, and potential additional expenses, may adversely affect our business and results of operations. We may also become involved in litigation from time to time that may materially adversely affect us.
On November 5, 2021, the Company was notified of potential accounting issues with a business unit by an employee in connection with his resignation. Management promptly informed the independent Audit Committee and its independent registered public accounting firm. The Audit Committee promptly engaged independent, external legal and accounting firms to complete an independent investigation. After completing its investigation, the Audit Committee concluded that the potential issues raised by the former employee did not require a restatement or adjustment of the Company’s previously issued consolidated financial statements relating to any prior periods, even though the investigation confirmed the existence of previously identified internal control deficiencies as well as identified certain additional internal control deficiencies. The Company self-reported this matter to the Securities and Exchange Commission (“SEC”) on November 8, 2021 and continues to cooperate with any requests from the SEC.

Additionally, on December 17, 2021, the Company, our CEO, Peter Cannito, and, our CFO, William Read, were named as defendants in a putative class action complaint filed in the United States District Court for the Middle District of Florida. In the complaint, the plaintiff alleges that the Company and certain of its directors and officers made misleading statements and/or failed to disclose material facts about the Company’s business, operations, and prospects, allegedly in violation of Section 10(b) (and Rule 10b-5 promulgated thereunder) and Section 20(a) of the Exchange Act. As relief, the plaintiffs are seeking, among other things, compensatory damages. The defendants believe the allegations are without merit and intend to defend the suit vigorously. On August 16, 2022, the defendants moved to dismiss the complaint in its entirety, and such motion was denied by the Court on March 22, 2023. However, given the early stage of the proceedings, a reasonable estimate of the amount of any possible loss or range of loss cannot be made at this time.

From time to time, we have also become and may in the future be involved in legal proceedings relating to various matters, including intellectual property, commercial, employment, class action, whistleblower and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Litigation and governmental and regulatory investigations and proceedings are time-consuming, and may divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation and governmental and regulatory investigations and proceedings are inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

The COVID-19 pandemic adversely affected our business and may continue to adversely affect our business.
The global spread of COVID-19 has disrupted certain aspects of our operations and any future variants or outbreaks of the virus may adversely impact our business operations and financial results, including our ability to execute on our business strategy and goals. A resurgence of COVID-19 or another health pandemic or epidemic can disrupt our business and adversely materially impact our financial results.

Adverse publicity stemming from any incident or perceived risk involving us, our customers, users of our products and services, other operators in the space sector or our competitors could have a material adverse effect on our stock price, business, financial condition and results of operations.
We are at risk of adverse publicity stemming from any public incident or perceived risk involving our company, our customers, users of our products and services, other operators in the space sector, our competitors, our people or our brand. If certain of our products and services are sold to customers, and such customers were to be involved in a public incident, accident or catastrophe, or if the market believed there to be substantial risks within our industry, this could create an adverse public perception of spaceflight and result in decreased customer demand for spaceflight experiences, which could cause a material adverse effect on our stock price, business, financial conditions and results of operations. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from any such incident, accident or catastrophe.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, our ability to grow our business may suffer.
The success of our business depends in part on effectively designing, producing and engineering developmental technologies related to satellites and space structures, testing of sensors and cameras/trackers used in space and satellite applications, providing engineering services and aerospace product development and developing products for deployable structure systems, thermal management systems and advanced manufacturing in the aerospace industry. If for any reason we are unable to continue to manufacture, design and develop technologies as planned or provide the services and products that our customers expect from us, this could have a material adverse effect on our business, financial condition and results of operations. If our current or future product and service offerings do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, this could cause operational delays. In addition, any delay in manufacturing new products as planned could increase costs and cause our products and services to be less attractive to potential new customers. Further, certain government bodies may have priority with respect to the use of our products and services for national defense reasons, which may impact our cadence of producing and selling products and services to other customers. Any production, operational or manufacturing delays or other unplanned changes to our ability to design, develop and manufacture our products or offer our services could have a material adverse effect on our business, financial condition and results of operations.

Our business involves significant risks and uncertainties that may not be covered by insurance or indemnity.
A significant portion of our business relates to designing, developing, engineering and manufacturing advanced space technology products and systems. New technologies may be untested or unproven. Failure of some of these products and services could result in extensive property damage. Accordingly, we may incur liabilities that are unique to our products and services.

We endeavor to obtain insurance coverage from established insurance carriers to cover these risks and liabilities consistent with industry norms. However, the amount of insurance coverage that we maintain may not be adequate to cover all claims or liabilities. Existing coverage may be canceled while we remain exposed to the risk and it is not possible to obtain insurance to protect against all operational risks, natural hazards and liabilities.

We have historically insured certain of our products to the extent that insurance was available on acceptable premiums and other terms. The insurance proceeds received in connection with a partial or total loss of the functional capacity of certain of our products would not be sufficient to cover the replacement cost, if we choose to do so, of such products. In addition, this insurance will not protect us against all losses to our products due to specified exclusions, deductibles and material change limitations and it may be difficult to insure against certain risks, including on orbit performance of an overall system or portion of such a system. In addition, problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and patent rights, labor, learning curve assumptions or materials and components could prevent us from achieving contractual requirements. In many circumstances, we may receive indemnification from the U.S. government. We generally do not receive indemnification from foreign governments.

The price and availability of insurance fluctuate significantly. Although we have historically been able to obtain insurance coverage, we cannot guarantee that we will be able to do so in the future. Any determination we make as to whether to obtain insurance coverage will depend on a variety of factors, including the availability of insurance in the market, the cost of available insurance and other factors. Insurance market conditions or factors outside our control at the time we are in the market for the required insurance, such as unrelated launch failures and on-orbit failures, could cause premiums to be significantly higher than current estimates and could reduce amounts of available coverage. The cost of our insurance has been increasing and may continue to increase. Higher premiums on insurance policies will reduce our operating income by the amount of such increased premiums. If the terms become less favorable than those currently available, there may be limits on the amount of coverage that we can obtain or we may not be able to obtain insurance at all.

In addition, any accident or incident for which we are liable, even if fully insured, could negatively affect our standing with our customers and the public, thereby making it more difficult for us to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future. Any disruption of our ability to operate our business could result in a material decrease in our revenues or significant additional costs to replace, repair or insure our assets, which could have a material adverse impact on our financial condition and results of operations.

If we fail to respond to commercial industry cycles in terms of our cost structure, manufacturing capacity, and/or personnel needs, our business could be seriously harmed.
The timing, length, and severity of the up-and-down cycles in the commercial space, defense, space and space related industries, as a result of macro-economic conditions, market-wide liquidity shortages or for other reasons, are difficult to predict. The cyclical nature of the industries in which we operate affects our ability to accurately predict future revenue, and in some cases, future expense levels. During down cycles in our industry, the financial results of our customers may be negatively impacted, which could result not only in a decrease in orders but also a weakening of their financial condition that could impair our ability to recognize revenue or to collect on outstanding receivables. When cyclical fluctuations result in lower than expected revenue levels, operating results may be adversely affected and cost reduction measures may be necessary in order for us to remain competitive and financially sound. We must be in a position to adjust our cost and expense structure to reflect prevailing market conditions and to continue to motivate and retain our key employees. If we fail to respond, then our business could be seriously harmed. In addition, during periods of rapid growth, we must be able to increase engineering and manufacturing capacity and personnel to meet customer demand. We can provide no assurance that these objectives can be met in a timely manner in response to industry cycles. Each of these factors could adversely impact our operating results and financial condition.

Any delays in the development, design, engineering and manufacturing of our products and services may adversely impact our business, financial condition and results of operations.
We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, production, delivery and servicing ramp of our systems, products, technologies, services, and related technology, including on account of the global COVID-19 health crisis and current macroeconomic conditions. If delays like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing improvements or design and safety, we could experience issues or delays in increasing production further.

If we encounter difficulties in scaling our delivery or servicing capabilities, if we fail to develop and successfully commercialize our products and services, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived to offer less mission assurance than those of our competitors, our business, financial condition and results of operations could be materially and adversely impacted.

Unsatisfactory performance of our products and services could have a material adverse effect on our business, financial condition and results of operation.
We manufacture, design and engineer highly sophisticated systems, products, technologies and services and offer onsite engineering services and aerospace product development that depends on complex technology. While we have built operational processes to ensure that the design, manufacture, performance and servicing meet rigorous performance goals, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, operator error, cyber-attacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety or mission assurance issue may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased mission assurance infrastructure and other costs that may arise. Such issues with our products and services could result in our customers’ delaying or cancelling planned missions, increased regulation or other systemic consequences. Our inability to meet our mission assurance standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property could have a material adverse effect on our business, financial condition and results of operation.

Our results of operations and cash flows are substantially affected by our mix of fixed-price, cost-plus and time-and-material type contracts. Our profits may decrease and/or we may incur significant unanticipated costs if we do not accurately estimate the costs of these engagements.
We generate revenue through various fixed-price, cost-plus and time-and-material contracts. A significant number of our arrangements with our customers are on fixed-price contracts, rather than contracts in which payment to us is determined on a time and materials or other basis. These fixed-price contracts allow us to benefit from cost savings, but subject us to the risk of potential cost overruns, particularly for firm fixed-price contracts because we assume all of the cost burden. If our initial estimates are incorrect, we can lose money on these contracts. U.S. government contracts can expose us to potentially large losses because the U.S. government can hold us responsible for completing a project or, in certain circumstances, paying the entire cost of its replacement by another provider regardless of the size or foreseeability of any cost overruns that occur over the life of the contract. Because many of these contracts involve new technologies and applications and can last for years, unforeseen events, such as technological difficulties, fluctuations in the price of raw materials, a significant increase in inflation in the U.S. or other countries, problems with our suppliers and cost overruns, can result in the contractual price becoming less favorable or even unprofitable to us over time. Our failure to estimate accurately the resources and schedule required for a project, or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price contract was based, could adversely affect our overall profitability and could have a material adverse effect on our business, financial condition, and results of operations. We are consistently entering into contracts for large projects that magnify this risk. We have been required to commit unanticipated additional resources to complete projects in the past, which has occasionally resulted in losses on those contracts. We could experience similar situations in the future. In addition, we may fix the price for some projects at an early stage of the project engagement, which could result in a fixed price that is too low. Therefore, any changes from our original estimates could adversely affect our business, financial condition, and results of operations.

Our cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract.
We provide various professional services, specialized products, and sometimes procure equipment and materials on behalf of our customers under various contractual arrangements. From time to time, in order to ensure that we satisfy our customers’ delivery requirements and schedules, we may elect to initiate procurement in advance of receiving final authorization from the government customer or a prime contractor. In addition, from time to time, we may build production units in advance of receiving an anticipated contract award. If our government or prime contractor customer’s requirements should change or if the government or the prime contractor should direct the anticipated procurement to another contractor, or if the anticipated contract award does not materialize, or if the equipment or materials become obsolete or require modification before we are under contract for the procurement, our investment in the equipment or materials might be at risk if we cannot efficiently resell them. This could reduce anticipated earnings or result in a loss, negatively affecting our cash flow and profitability.

Our products are complex, and undetected defects may increase our costs, harm our reputation with customers or lead to costly litigation.
Our products are extremely complex and must operate successfully with complex products of our customers and their other vendors. Our products may contain undetected errors when first introduced or as we introduce product upgrades. The pressures we face to be the first to market new products or functionality and the elapsed time before our products are integrated into our customers’ systems increases the possibility that we will offer products in which we or our customers later discover problems. We have experienced new product and product upgrade errors in the past and expect similar problems in the future. These problems may cause us to incur significant warranty costs and costs to support our service contracts and divert the attention of personnel from our product development efforts. Also, hostile third parties or nation states may try to install malicious code or devices into our products or software. Undetected errors may adversely affect our product’s ease of use and may create customer satisfaction issues. If we are unable to repair these problems in a timely manner, we may experience a loss of or delay in revenue and significant damage to our reputation and business prospects. Many of our customers rely upon our products for mission-critical applications. Because of this reliance, errors, defects, or other performance problems in our products could result in significant financial and other damage to our customers. Our customers could attempt to recover those losses by pursuing products liability claims against us which, even if unsuccessful, would likely be time-consuming and costly to defend and could adversely affect our reputation.

The market for in-space infrastructure services has not been established with precision, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.
A substantial portion of our business involves in-space infrastructure services, the market for which has not been established with precision as the commercialization of space is a relatively new development and is rapidly evolving. Our estimates for the total addressable markets for in-space infrastructure services are based on a number of internal and third-party estimates, including our current backlog, assumed prices at which we can offer services, assumed frequency of service, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates of the total addressable markets for in-space infrastructure services are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable markets for in-space infrastructure services, as well as the expected growth rate for the total addressable market for those products and services, may prove to be incorrect, which could have a material adverse effect on our business, financial condition and results of operation.

We may in the future invest significant resources in developing new offerings and exploring the application of our technologies for other uses and those opportunities may never materialize.
While our primary focus for the foreseeable future will be on our satellite design/manufacturing, satellite component and subsystem design/manufacturing, guidance, navigation and control, and deployables businesses, we may invest significant resources in developing new technologies, services, products and offerings. However, we may not realize the expected benefits of these investments. In addition, we expect to explore the application of our proprietary technologies for other commercial and government uses, including those that are Earth-based. These anticipated technologies, however, are unproven and these products or technologies may never materialize or be commercialized in a way that would allow us to generate ancillary revenue streams. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition from our competitors within the space-infrastructure industry, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.

Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations, and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.

We may not be able to convert our orders in backlog into revenue.
As of December 31, 2022, our contracted backlog consisted of $313.1 million in customer contracts. However, many of these contracts are cancellable by customers for convenience. In the event of a cancellation for convenience, we are generally entitled to be compensated for the work performed up to the date of cancellation. The remaining amounts may not be collected in this situation.

In addition, backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. Furthermore, some contracts comprising the backlog are for services scheduled many years in the future, and the economic viability of customers with whom we have contracted is not guaranteed over time. As a result, the contracts comprising our backlog may not result in actual revenue in any particular period or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of missions and adjustments to contracts may also occur. The failure to realize some portion of our backlog could adversely affect our revenues and gross margins. Furthermore, the presentation of our financial results requires us to make estimates and assumptions that may affect revenue recognition and changes in estimates are likely to occur from period to period. Accordingly, actual results could differ significantly from our estimates.

A portion of our business model is related to the in-space manufacture and robotic assembly of space structures. The technology for these processes is still in development and has not been fully validated through in-space deployment and testing. If we are unable to develop and validate such technology or technology for other planned services, our operating results and business will be materially adversely affected.
While we plan to initially develop technologies related to additive manufacturing of on-orbit satellites and structures at costs lower than our competitors, the success of our business is in large part dependent on our ability to develop more powerful and efficient in-space manufacturing technology and space-capable robotics. This technology is currently under development and may take longer than anticipated to materialize, if at all, and may never be commercialized in a way that would allow us to generate revenue from the sale of these services and offerings. Relatedly, if such technologies become viable in the future, we may be subject to increased competition, and some competitors may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. If we fail to successfully complete the development and validate this technology through actual deployment and testing of such technology, experience any delays or setbacks in the development of this technology, or encounter difficulties in scaling our manufacturing or assembly capabilities, we may not be able to fully realize our business model and our financial results and prospects would be materially adversely affected. Further, artificial intelligence and related technologies are subject to public debate and potential regulatory scrutiny. Any negative publicity or negative public perception of artificial intelligence could negatively impact our development, use and commercialization of robotics and other technology for use in space.

We are dependent on third-party launch vehicles to launch our spacecraft and customer payloads into space.
Currently there are only a handful of companies who offer launch services, and if this sector of the space industry does not grow or there is consolidation among these companies, we may not be able to secure space on a launch vehicle or such space may be more costly.

We are dependent on third-party launch vehicles to deliver our systems, products and technologies into space. If the number of companies offering launch services or the number of launches does not grow in the future or there is a consolidation among companies who offer these services, this could result in a shortage of space on these launch vehicles, which may cause delays in our ability to meet our customers’ needs. Additionally, a shortage of space available on launch vehicles may cause prices to increase or cause delays in our ability to meet our customers’ needs. Either of these situations could have a material adverse effect on our results of operations and financial condition.

Further, in the event that a launch is delayed, our timing for recognition of revenue may be impacted depending on the length of the delay and the nature of the contract with the customers with payloads on such delayed flight.
Such a delay in recognizing revenue could materially impact our financial statements or result in negative impacts to our earnings during a specified time period, which could have a material effect on our results of operations and financial condition.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.
If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing functions. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and the manufacture of systems, products, technologies and services as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing, design and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for the manufacture, design and testing of our systems, products, technologies and services.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to design, test and produce our vehicles, spaceflight technology and related equipment, and delays in production. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

We may experience a total loss of our technology and products and our customers’ payloads if there is an accident on launch or during the journey into space, and any insurance we have may not be adequate to cover our loss.
Although there have been and will continue to be technological advances in spaceflight, it is still an inherently dangerous activity. Explosions and other accidents on launch or during the flight have occurred and will likely occur in the future. If such incident should occur, we will likely experience a total loss of our systems, products, technologies and services and our customers’ payloads. The total or partial loss of one or more of our products or customer payloads could have a material adverse effect on our results of operations and financial condition. For some missions, we can elect to buy launch insurance, which can reduce our monetary losses from the launch failure, but even in this case we will have losses associated with our inability to test our technology in space and delays with further technology development.

Our financial results may vary significantly from quarter to quarter.
Our revenue and operating results have varied and may continue to vary from quarter to quarter. Reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of our expenses are fixed in the short-term. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when companies are newly acquired.

In addition, payments due to us from our customers may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner. The U.S. government’s fiscal year ends September 30. If a federal budget for the next federal fiscal year has not been approved by that date in each year, our customers may have to suspend engagements that we are working on until a budget has been approved. Any such suspensions may reduce our revenue in the fourth quarter of the federal fiscal year or the first quarter of the subsequent federal fiscal year. The U.S. government’s fiscal year end can also trigger increased purchase requests from customers for equipment and materials. Any increased purchase requests we receive as a result of the U.S. government’s fiscal year end would serve to increase our third or fourth quarter revenue, but will generally decrease profit margins for that quarter, as these activities generally are not as profitable as our typical offerings.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:
•the terms of customer contracts that affect the timing of revenue recognition;
•variability in demand for our services and solutions;
•commencement, completion or termination of contracts during any particular quarter;
•timing of shipments and product deliveries;
•timing of award or performance incentive fee notices;
•timing of significant bid and proposal costs;
•the costs of remediating unknown defects, errors or performance problems of our product offerings;
•variable purchasing patterns under blanket purchase agreements and other indefinite delivery/indefinite quantity (“IDIQ”) contracts;
•restrictions on and delays related to the export of defense articles and services;

•costs related to government inquiries;
•strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;
•strategic investments or changes in business strategy;
•changes in the extent to which we use subcontractors;
•seasonal fluctuations in our staff utilization rates;
•changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and
•the length of sales cycles.

Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt, if any, under the Adams Street Credit Agreement.

Our margins and operating results may suffer if we experience unfavorable changes in the proportion of cost-plus-fee or fixed-price contracts in our total contract mix.
Although fixed-price contracts entail a greater risk of a reduced profit or financial loss on a contract compared to other types of contracts we enter into, fixed-price contracts typically provide higher profit opportunities because we may be able to benefit from cost savings and operating efficiencies. In contrast, cost-plus-fee contracts are subject to statutory limits on profit margins and generally are the least profitable of our contract types. Our U.S. Government customers typically determine what type of contract we enter into. To the extent that we enter into more cost-plus-fee or less fixed-price contracts in proportion to our total contract mix in the future, our margins and operating results may suffer. Our operating results may also suffer to the extent we have a contract mix that is focused on developmental projects, which are typically at lower profit margins as compared to margins on production projects.

Our systems, products, technologies and services and related equipment may have shorter useful lives than we anticipate.
Our growth strategy depends in part on developing systems, products, technologies and services. These reusable systems, products, technologies and services and other space related technology and systems will have a limited useful life. While we intend to design our products and technologies for a certain lifespan, which corresponds to a number of cycles, there can be no assurance as to the actual operational life of a product or that the operational life of individual components will be consistent with its design life. A number of factors will impact the useful lives of our products and systems, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks affecting the technology during launch and in orbit. In addition, any improvements in technology may make our existing products, designs or any component of our products prior to the end of its life obsolete. If our systems, products, technologies and services and related equipment have shorter useful lives than we currently anticipate, this may lead to delays in increasing the rate of our follow on work and new business, which would have a material adverse effect on our business, financial condition and results of operations. In addition, we are continually learning, and as our engineering and manufacturing expertise and efficiency increases, we aim to leverage this learning to be able to manufacture our products and equipment using less of our currently installed equipment, which could render our existing inventory obsolete. Any continued improvements in spaceflight technology and space related technology may make our existing products or any component of our products obsolete prior to the end of its life. If the space related equipment have shorter useful lives than we currently anticipate, this may lead to delays in the manufacturing and design of space and spaceflight components and may also lead to a delay in commencing additional operations or increasing the rate of our operations, or greater maintenance costs than previously anticipated such that the cost to maintain the products and related equipment may exceed their value, which would have a material adverse effect on our business, financial condition and results of operations.

Data breaches or incidents involving our technology could damage our business, reputation and brand and substantially harm our business and results of operations.
If our data and network infrastructure were to fail, or if we were to suffer an interruption or degradation of services in our data center, third-party cloud, and other infrastructure environments, we could lose important manufacturing and technical data, which could harm our business. Our facilities, as well as the facilities of third-parties that maintain or have access to our data or network infrastructure, are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that our or any third-party provider’s systems or service abilities on which we rely are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. Our data center, third-party cloud, and managed service provider infrastructure also could be subject to break-ins, cyber-attacks, denial of service, sabotage, intentional acts of vandalism and other misconduct, from a spectrum of actors ranging in sophistication from threats common to most industries to more advanced and persistent, highly organized adversaries. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of our internal sensitive corporate data, such as financial data, intellectual property, or data related to contracts with commercial or government customers or partners. Such unauthorized access, misuse, acquisition, or modification of sensitive and proprietary data may result in data loss, corruption or unauthorized alteration, interruptions in our operations or damage to our computer hardware or systems or those of our employees and customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to cyber security attacks or natural disasters could cause users to cease using our services and materially and adversely affect our business, prospects, financial condition and results of operations. A security breach that involves classified information could subject us to civil or criminal penalties, loss of a government contract, loss of access to classified information, or debarment as a government contractor. Similarly, a breach that involves loss of customer-provided data could subject us to loss of a customer, loss of a contract, litigation costs and legal damages, and reputational harm.

We use proprietary software which we have developed in our technology infrastructure, which we seek to continually update and improve. This software supports spacecraft and constellation developers in the design, development, deployment, management, maintenance and cyber protection of their space assets. Replacing such systems is often time-consuming and expensive and can also be intrusive to daily business operations. Further, we may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of our systems. We may experience periodic system interruptions from time to time. Any slowdown or failure of our underlying technology infrastructure could harm our business, reputation and ability to execute on our business plan, which could materially and adversely affect our results of operations. Our disaster recovery plan or those of our third-party providers may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

We are highly dependent on the services of our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
The Company is highly dependent on its full senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other skilled personnel, manufacturing and quality assurance, engineering, design, finance, marketing, sales and support personnel. Certain members of our senior management team have extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.

Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. Any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability or could result in difficulties performing under our contracts if our needs for such employees were unmet. Additionally, we do not carry key man insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition and results of operations.

Our business, financial condition and results of operations are subject to risks resulting from broader geographic operations.
Our operations outside of the U.S. may lead to more volatile financial results and make it more difficult for us to manage our business. Reasons for this include, but are not limited to, the following:
•political and economic instability;
•governments’ restrictive trade policies;
•the imposition or rescission of duties, taxes or government royalties;
•exchange rate risks;
•exposure to varying legal standards, including data privacy, security and intellectual property protection in other jurisdictions;
•difficulties in obtaining required regulatory authorizations;
•local domestic ownership requirements;
•requirements that certain operational activities be performed in-country;
•changing and conflicting national and local regulatory requirements; and

•the geographic, language and cultural differences between personnel in different areas of the world.

If we experience a disaster or other business continuity problem, we may not be able to recover successfully, which could cause material financial loss, loss of human capital, regulatory actions, reputational harm, or legal liability.
If we experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, blizzard, terrorist attack, pandemic or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, our facilities, and the proper functioning of our computer, telecommunication, and other business systems and operations. As we attempt to grow our operations, the potential for particular types of natural or man-made disasters, political, economic, or infrastructure instabilities, or other country or region-specific business continuity risks increases. We cannot ensure that provisions in our customer contracts will be legally sufficient to protect us if we are sued and our errors and omissions and product liability insurance coverage may not be adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims may result in significant legal and other costs, be a distraction to our management and harm our reputation.

Our operating results have fluctuated and may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.
Our quarterly and annual operating results have fluctuated and may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including:
•macroeconomic trends;
•unexpected weather patterns, natural disasters or other events that force a cancellation or rescheduling of launches;
•the cost of raw materials or supplied components critical for the manufacture and operation of our systems, products, technologies and services;
•the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;
•developments involving our competitors;
•changes in governmental regulations or in the status of our regulatory approvals or applications;
•future accounting pronouncements or changes in our accounting policies;
•the impact of epidemics or pandemics; and
•general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if any guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt our business.
The occurrence of one or more natural disasters such as fires, floods and earthquakes, unusual weather conditions, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events where our facilities or the launch facilities our transport partners use are located, or where our third-party suppliers’ facilities are located, could adversely affect our business. Natural disasters including tornados, hurricanes, floods and earthquakes may damage our facilities, the launch facilities we use or those of our suppliers, which could have a material adverse effect on our business, financial condition and results of operations. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability for launches to occur as planned, resulting in additional expense to reschedule, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession or depression in the United States or abroad. To the extent these events also impact one or more of our suppliers or result in the closure of any of their facilities or our facilities, we may be unable to fulfill our other contracts.

Net earnings and net assets could be materially affected by an impairment of goodwill.
We have a significant amount of goodwill recorded on our consolidated balance sheet as of December 31, 2022. We are required at least annually to test the recoverability of goodwill or more frequently when events and circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. The recoverability test of goodwill is based on the current fair value of our identified reporting units. Fair value measurement requires assumptions and estimates of many critical factors, including revenue and market growth, operating cash flows and discount rates. During the second and fourth quarter of 2022, the Company performed interim and annual quantitative goodwill impairment tests and determined that the estimated fair value of the Mission Solutions reporting unit was lower than its carrying value and as a result reduced the balance of goodwill on the Mission Solutions reporting unit to zero and recognized a full impairment on certain tangible and intangible assets within the reporting unit. Please refer to Note T of the accompanying notes to the consolidated financial statements for additional information. If general market conditions continue to deteriorate in other portions of our business, we could experience a significant decline in the fair value of our other reporting units. This decline could lead to an impairment of all or a significant portion of the goodwill balance, which could materially affect our U.S. GAAP net earnings and net assets.

Pension funding and costs are dependent on several economic assumptions which, if changed, may cause our future results of operations and cash flows to fluctuate significantly over time.
Through the acquisition of Space NV, the Company sponsors various post-retirement benefit plans for certain non-U.S. employees, including defined benefit pension plans and risk-based coverage for death and disability benefits. All of the Company’s post-retirement benefit obligations relate to supplementary pensions which provide for post-retirement benefits in accordance with Belgium Regulation. The impact of these plans on our results of operations may be volatile in that the amount of expense we record for our post-retirement benefit plans may materially change from year to year due to estimates which are sensitive to changes in several key economic assumptions including, among others, interest rates, rates of return on plan assets and employee turnover. Changes in these factors, including actual returns on plan assets, may affect our plan funding, cash flows and stockholders’ equity.

We have taken actions to mitigate the risk related to our defined benefit pension plans through pension risk transfer transactions whereby we subscribe to group insurance policies, which are funded by employee and employer premiums determined at the beginning of each plan year. Although under the majority of these group insurance policies we are relieved of all responsibility for the associated pension obligations, we ultimately remain responsible for paying benefits under the plans as we are subject to the risk that the insurance company will default on its obligations in future periods. While we believe pension risk transfer transactions are beneficial, there can be no assurance that these transactions will be effective over the long-term. As a result, future fluctuations in our pension obligations could have a material adverse impact on our financial condition, operating results and cash flows.

The Company’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2022, the Company had U.S. federal, state (net), and foreign net operating loss carryforwards (“NOLs”) available to reduce future taxable income of $14.5 million, $3.4 million, and $1.4 million, respectively. The $14.5 million in U.S. federal operating loss carryforwards may be carried forward indefinitely for U.S. federal tax purposes. Certain state net operating losses will begin to expire in 2038. It is possible that the Company will not generate sufficient taxable income to use these NOLs before their expiration or at all.

Any limitation on using NOLs could, depending on the extent of such limitation and the NOLs previously used, result in the Company retaining less cash after payment of U.S. federal and state income taxes during any year in which we have taxable income, rather than losses, than the Company would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal and state income tax reporting purposes, which could adversely impact the Company’s operating results.

Risks Related to Government Contracts
We are subject to the requirements of the National Industrial Security Program Operating Manual (“NISPOM”) for our facility security clearance, which is a prerequisite to our ability to perform on classified contracts for the U.S. government.
A facility security clearance is required in order to be awarded and perform on classified contracts for the U.S. Department of Defense (“DoD”) and certain other agencies of the U.S. government. As a cleared entity, we must comply with the requirements of NISPOM, and any other applicable U.S. government industrial security regulations.

Certain of our facilities maintain a facility security clearance and many of our employees maintain a personal security clearance in order to access sensitive information necessary to the performance of our work on certain U.S. Government contracts and subcontracts. Failure to comply with the NISPOM or other security requirements may subject us to civil or criminal penalties, loss of access to sensitive information, loss of a U.S. Government contract or subcontract, or potentially debarment as a government contractor. Therefore, any failure to comply with U.S. Government security protocols could adversely affect our ability to operate.

If we were to violate the terms and requirements of the NISPOM, or any other applicable U.S. government industrial security regulations (which may apply to us under the terms of classified contracts), we could lose our security clearance. Even if we implement centralized compliance policies, we cannot be certain that we will be able to maintain our security clearance if a breach or violation occurs. If for some reason our security clearance is invalidated or terminated, we may not be able to continue to perform on classified contracts and would not be able to enter into new classified contracts, which could materially adversely affect our business, financial condition, and results of operations.

Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise, or are dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect our profitability and future prospects. Early termination of client contracts or contract penalties could adversely affect our results of operations.
We design, develop, and manufacture technologically advanced and innovative products and services, which are applied by our customers in a variety of environments. Problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and intellectual property rights, labor, inability to achieve learning curve assumptions, manufacturing materials or components could prevent us from meeting requirements. Either we or the customer may generally terminate a contract as a result of a material uncured breach by the other. If we breach a contract or fail to perform in accordance with contractual service levels, delivery schedules, performance specifications, or other contractual requirements set forth therein, the other party thereto may terminate such contract for default, and we may be required to refund money previously paid to us by the customer or to pay penalties or other damages. Even if we have not breached, we may deal with various situations from time to time that may result in the amendment or termination of a contract. These steps can result in significant current period charges and/or reductions in current or future revenue, and/or delays in collection of outstanding receivables and costs incurred on the contract. Other factors that may affect revenue and profitability include inaccurate cost estimates, design issues, unforeseen costs and expenses not covered by insurance or indemnification from the customer, diversion of management focus in responding to unforeseen problems, and loss of follow-on work.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing, design and operating needs, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill our orders in a timely manner or increase our costs of design and production.
Our ability to produce our current and future systems, products, technologies and services and other components of operation is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Global supply chains continue to experience disruption as a result of the COVID-19 pandemic and subsequent macroeconomic issues. Our reliance on suppliers to secure raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supplies of raw materials or supplied components on favorable terms or at all, which could result in delays in the manufacture of our systems, products, technologies and services or increased costs.

In addition, we may in the future experience delays in manufacturing or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”), or other restrictions on transfer of sensitive technologies. Moreover, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled missions, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

We use estimates when accounting for certain contracts and changes in these estimates may have a significant impact on our financial results.
Our quarterly and annual sales are affected by a variety of factors that may lead to significant variability in our operating results. We evaluate the contract value and cost estimates for performance obligations at least quarterly, and more frequently when circumstances change significantly. Changes in estimates and assumptions related to the status of certain long-term contracts which could have a material adverse effect on our operating results, financial condition, and/or cash flows.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows.
Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the defense spending priorities of the U.S. government, what challenges budget reductions will present for the defense industry and whether annual appropriations bills for all agencies will be enacted due to many factors including, but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:
•The U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;
•U.S. government spending could be impacted by alternate arrangements to sequestration, which increases the uncertainty as to, and the difficulty in predicting, U.S. government spending priorities and levels; and
•We may experience declines in revenue, profitability and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state and local governments.

Furthermore, we believe continued budget pressures could have serious negative consequences for the security of the U.S., the defense industrial base and the customers, employees, suppliers, investors and communities that rely on companies in the defense industrial base. Budget and program decisions made in this environment would have long-term implications for the Company and the entire defense industry.

We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows.
Over its lifetime, a U.S. government program may be implemented by the award of many different individual contracts and subcontracts. The funding of U.S. government programs is subject to U.S. Congressional appropriations. In recent years, U.S. government appropriations have been affected by larger U.S. government budgetary issues and related legislation. Although multi-year contracts may be authorized and appropriated in connection with major procurements, the U.S. Congress generally appropriates funds on a government fiscal year basis. Procurement funds are typically made available for obligation over the course of one to three years. Consequently, programs often initially receive only partial funding, and additional funds are obligated only as the U.S. Congress authorizes further appropriations. We cannot predict the extent to which total funding and/or funding for individual programs will be included, increased or reduced as part of the annual appropriations process ultimately approved by U.S. Congress and the President of the United States or in separate supplemental appropriations or continuing resolutions, as applicable. The termination of funding for a U.S. government program would result in a loss of anticipated future revenue attributable to that program, which could have an adverse impact on our operations. In addition, the termination of a program or the failure to commit additional funds to a program that already has been started could result in lost revenue and increase our overall costs of doing business.

Generally, U.S. government contracts are subject to oversight audits by U.S. government representatives. Such audits could result in adjustments to our contract costs. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and such costs already reimbursed must be refunded. We have recorded contract revenue based on costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments, and we may be required to materially reduce our revenue or profits upon completion and final negotiation of audits. Negative audit findings could also result in termination of a contract, forfeiture of profits, suspension of payments, fines or suspension or debarment from U.S. Government contracting or subcontracting for a period of time.

In addition, U.S. government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. government’s convenience upon payment only for work done and commitments made at the time of termination. For some contracts, we are a subcontractor and not the prime contractor, and in those arrangements, the U.S. Government could terminate the prime contractor for convenience without regard for our performance as a subcontractor. We can give no assurance that one or more of our U.S. government contracts will not be terminated under those circumstances. Also, we can give no assurance that we would be able to procure new contracts to offset the revenue or backlog lost as a result of any termination of our U.S. government contracts. Because a significant portion of our revenue is dependent on our performance and payment under our U.S. government contracts, the loss of one or more large contracts could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Our U.S. government business also is subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in U.S. government contracts, increase our performance and compliance costs. These costs might increase in the future, thereby reducing our margins, which could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, the U.S. government has and may continue to implement initiatives focused on efficiencies, affordability and cost growth and other changes to its procurement practices. These initiatives and changes to procurement practices may change the way U.S. government contracts are solicited, negotiated and managed, which may affect whether and how we pursue opportunities to provide our products and services to the U.S. government, including the terms and conditions under which we do so, which may have an adverse impact on our business, financial condition, results of operations and cash flows. For example, contracts awarded under the DoD’s Other Transaction Authority for research and prototypes generally require cost-sharing and may not follow, or may follow only in part, standard U.S. government contracting practices and terms, such as the Federal Acquisition Regulation (“FAR”) and Cost Accounting Standards.

Failure to comply with applicable regulations and requirements could lead to fines, penalties, repayments, or compensatory or treble damages, or suspension or debarment from U.S. government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various laws and regulations, including those related to procurement integrity, export control (including ITAR), U.S. government security, employment practices, protection of the environment, accuracy of records, proper recording of costs and foreign corruption. The termination of a U.S. government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our standing and eligibility for future U.S. government contracts.

The terms of certain of our current and likely future contracts are highly sensitive and we are limited in our ability to disclose such terms.
Our success, in large part, depends on our ability to maintain protection over the terms of certain of our current and likely future contracts and agreements, each of which is a highly negotiated agreement with sensitive information that, if publicly disclosed, would be beneficial for our and our partners’ competitors to learn and harmful to our and our partners’ commercial interests. We are limited in our ability to disclose the terms of these agreements, including terms that may affect our expected cash flows or the value of any collateral, and have taken precautions to protect the disclosure of the sensitive information in such agreements. Therefore, we have not allowed third parties to review the terms of these agreements. If the terms of these agreements were to be disclosed, our ability to compete could be hindered and our relationships with our partners could be damaged, both of which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, our relationships with our partners could also be damaged, and they may take legal action against us, if they believe that we have disclosed any terms of these agreements without their prior consent.

Disputes with our subcontractors or the inability of our subcontractors to perform, or our key suppliers to timely deliver our components, parts or services, could cause our products, systems or services to be produced or delivered in an untimely or unsatisfactory manner.
We engage subcontractors on many of our contracts. We may have disputes with our subcontractors, including regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontract or subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of the personnel of a subcontractor or vice versa or the subcontractor’s failure to comply with applicable law. In addition, there are certain parts, components and services for many of our products, systems, technologies and services that we source from other manufacturers or vendors. Some of our suppliers, from time to time, experience financial and operational difficulties, which may impact their ability to supply the materials, components, subsystems and services that we require. Tariffs recently imposed on certain materials and other trade issues may create or exacerbate existing materials shortages and may result in further supplier business closures. Our supply chain could also be disrupted by external events, such as natural disasters or other significant disruptions (including extreme weather conditions, medical epidemics, acts of terrorism, cyber-attacks and labor disputes), governmental actions and legislative or regulatory changes, including product certification or stewardship requirements, sourcing restrictions, product authenticity and climate change or greenhouse gas emission standards, or availability constraints from increased demand from customers. These or any further political or governmental developments or health concerns could result in social, economic and labor instability. Any inability to develop alternative sources of supply on a cost-effective and timely basis could materially impair our ability to manufacture and deliver products, systems and services to our customers. We can give no assurances that we will be free from disputes with our subcontractors; material supply constraints or problems; or component, subsystems or services problems in the future. Also, our subcontractors and other suppliers may not be able to acquire or maintain the quality of the materials, components, subsystems and services they supply, which may result in greater product returns, service problems and warranty claims and could harm our business, financial condition, results of operations and cash flows. In addition, in connection with our government contracts, we are required to procure certain materials, components and parts from supply sources approved by the U.S. government and we rely on our subcontractors and suppliers to comply with applicable laws, regulations and other requirements regarding procurement of counterfeit, unauthorized or otherwise non-compliant parts or materials, including parts or materials they supply to us, and in some circumstances, we rely on their certifications as to their compliance. From time to time, there are components for which there may be only one supplier, which may be unable to meet our needs. Each of these subcontractor and supplier risks could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Regulatory Risk Factors
Investments in us may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our common stock, potentially making our common stock less attractive to investors. Our investments in U.S. companies may also be subject to U.S. foreign investment regulations.
Under the “Exon-Florio Amendment” to the U.S. Defense Production Act of 1950, as amended (the “DPA”), the U.S. President has the power to disrupt or block certain foreign investments in U.S. businesses if he determines that such a transaction threatens U.S. national security. The Committee on Foreign Investment in the United States (“CFIUS”) has the authority to conduct national security reviews of certain foreign investments. CFIUS may impose mitigation conditions to grant clearance of a transaction. The Foreign Investment Risk Review Modernization Act (“FIRRMA”), enacted in 2018, amended the DPA to, among other things, expand CFIUS’s jurisdiction beyond acquisitions of control of U.S. businesses. Now, CFIUS also has jurisdiction over certain foreign non-controlling investments in U.S. businesses that involve critical technology or critical infrastructure, or that collect and maintain sensitive personal data of U.S. citizens (“TID U.S. Businesses”), if the foreign investor receives specified triggering rights or access in connection with its investment. We are a TID U.S. Business because we develop and design technologies that would be considered critical technologies. Certain foreign investments in TID U.S. Businesses are subject to mandatory filing with CFIUS. The enhanced scrutiny and potential restrictions on the ability of foreign persons to invest in us could limit our ability to engage in strategic transactions that could benefit our shareholders, including a change of control, and could also affect the price that an investor may be willing to pay for our common stock.

We are subject to stringent U.S. economic sanctions, and trade control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.
Our business is subject to stringent U.S. trade control laws and regulations as well as economic sanctions laws and regulations. We are required to comply with U.S. export control laws and regulations, including ITAR administered by the U.S. Department of State, the EAR administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), and economic sanctions administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”). Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. Violations of applicable export control laws, sanctions, and related regulations could result in criminal and administrative penalties, including fines, possible denial of export privileges, and debarment, which could have a material adverse impact on our business, including our ability to enter into contracts or subcontracts for U.S. government customers.

Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our space-focused business. The authorization requirement includes the need to get permission to release controlled technology to foreign person employees and other foreign persons. In order to comply with these requirements, we must develop and implement centralized sanctions and export control policies that can be quickly adopted by all the Company’s Subsidiaries.

The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. Any changes in sanctions and export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the significant discretion the government has in issuing, denying or conditioning such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our current and future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals. In addition, changes in U.S. foreign trade control laws and regulations, U.S. foreign policy, or reclassifications of our products or technologies, may restrict our future operations.

Our business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.
We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our manufacturing in-space operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, commercial space launches and the operation of any space transport system in the United States require licenses and permits from the Federal Communications Commission (the “FCC”) and review by other agencies of the U.S. government, including the DoD and NASA. License approval can include an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership.

Additionally, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. For example, the FCC has an open notice of proposed rulemaking relating to mitigation of orbital debris, which could affect us and our operations. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties.
We derive a substantial portion of our revenue from contracts with NASA, the U.S. and foreign governments and may enter into additional contracts with the U.S. or foreign governments in the future. This subjects us to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:
•specialized disclosure and accounting requirements unique to government contracts;
•financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;
•public disclosures of certain contract and company information; and
•mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents or business partners.
We have implemented compliance controls, training, policies and procedures designed to prevent and detect reckless or criminal acts from being committed by our employees, agents or business partners that would violate the laws of the jurisdictions in which we operate, including laws governing payments to government officials, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), the protection of export controlled or classified information, such as ITAR, false claims, procurement integrity, cost accounting and billing, competition, information security and data privacy and the terms of our contracts. This risk of improper conduct may increase as we continue to grow and expand our operations. We cannot ensure, however, that our controls, training, policies and procedures will prevent or detect all such reckless or criminal acts, and we have been adversely impacted by such acts in the past, which have been immaterial in nature. If not prevented, such reckless or criminal acts could subject us to civil or criminal investigations, monetary and non-monetary penalties and suspension and debarment by the U.S. government and could have a material adverse effect on our ability to conduct business, our results of operations and our reputation. In addition, misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customer’s sensitive or classified information could result in remediation costs, regulatory sanctions against us and serious harm to our reputation and could adversely impact our ability to continue to contract with the U.S. government.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.
We collect, store, process, and use personal information and other customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Due to the sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state and foreign laws and regulations govern the collection, use, retention, storage, destruction, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. For example, in January 2020, the California Consumer Privacy Act (“CCPA”) took effect, which provides California consumers with enhanced rights to access, correct, delete, and limit the processing of their personal information by companies, and which requires companies doing business in California to implement and maintain operational capabilities to respond to certain requests made by California consumers in respect of such rights. CCPA provides a private right of action for California Consumers whose personal information is improperly disclosed.

We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions. California has adopted the California Privacy Rights Act (“CPRA”), which went into effect in early 2023 and the states of Colorado, Connecticut, Utah and Virginia each enacted comprehensive privacy laws that will become effective at various times throughout 2023.

We are also subject to non-U.S. privacy rules and regulations, such as the European Union’s (“E.U.”) General Data Protection Regulation (“GDPR”), the European e-Privacy Regulation and national laws supplementing GDPR, the Data Protection Act of 2018 (“DPA 18”) in the United Kingdom, and the E.U. Privacy and Electronic Communications Regulation. GDPR and DPA 18 require companies to meet stringent requirements regarding the processing of personal data of individuals located in the European Economic Area (“EEA”). GDPR and DPA 18 also include significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide revenue for the preceding financial year for the most serious violations. The GDPR, DPA 18, and other similar regulations require companies to give specific types of notice and informed consent is required for certain actions, and the GDPR also imposes additional conditions in order to satisfy such consent, such as bundled consents.

We cannot determine the impact any future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. Expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States, the EEA and elsewhere may increase our compliance costs and legal liability.

In addition, a significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings, litigation, or enforcement actions against us by governmental entities. This may result in penalties, liabilities or loss, increased compliance or operational costs, or otherwise require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy for the individuals affected by the incident.

We are exposed to risks related to geopolitical factors, laws and regulations and our international business subjects us to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally.
Our international business is subject to both U.S. and foreign laws and regulations, including, without limitation, laws and regulations relating to export/import controls, economic sanctions, technology transfer restrictions, government contracts and procurement, data privacy and protection, anti-corruption (including the anti-bribery, books and records, and internal controls provisions of the FCPA governing interactions with foreign government officials), the anti-boycott provisions of the U.S. Export Administration Act, security restrictions and intellectual property. Failure by us, our employees, subsidiaries, affiliates, partners or others with whom we work to comply with any of these applicable laws and regulations could result in administrative, civil, commercial or criminal liabilities, including suspension or debarment from government contracts or suspension of our export/import privileges. New regulations and requirements, or changes to existing ones in the various countries in which we operate can significantly increase our costs and risks of doing business internationally.

Changes in laws, regulations, political leadership and environment, and/or security risks may dramatically affect our ability to conduct or continue to conduct business in international markets, including sales to customers and purchases from suppliers outside the United States. We may also be impacted by shifts in U.S. and foreign national policies and priorities, political decisions and geopolitical relationships, any of which may be influenced by changes in the threat environment, political leadership, geopolitical uncertainties, world events, bilateral and multi-lateral relationships and economic and political factors. Any changes to these policies could impact our operations and/or export authorizations, or delay purchasing decisions or payments and the provision of supplies, goods and services including, without limitation, in connection with any government programs. Current conflicts in the geopolitical environment, including the Russian and Ukrainian conflict or any conflict between the US and China, may result in economic instability and political uncertainties that could have a material adverse effect on the timing of the government programs in which we are involved, and consequently our business, operations and profitability.

We are subject to environmental regulation and may incur substantial costs.
We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former facilities without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.
The Company is subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. The Company’s future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, the Company may be subject to income tax audits by various tax jurisdictions. Although the Company believes its income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of its operations.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.
There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.

If we fail to adequately protect our intellectual property rights, our competitive position could be impaired and our intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
Our success depends, in significant part, on our ability to protect our intellectual property rights, including practices, tools, technologies and technical expertise we utilize in designing, developing, manufacturing, implementing and maintaining applications and processes used in our systems, products, technologies and services and related technologies. To date, we have relied on trade secret laws and other intellectual property laws, non-disclosure agreements with our employees, consultants and other relevant persons and other measures to protect our intellectual property, and intend to continue to rely on these and other means. We also try to protect our intellectual property by filing patent applications related to our technology, inventions and improvements that are important to the development of our business. The steps we take to protect our intellectual property may be inadequate. The various patent offices of jurisdictions where we file for protection vary in the amount of time they take to evaluate applications for patents which may affect our ability to protect our intellectual property or to prosecute infringers in a timely fashion.

We currently have various patents in the U.S. and in other jurisdictions and a number of pending patents applications in the U.S. and in other jurisdictions. Our pending patent applications may not result in patents being issued, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The Company cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter that the Company has, the Company may not be entitled to the protection sought by the patent application. The Company also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. As a result, the Company cannot be certain that the patent applications that it files will be issued. Further, the scope of protection of issued patent claims is often difficult to determine.

The Company’s patents may be challenged, invalidated or circumvented. If our patents are invalidated or found to be unenforceable, we will lose the ability to exclude others from making, using, selling, or importing into the United States the inventions claimed. Moreover, an issued patent does not guarantee us the right to use the patented technology or commercialize a product using that technology. Third parties may have blocking patents that could be used to prevent us from developing our product. Thus, patents that we may own currently or in the future may not allow us to exploit the rights conferred by our intellectual property protection. Even if issued, any future patents may not be issued with claims sufficiently broad to protect our technologies or may not provide us with a competitive advantage against competitors with similar technologies. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create technology that competes with ours. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. Because the Company operates in space, the application of intellectual property laws to orbiting hardware is of particular interest and it should be noted such laws also vary from country to country. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. The Company’s competitors may also design around the Company’s issued patents, which may adversely affect the Company’s business, prospects, financial condition and operating results. In addition, although we enter into nondisclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with consultants and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and vendors, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.
Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned intellectual property. To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results and prospects.

In addition, we may from time to time face allegations that we are infringing, misappropriating, or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, our operating results and our reputation.

Risks Related to Financing and Ownership of our Securities
We have a substantial amount of debt. Our ability to operate is limited by the agreements governing our debt.
As of December 31, 2022, we had $78.9 million of total debt outstanding and up to $25.0 million of additional borrowing capacity under our revolving credit facility. Subject to the limits contained in some of the agreements governing our outstanding debt, we may incur additional debt in the future. Our maintenance of higher levels of indebtedness could have adverse consequences including impairing our ability to obtain additional financing in the future

Our level of debt places significant demands on our cash resources, which could:
•make it more difficult to satisfy our outstanding debt obligations;
•require us to dedicate a substantial portion of our cash for payments related to our debt, reducing the amount of cash flow available for working capital, capital expenditures, entitlement of our real estate assets, contributions to our tax-qualified pension plan, and other general corporate purposes;
•limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;
•place us at a competitive disadvantage with respect to our competitors, some of which have lower debt service obligations and greater financial resources than we do;
•limit our ability to borrow additional funds;
•limit our ability to expand our operations through acquisitions; and
•increase our vulnerability to general adverse economic and industry conditions If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.
Our primary sources of liquidity are cash flows provided by operations, access to existing credit facilities, proceeds from the issuance of common stock pursuant to the B. Riley committed equity facility and proceeds from the recent sale of Convertible Preferred Stock. Since inception, we have incurred net losses and negative cash flows from operating activities, and have used our cash to fund capital expenditures, costs associated with our acquisitions, and costs associated with the Merger, among other uses. While some of these cash outflows have been non-recurring in nature, we have continued to experience net cash outflows from operating activities and expect to continue to incur additional operating expenses and capital expenditures as we continue to grow our business. As of December 31, 2022, our available liquidity totaled $53.3 million, which was comprised of $28.3 million in cash and cash equivalents, and $25.0 million in available borrowings from our existing credit facilities.

We believe that our existing sources of liquidity will be sufficient to meet our working capital needs for at least the next twelve months from the date on which our consolidated financial statements were issued. However, our current liquidity may not be sufficient to meet the required long-term liquidity needs associated with continued use of cash from operating activities at historic levels, in addition to our other liquidity needs associated with our capital expenditures, debt payments, and other investing and financing requirements. In the future, we could be required to raise capital through additional public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. We may sell additional equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors could be materially diluted further. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

The issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock.
On October 28, 2022 and November 3, 7 and 8, 2022, we issued an aggregate of 81,250 shares of Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) to AE Industrial Partners Fund II, LP (“AEI Fund II”) and AE Industrial Partners Structured Solutions I, LP (“AEI Structured Solutions”), affiliates of AEI, BCC Redwire Aggregator, L.P. (“Bain Capital”), and certain other investors (collectively, the “Investors”). Shares of the Convertible Preferred Stock are immediately and currently convertible into approximately 26,639,345 shares of common stock and, on an as-converted basis represent approximately 41.4% of Redwire’s outstanding common stock as of December 31, 2022. Shares of Series A Convertible Preferred Stock vote as one class with our common stock, on an as-converted basis. Therefore, the issuance and sale of Series A Convertible Preferred Stock resulted in the immediate and substantial dilution to the ownership interests of the holders of our common stock.

AEI and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions.
As of December 31, 2022, AEI and Bain Capital own 30,000 and 50,000 shares of our Series A Convertible Preferred Stock, respectively, which is currently convertible into approximately 9,836,066 and 16,393,443 shares of our outstanding common stock, respectively, or as of December 31, 2022, approximately 15.3% and 25.5% of Redwire’s outstanding common stock assuming conversion of the Series A Convertible Preferred Stock, respectively (and which votes with our common stock on an as-converted basis). Additionally, as of December 31, 2022, AEI owned 37,212,500 shares of our outstanding common stock and 2,000,000 of our warrants.

We have the option to issue dividends payable on the Series A Convertible Preferred Stock by issuing additional shares of Series A Convertible Preferred Stock in satisfaction of such dividend (“PIK Dividend”) and in the future will likely satisfy any such dividends payable with respect to the Series A Convertible Preferred Stock as PIK Dividends. As a result of the voting rights of the Series A Convertible Stock and the degree of concentration of voting power (and the potential for such power to increase upon the purchase of additional stock and/or the payment of PIK Dividends), AEI and Bain Capital have the ability to significantly influence the outcome of any matter submitted for the vote of the holders of our common stock, and as a result, your ability to elect members of our board of directors (“Board”) and influence our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, or the issuance of any additional common stock or other equity securities, is diminished.

In addition, AEI and Bain Capital have representation on the Board and have significant control over the management and affairs of the Company. AEI may nominate five designees to our Board and, under the terms of the Bain Capital Investment Agreement (as defined below), for so long as Bain Capital beneficially owns shares of the Company’s common stock in the aggregate and on as-converted basis, at least equal to 50% of the number of shares of common stock that it held on an as-converted basis immediately following the Bain Capital Closing (as defined below), Bain Capital will have the right to designate one member to the Board. Circumstances may occur in which the interests of AEI and Bain Capital could conflict with the interests of holders of other outstanding capital stock, including our common stock.

Additionally, as long as AEI and Bain Capital continue to beneficially own at least 25% of the aggregate number of shares of Series A Convertible Preferred Stock originally issued to each of them, we may not undertake certain actions without the prior approval of each of Bain Capital and AEI, and in the event that Bain Capital or AEI does not continue to hold 25% of the aggregate number of shares of Series A Convertible Preferred Stock originally issued to them, we may not undertake certain actions without the prior approval of the holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock in the aggregate. Prior to obtaining the approvals described by the foregoing, subject to certain exceptions, we must not: (1) create or authorize the creation of (including by increasing the authorized amount of) or issue any senior securities or parity securities or any securities convertible into or exercisable or exchangeable for any senior security or parity security, or amend or alter the Company’s Certificate of Incorporation to increase the number of authorized shares of Series A Convertible Preferred Stock, (2) reclassify or modify any existing class or series of equity securities in a manner that would result in such class or series of equity securities being senior to or on parity with the Series A Convertible Preferred Stock, (3) issue any shares of Series A Convertible Preferred Stock in excess of 10% of the number of shares of Series A Convertible Preferred Stock initially purchased by Bain Capital and AEI in the aggregate, (4) decrease the number of authorized shares of Series A Convertible Preferred Stock, (5) alter, change or amend the terms, rights, preferences or privileges of the Series A Convertible Preferred Stock in any manner, (6) amend, waive, alter or repeal any provision of the Company’s Certificate of Incorporation, Bylaws or comparable organizational documents in a manner that would adversely affect the Series A Convertible

Preferred Stock or the rights, preferences or privileges of the Series A Convertible Preferred Stock, (7) declare or pay a dividend or distribute cash or property through dividends or other distributions in respect of any junior securities, (8) redeem, purchase or otherwise acquire any junior securities, (9) create or hold any of the Company’s capital stock in any subsidiary that is not a wholly owned subsidiary or dispose of any subsidiary capital stock or all or substantially all of any subsidiary’s assets, or (10) commence any voluntary liquidation, bankruptcy, dissolution, recapitalization, reorganization or assignment to the Company’s creditors. These restrictions may hinder our ability to execute on our growth strategy or prevent us from implementing parts of our business plan.

Further, from and after the seventh anniversary of the issuance of the Series A Convertible Preferred Stock, for so long as each of AEI and Bain Capital has record and beneficial ownership, in the aggregate and on an as-converted basis, at least equal to 50% of the number of shares of common stock issued to such investor, on an as-converted basis, as of the date of such issuance, AEI or Bain Capital, as applicable, individually has the right to cause the Company to retain an investment banker to identify and advise the Company regarding opportunities for a company sale and participate on Company’s behalf in negotiations for, and to assist the Company in conducting, such company sale. The interests of AEI and Bain Capital to encourage a company sale could conflict with the interests of holders of other outstanding capital stock, including our common stock.

Provisions in our Certificate of Designation (the “Certificate of Designation”) may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock.
Certain rights of the holders of the Series A Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. Holders of Series A Convertible Preferred Stock have certain repurchase, preemptive, conversion and consent rights. These provisions may make it more costly for a potential acquirer to engage in a business combination transaction with us.

If any of certain fundamental changes were to occur, we or the surviving entity would be required to make an offer to repurchase, at the option and election of the holders thereof, for cash each share of Series A Convertible Preferred Stock then outstanding. The repurchase price of the Series A Convertible Preferred Stock is equal to the greater of (a) (i) 100% of the applicable accrued value as of the repurchase date plus (ii) if prior to October 28, 2027, the aggregate amount of all dividends that would have been paid in respect of an outstanding share of such series of Series A Convertible Preferred Stock from the repurchase date through October 28, 2027 and (b) the amount that such holder would have received in such fundamental change with respect to such share of Series A Convertible Preferred Stock if all shares of Series A Convertible Preferred Stock had been converted into shares of common stock on the business day immediately prior to the effective date of the relevant fundamental change. However, if in connection with a fundamental change the consideration received by holders of our common stock consists of cash and common stock meeting certain liquidity requirements of an issuer with a market capitalization greater than $600 million, then the repurchase price paid to the holders of Series A Convertible Preferred Stock will consist of (a) cash in the amount of the applicable accrued value as of the repurchase date and (b) a number of shares of such common stock equal to the excess of the repurchase price such holder would have received in cash, as applicable, over such accrued value. These features of the Series A Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. Provisions that have the effect of potentially discouraging, delaying or preventing such a transaction could limit the opportunity for our shareholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our capital stock.

Our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Series A Convertible Preferred Stock are entitled to receive certain payments (i) prior to any amounts paid to holders of our common stock and each other class or series of our capital stock now existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks either senior to, or on parity with, the Series A Convertible Preferred Stock , and (ii) on parity with each other class or series of our capital stock established in the future, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Convertible Preferred Stock. Therefore, in the event of our voluntary or involuntary liquidation, dissolution, or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the Series A Convertible Preferred Stock then outstanding the greater of (a) the greater of (i) two times the initial value of the shares of Series A Convertible Preferred Stock and (ii) the accrued value of such shares of Series A Convertible Preferred Stock as of the date of such liquidation and (b) the amount that such holder would have received with respect to such share of Series A Convertible Preferred Stock based on its accrued value if all shares of Series A Convertible Preferred Stock had been converted at their accrued value (regardless of whether they were actually converted and without regard to any limitations on convertibility or as to whether sufficient shares of common stock are available out of the Company’s authorized but unissued stock for the purpose of effecting such conversion) into shares of common stock on the business day immediately prior to the liquidation. However, in the event of a bankruptcy, liquidation, dissolution, or winding-up of our affairs, our assets will be available to pay obligations on the Series A Convertible Preferred Stock only after all of our secured and unsecured indebtedness has been paid. This could reduce the remaining amount of our assets, if any, available to distribute to holders of our capital stock.

Our obligations to the holders of Series A Convertible Preferred Stock could limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition. These preferential rights could also result in divergent interests between the holders of shares of our Series A Convertible Preferred Stock and other holders of our capital stock.

There may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock to fall.
As of December 31, 2022, there were 64,280,631 shares of our common stock outstanding. Substantially all of our issued and outstanding shares are freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

We are party to an Investor Rights Agreement, dated March 25, 2021 (the “Investor Rights Agreement”), pursuant to which AEI, Genesis Park Holdings and the other parties thereto are entitled to demand that we register the resale of their securities subject to certain minimum requirements. Stockholders who are party to the Investor Rights Agreement also have certain demand and “piggyback” registration rights with respect to the securities held by such parties. In addition, pursuant to the Registration Rights Agreements, dated October 28, 2022, by and among us and the Investors (the “Series A Registration Rights Agreement”), no later than July 28, 2023, we will be required to file a shelf registration statement to permit the public resale of the shares of common stock underlying the Investors’ Series A Convertible Preferred Stock, and each party will also have additional demand and “piggyback” registration rights with respect to those shares. We are also a party to a Registration Rights Agreement, dated April 14, 2022, by and between us and B. Riley Principal Capital, LLC (the “B. Riley Registration Rights Agreement”), pursuant to which B. Riley Principal Capital, LLC is entitled to demand that we register the resale of its securities subject to certain minimum requirements.

Upon effectiveness of any registration statement we file pursuant to the Investor Rights Agreement, the Series A Registration Rights Agreement and/or the B. Riley Registration Rights Agreement, these parties may sell large amounts of our common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our common stock.

Sales of substantial amounts of our common stock in the public market, including or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to B. Riley, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.
On April 14, 2022, we entered into a common stock Purchase Agreement (the “Purchase Agreement”) with B. Riley Principal Capital, LLC (“B. Riley”), pursuant to which B. Riley has committed to purchase up to $80.0 million of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to B. Riley at our discretion from time to time over an approximately 24-month period. During the year ended December 31, 2022, we sold 909,669 shares of our common stock for net proceeds of $3.0 million pursuant to the Purchase Agreement.

We generally have the right to control the timing and amount of any sales of our shares of common stock to B. Riley under the Purchase Agreement. Sales of our common stock, if any, to B. Riley under the Purchase Agreement depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley all or only a portion of the shares of our common stock that may be available for us to sell to B. Riley pursuant to the Purchase Agreement. Depending on market liquidity at the time, resales of those shares by B. Riley may cause the public trading price of our common stock to decrease.

Because the purchase price per share to be paid by B. Riley for the shares of common stock that we may elect to sell to B. Riley under the Purchase Agreement will fluctuate based on the market prices of our common stock during the applicable purchase valuation period for each purchase made pursuant to the Purchase Agreement, it is not possible for us to predict, as of the date of this filing and prior to any such sales, the number of shares of common stock that we will ultimately sell to B. Riley under the Purchase Agreement, the purchase price per share that B. Riley will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by B. Riley under the Purchase Agreement.

Moreover, although the Purchase Agreement provides that we may, in our discretion, from time to time during the term of the Purchase Agreement, direct B. Riley to purchase shares of our common stock from us, for a maximum aggregate purchase price of up to $80.0 million, only 9,127,751 shares of common stock of which 127,751 represent the commitment shares we issued to B. Riley upon our execution of the Purchase Agreement on April 14, 2022) were registered for resale under a registration statement on Form S-1. Accordingly, only 9,000,000 of such shares represent shares that we may elect, in our sole discretion, to issue and sell to B. Riley, from time to time under the Purchase Agreement. As of December 31, 2022, registered shares available for purchase under the committed equity facility were 8,090,331. Assuming all of the registered shares available and offered for resale by B. Riley were sold by us to B. Riley for per share price of $1.98 (which represents the official closing price of our common stock on the NYSE on December 31, 2022), less a 3.0% discount (the same fixed percentage discount that will be used to calculate the applicable per share purchase price for shares of common stock that we may elect to sell to B. Riley under the Purchase Agreement), we would only receive aggregate gross proceeds of approximately $18.5 million, Therefore, because the market prices of our common stock fluctuates, the actual purchase prices to be paid by B. Riley for shares of our common stock that we direct it to purchase under the Purchase Agreement, also fluctuate because they will be based on such fluctuating market prices of our common stock. In order to receive aggregate gross proceeds equal to B. Riley’s $80.0 million total aggregate purchase commitment under the Purchase Agreement, we would have to register additional shares of common stock.

In addition, under the applicable NYSE rules, in no event may we issue to B. Riley more than 12,531,903 shares of common stock, which number of shares is equal to 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Purchase Agreement, without stockholder approval. As a result, if it becomes necessary for us to issue and sell to B. Riley an aggregate number of shares that would exceed the limit of 12,531,903 shares (excluding certain issuances), then before we could issue any shares of common stock in excess of the cap share issuance limit under the Purchase Agreement, we would also need to obtain the requisite stockholder approval.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock could cause additional substantial dilution to our stockholders.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The market price of our common stock has fluctuated and the price of our common stock and warrants may continue to fluctuate due to numerous circumstances beyond our control.
The market price of our common stock and warrants has fluctuated, and may continue to fluctuate, due to many factors, some of which may be beyond our control. These factors include, without limitation:
•“short squeezes” and meme-like trading of our common stock or the common equity of companies in our industry;
•comments by securities analysts or other third parties, including blogs, articles, message boards and social and other media;
•actual or anticipated fluctuations in our financial and operating results;
•our quarterly or annual earnings or those of other companies in our industry compared to market;
•future announcements or press coverage concerning our business or our competitors’ businesses;
•the public’s reaction to our press releases, other public announcements, and filings with the SEC;
•the size of our public float; and
•changes in general market, economic, and political conditions in the United States and global economies or financial markets.

Stock markets in general have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Volatility in the market price of our common stock may prevent investors from being able to sell their shares of common stock at or above their purchase price or at all. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

A “short squeeze” due to a sudden increase in demand for shares of our common stock that largely exceeds supply could lead to price volatility in shares of our common stock.
Investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our common stock for delivery to lenders of our common stock. Those repurchases may in turn, dramatically increase the price of shares of our common stock until additional shares of our common stock are available for trading or borrowing. This is often referred to as a “short squeeze.”

A short squeeze could lead to volatile price movements in shares of our common stock that are unrelated or disproportionate to our operating performance or prospects and, once investors purchase the shares of our common stock necessary to cover their short positions, the price of our common stock may rapidly decline. Investors that purchase shares of our common stock during a short squeeze may lose a significant portion of their investment.

Risks Related to Being a Public Company
Our management team has limited experience managing a public company.
Most of the members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our being a public company subjects us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Our failure to maintain an enterprise system suitable for a public company could impact our ability or prevent us from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), when applicable. The maintenance of the standards and controls necessary for us to support the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We may not be able to remain in compliance with the continued listing requirements of the NYSE, and if the NYSE delists our common stock, it would have an adverse impact on the trading, liquidity and market price of our common stock.
The Company’s common stock is listed on the NYSE under the symbol “RDW”. The price of our common stock may be adversely affected due to, among other things, our financial results and market conditions. There can be no assurance that we will continue to remain in compliance with this standard or that we will remain in compliance with any of the other applicable continued listing standards of the NYSE.

Any failure to remain in compliance with the NYSE's continued listing standards, and any subsequent failure to timely resume compliance with the NYSE's continued listing standards within the applicable cure period, could have adverse consequences including, among others, reducing the number of investors willing to hold or acquire our common stock, reducing the liquidity and market price of our common stock, adverse publicity and a reduced interest in us from investors, analysts and other market participants. In addition, a suspension or delisting could impair our ability to raise additional capital through the public markets and our ability to attract and retain employees by means of equity compensation.

We may issue additional common stock or other equity securities which could dilute our shareholders’ ownership interests.
We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Redwire Corporation 2021 Omnibus Incentive Plan without stockholder approval in a number of circumstances. Our issuance of additional common stock or other equity securities of equal or senior rank would have the following effects:
•our existing shareholders’ proportionate ownership interest will decrease;
•the amount of cash available per share, including for payment of dividends in the future, may decrease;
•the relative voting strength of each previously outstanding share of common stock may be diminished; and
•the market price of our common stock may decline.

A market for our common stock may not be sustained, which would adversely affect the liquidity and price of our common stock.
The price of our common stock may fluctuate significantly due to general market and economic conditions. An active trading market for our common stock may not be sustained.

The price of our common stock has and may continue to fluctuate substantially.
The market price for our common stock has and may continue to be volatile. Factors affecting the trading price of our common stock may include:
•actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
•changes in the market’s expectations about our operating results;
•success of competitors;
•our operating results failing to meet market expectations in a particular period;

•changes in financial estimates and recommendations by securities analysts concerning us or the payments industry and market in general;
•operating and stock price performance of other companies that investors deem comparable to us;
•our ability to market new and enhanced products on a timely basis;
•changes in laws and regulations affecting our business;
•commencement of, or involvement in, litigation involving us;
•changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of common stock available for public sale;
•any significant change in our board or management;
•sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A decline in the market price of our common stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

We do not anticipate paying dividends on our common stock for the foreseeable future.
We do not anticipate that our Board will declare dividends on our common stock in the foreseeable future. In addition, the ability of our Board to pay such dividend in the future may be restricted by our debt documents, our holding company structure and capital requirements at our subsidiaries. Because we do not pay dividends on our common stock, and do not anticipate paying dividends on our common stock for the foreseeable future, the price of our common stock must appreciate in order for you to realize a gain on your investment. This appreciation may not occur.

We identified material weaknesses in internal control over financial reporting. Until we remediate these material weaknesses or if we identify additional material weaknesses, we may not be able to accurately and timely report our financial results, in which case our business may be harmed and investors may lose confidence in the accuracy and completeness of our financial reports.
Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Material Weaknesses in Internal Control over Financial Reporting
We did not maintain an effective control environment, as certain members of senior management failed to consistently message and set certain aspects of an appropriate tone at the top. Specifically, certain members of senior management failed to reinforce the need for compliance with certain of the Company’s accounting and finance policies and procedures, including reinforcement of appropriate communication. We also identified that we had an insufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our structure and financial reporting requirements to appropriately analyze, record and disclose accounting matters timely and accurately, and establish effective processes and internal controls. The limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions. These material weaknesses contributed to the following additional material weaknesses:

•We did not design and maintain an effective risk assessment process at a precise enough level to identify new and evolving risks of material misstatement in the consolidated financial statements. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

•We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of business performance reviews, account reconciliations, journal entries and contract estimates used in determining the recognition of revenue.
•We did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP to such transactions. Specifically, we did not design and maintain effective controls to account for purchase business combinations and the valuation of goodwill and long-lived assets, including the appropriate review of the assumptions, data and models used in the forecasted cash flows, used to determine the fair value.

The material weaknesses above did not result in a misstatement to the consolidated financial statements.

In addition, we did not design and maintain effective information technology (“IT”) general controls for information systems that are relevant to the preparation of the consolidated financial statements. Specifically, we did not design and maintain:

•program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately;
•user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel;
•computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored; and
•testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The IT deficiencies noted above did not result in a misstatement to the consolidated financial statements; however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

Additionally, these material weaknesses could result in misstatements of substantially all accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Remediation Plans
We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the deficiencies that led to the material weaknesses, including tone at the top and other communications training, hiring additional finance and accounting personnel, designing and implementing new control activities, and enhancing existing control activities.

•We reviewed the personnel structure and identified new positions to enhance our accounting and financial reporting team. Some of these individuals were onboarded during the years ended December 31, 2021 and 2022, while others are expected to be onboarded during 2023. We have and expect to continue to align our personnel to specific areas and responsibilities to alleviate the numerous competing responsibilities currently faced.
•We engaged a third-party global consulting firm to accelerate the development and formalization of a risk assessment process across the organization to identify risks and design new controls or enhance existing controls responsive to such risks to ensure timely and accurate financial reporting.
•We are in the process of designing and implementing additional review and communications training procedures within our accounting, finance and program management functions to provide more robust knowledge and understanding of internal control over financial reporting.
•We are in the process of implementing a comprehensive financial closing process checklist with additional layers of reviews as well as controls around non-routine, unusual or complex transactions, including controls over the accounting for purchase business combinations and the valuation of goodwill and long-lived assets.
•We will continue to conduct training, document our processes and procedures, including accounting policies, across the Company to ensure consistent application including controls over the preparation and review of business performance reviews, account reconciliations, journal entries and contract estimates used in determining the recognition of revenue.

•We are in the process of performing an assessment of all information technology systems which provide data for financial reporting purposes and consolidating systems where appropriate. As part of this assessment, we will be designing, implementing and documenting IT general controls.

We are working to remediate the material weaknesses as efficiently and effectively as possible and expect full remediation will likely go beyond December 31, 2023. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in the Company incurring additional costs, and will place additional demands on our financial and operational resources.

If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected; investors may lose confidence in our financial reporting; we could become subject to litigation or investigations by the New York Stock Exchange (“NYSE”), the SEC or other regulatory authorities.

Item 1B. Unresolved Staff Comments

None.

Item 2. Properties

We operate from 10 locations in the United States and 2 locations in Europe consisting of offices, warehouses, service centers, laboratories and other facilities approximating 335,922 square feet as of December 31, 2022. The Company also retains use of additional storage and administrative space as needed to support operations, which are not included in the table below.

We lease all of our properties. The majority of leases are for varying term lengths up to eight years. Our locations range in size from 2,136 to 52,797 square feet.

Our headquarters is located in Jacksonville, Florida, in proximity to major NASA and other space offices and operations. We also have North American locations in California, Colorado, Florida, Indiana, Massachusetts and New Mexico. In Europe, we have one facility in Luxembourg and one in Belgium. Each of these facilities is strategically located near major national security or civil space community facilities, key customer facilities, commercial space centers and/or prestigious engineering talent pools.

Company	Location	Facilities
Domestic
Corporate Headquarters	Jacksonville, Florida	1
Adcole	Marlborough, Massachusetts	1
Deep Space Systems	Littleton, Colorado	1
Deployable Space Systems	Goleta, California	2
Loadpath	Albuquerque, New Mexico	1
Made in Space	Jacksonville, Florida(ii)	1
Oakman	Littleton, Colorado(i)	1
Roccor	Longmont, Colorado	1
Techshot	Merritt Island, Florida	1
	Greenville, Indiana	1
Foreign
Made in Space Europe	Luxembourg City, Luxembourg	1
Redwire Space NV	Antwerp, Belgium	1

(i)During 2022, the Company exited certain locations after the lease expiration to consolidate operations within the respective state.
(ii)The Company retains the offices and laboratories for Made in Space within the same facility as the Corporate Headquarters.

We believe that our properties are in good operating condition and believe the productive capacity of our properties is adequate to meet current contractual requirements and those for the foreseeable future. We may improve, replace or reduce facilities as considered appropriate to meet the needs of our operations. Our current facilities have supported the development of technology that is transforming the space industry, and the current footprint is sufficient to support near-term growth. However, as we continue to grow, we plan to continue and even accelerate the pace of leasehold improvements so that our facility capacity is not a limiting factor on our growth. Expansion and reconfiguration of our existing facilities are also being studied to support further growth and cost optimization in the future.

Item 3. Legal Proceedings

The Company is subject to litigation, claims, investigations and audits arising from time to time in the ordinary course of business. Although legal proceedings are inherently unpredictable, the Company believes that it has valid defenses with respect to any matters currently pending against the Company and intends to defend itself vigorously. Excluding pending matters referenced below, the outcome of these matters, individually and in the aggregate, is not expected to have a material impact on the Company’s consolidated financial statements.
For additional information on pending matters, please refer to Note N of the accompanying notes to the consolidated financial statements. For further information on the risks associated with existing and future investigations, lawsuits, arbitration, claims, enforcement actions and other legal proceedings, please refer to Item 1A. “Risk Factors.”

Item 4. Mine Safety Disclosures

Not Applicable.

PART II

Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common stock and public warrants are listed on the New York Stock Exchange and trade under the symbols “RDW” and “RDW WS”, respectively. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to certain adjustments. As of March 28, 2023, there were 64,280,631 shares of common stock outstanding and 8,188,811 public warrants outstanding.

Holders

As of March 28, 2023, there were 37 holders of our common stock and 12 holders of our warrants of record. These numbers do not include an estimate of the indeterminate number of beneficial holders whose shares and warrants may be held by brokerage firms and clearing agencies.

Dividends

We have never declared dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. Any decisions to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant.

Recent Sales of Unregistered Securities; Use of Proceeds from Registered Offerings

During the three months ended December 31, 2022, the Company issued no shares of common stock to B. Riley Principal Capital, LLC (“B. Riley”) under the Common Stock Purchase Agreement (the “Agreement”), dated April 14, 2022.

On October 28, 2022 and November 3, 7 and 8, 2022, we issued a total of 81,250 shares of Series A Convertible Preferred Stock to AE Industrial Partners Fund II, LP (“AEI Fund II”) and AE Industrial Partners Structured Solutions I, LP (“AEI Structured Solutions”), affiliates of AEI, BCC Redwire Aggregator, L.P. (“Bain Capital”) and certain other investors for aggregate proceeds of $81.3 million. These shares were issued in a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Stock Performance Graph

Not applicable.

Item 6. [Reserved]

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes included in this Annual Report on Form 10-K. Certain information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to “Item 1A. Risk Factors” and the "Cautionary Note Regarding Forward-Looking Statements” sections of this Annual Report on Form 10-K. Unless the context otherwise requires, all references in this section to the “Company,” “Redwire,” “we,” “us” or “our” refer to Redwire Corporation and its consolidated subsidiaries.
Business Overview
Redwire is a global leader in space infrastructure - we provide the foundational building blocks that are enabling the most complex space missions. With decades of flight heritage combined with the agile and innovative culture of a commercial space platform, we are uniquely positioned to assist our customers in solving the complex challenges of future space missions.

With decades of proven flight heritage uniquely combined with innovative products and culture, Redwire is uniquely positioned to assist our customers in solving the complex challenges of future space missions and industries. Redwire has three primary areas of focus that form our business: (1) Enabling space mission providers, such as government agencies and large prime contractors, with a broad portfolio of space infrastructure, systems, subsystems, and components; (2) Providing the infrastructure and technology needed for people to permanently explore, live and work in space; and (3) assisting international spacefaring allies in the development of organic space capabilities.

Redwire is a global leader in space infrastructure enabling space mission providers with the foundational building blocks needed for their complex space missions to succeed. Space infrastructure is critical to our terrestrial economy in areas such as telecommunications, navigation and timing, climate monitoring, weather forecasting, Earth observation, national security, and even planetary defense. Redwire does not offer full mission solutions for all these areas, but our government and marquee customers such as government agencies and large prime contractors do. We offer a broad array of products and services, many of which have been enabling space missions since the 1960s and have been flight-proven on over 200 spaceflight missions, including missions such as the GPS constellation, New Horizons and Perseverance. We are also a provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization. One example of this is our proprietary roll out solar array (ROSA) systems. Other examples of our proprietary technologies include deployable structures, human-rated camera systems and digital engineering

Redwire plays a critical role for people to Explore, Live and Work in space.
•Explore: For decades, we have played a critical role in historic space exploration missions, such as NASA’s Mars Perseverance Rover. More recently, we served our partner Lockheed Martin and our customer NASA by providing the ”Eyes of Orion” for NASA’s Artemis I mission.
•Live: NASA has laid out a plan to decommission and deorbit the ISS by 2031. As a result, commercial space station development to replace the ISS is anticipated to occur over the next eight years. Redwire ROSA power solutions, berthing and docking mechanisms, robotics and other key technologies are expected to be major subsystems for this opportunity.
•Work: We are a leader in microgravity research and development on the ISS, with over 20 payloads developed and deployed. As commercial space stations and new space industries become a reality, demand is expected to increase for advanced in-space manufacturing and biotech facilities that generate new materials and breakthrough medical treatments manufactured in microgravity.

With the recently renewed global fascination with space, international spacefaring allies need a partner like Redwire to develop their organic space capabilities. With the acquisition of Belgium-based Redwire Space NV, we have a unique portfolio of highly synergistic and complementary core space infrastructure offerings that significantly enhance our access to addressable markets in Europe and the rest of the world. Redwire’s acquisition of Space NV comes as space budgets in Europe increase, with the European Space Agency receiving a 17% increase in budget compared to 2019. Across the globe, many nations see space as a unique opportunity to build national prestige and expand their economies. In addition to the U.S. and Europe, Saudi Arabia, the United Arab Emirates, Hungary, Poland, and India, are making notable investments in space technology, thereby significantly increasing the total addressable market for Redwire.

While Redwire has grown organically, we also continue to integrate several acquisitions from a fragmented landscape of space-focused technology companies with innovative capabilities and deep flight heritage. Many of our technologies are flight-proven and have been adopted by a broad range of customers across national security, civil and commercial space. Combining heritage and innovation has enabled us to accelerate the delivery of these disruptive technologies.

We believe the space economy is at an inflection point. The reduction of launch costs over the last decade has eliminated the single largest economic barrier to entry for the expanded utilization of space, and the increasing cadence of launches provides more flexible, reliable access. This lower cost access has resulted in both the expansion and modernization of traditional national security and civil uses of space and has enticed new commercial entrants to invest substantial capital to develop new space-based business models. Our goal is to provide a full suite of infrastructure solutions, including mission-critical components, services and systems that will contribute to a dramatic expansion of the space-based economy. We believe that our products and services are essential to the growth of space as a strategic military and commercial domain, as well as a frontier for science and exploration.
Recent Developments
During the year ended December 31, 2022, the Company continued to serve as a critical mission partner to commercial, civil, and national security customers with operational wins in areas such as power systems and structures, LEO commercialization and human space flight, as well as navigation, avionics and engineering solutions. Revenues, bookings and deliveries have gained momentum due to a virtuous cycle of quality performance leading to growing contracts in high-growth product lines. In addition, the Company’s go-to-market strategy has expanded work share with new and existing customers. These developments represent the Company’s continued enablement of the missions of today and demonstrate our dedication to accelerating humanity’s expansion into space by delivering reliable, economical, and sustainable infrastructure for future generations. Our products and technologies are enabling multiple constellations and multi-shipset, multi-year programs for commercial partners and government agencies, such as the Space

Development Agency (“SDA”), the U.S. Space Force, National Aeronautics and Space Administration (“NASA”), and commercial customers.
Of particular note among our year-to-date accomplishments: in the first quarter of 2022, the Company successfully delivered multiple L-Band Link-16 Helical Antenna systems for the first generation of the SDA’s National Defense Space Architecture constellation’s Transport Layer. In the second quarter of 2022, Redwire engaged with an undisclosed customer to begin design and delivery of 42 high gain antennas. During the third quarter of 2022, the Company continued to deliver on expansion orders for this product offering to our National Security customers.
The Company continues to provide solar array solutions for a variety of customers, including early delivery relative to its baseline schedule of the fourth Roll-Out Solar Array (“ROSA”) solar array for augmentation of the International Space Station’s (“ISS”) power generation capabilities. Following up on the successful installation of wings 1 and 2 in 2021 and wings 3 and 4 in 2022, wings 5 and 6 are scheduled to be launched in 2023. In addition, wings 7 and 8 were awarded in 2022 to complete the ISS power system upgrade in 2024. During the second quarter of 2022, the Company also delivered additional shipsets of ROSA arrays to multiple commercial customers and expanded our ROSA product line backlog. ROSA is an innovative solar array technology proprietary to Redwire and is operating on a variety of missions such as NASA’s Double Asteroid Redirection Test (“DART”). In September 2022, NASA’s DART spacecraft, powered by two ROSA wings and guided by digital sun sensors produced by the Company, crashed into the asteroid moonlet Dimorphos and successfully completed the world’s first full-scale planetary defense test mission. The Company’s solar array product lines have a robust and growing backlog, including the Power and Propulsion Element of the Lunar Gateway and a variety of small low Earth orbit (“LEO”) satellites. To support anticipated growth of the ROSA, rigid panel solar arrays, and deployable structures product line, the Company opened a new facility in Goleta, CA in the third quarter of 2022.
During the year ended December 31, 2022, the Company introduced new product configurations and entered into new strategic relationships to expand its total addressable market and support future growth opportunities for the star trackers, sun sensors, and camera systems product lines. In addition, the Company’s digital engineering teams continued to deliver modeling and simulation demonstrations for multiple customers. Cost increases and additional research and development investment in this area impacted the Company’s performance for the year ended December 31, 2022. The Company expects to continue to invest in technologies and infrastructure to increase production capacity and operating leverage through the remainder of 2022.
Merger with Genesis Park Acquisition Corp. (“GPAC”)
On March 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC (“Merger Sub”), Cosmos Intermediate, LLC (“Cosmos”) and AE Red Holdings, LLC formerly known as Redwire, LLC (“Holdings”).

Pursuant to the Merger Agreement, the parties completed a business combination transaction by which, (i) GPAC domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act of the Cayman Islands (the “Domestication”), (ii) Merger Sub merged with and into Cosmos, with Cosmos being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, Cosmos merged with and into GPAC, with GPAC being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). In this Annual Report on Form 10-K, we refer to the Domestication and the Transactions, collectively, as the “Merger”.

On September 2, 2021, the Company consummated the Merger. Upon the closing of the Merger, GPAC was renamed to Redwire Corporation. The Merger was accounted for as a reverse recapitalization in which GPAC was treated as the acquired company. A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of the Company in many respects. In Space Inc. (“MIS”) was deemed the accounting predecessor and the combined entity is the successor SEC registrant, Redwire Corporation.

The aggregate consideration paid to Holdings consisted of a combination of cash and stock. The cash consideration was comprised of $75.0 million (such amount, the “Closing Cash Consideration”). The remainder of the consideration was comprised of (i) 37,200,000 shares of common stock, par value $0.0001 per share, of GPAC (the “Closing Share Consideration”) and (ii) 2,000,000 warrants to purchase one share of common stock per warrant (the “Closing Warrant Consideration”), with such amount of warrants corresponding to the forfeiture of certain warrants acquired by GPAC’s Sponsor, Genesis Park Holdings, a Cayman Islands limited liability company and Jefferies LLC in connection with GPAC’s initial public offering. At the effective time of the First Merger, the units of Cosmos were canceled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Cash Consideration, the Closing Share Consideration and the Closing Warrant Consideration.

Impact of Macroeconomic Environment and COVID-19
We continue to evaluate the ongoing impact of the macroeconomic environment and COVID-19 pandemic. Adverse macroeconomic conditions including, among others, heightened inflation, rising interest rates, volatility in capital markets, supply chain disruptions, labor shortages, regulatory challenges, and the ongoing impact of COVID-19 pandemic have affected the Company’s cost of capital, financial condition and results of operations. Decreases in the availability, cost and delivery of supplies have caused shortages and delays for the procurement of raw materials, components and other supplies required to fulfill the Company’s performance obligations.

The macroeconomic environment and COVID-19 pandemic have impacted the cost and schedule of numerous programs in our existing backlog resulting in program execution delays. We are also observing stress in our domestic and foreign supplier base, which is tied to global supply chain constraints, labor shortages, inflationary pressures and financial market volatility. The near and long-term implication of these delays and the timing of new awards remains uncertain.

During 2022, inflation and supply chain pressures have resulted in unfavorable cost estimates at completion (“EAC”) adjustments related to increased production costs, which has impacted our revenues, primarily in the Mission Solutions reporting unit, increased research and development costs, and increased cost of capital. To date, these factors have had a material adverse effect on our results of operations including the impairment expense recorded in the second and fourth quarter of 2022. Please refer to Note G, Note H, Note I and Note T of the accompanying notes to the consolidated financial statements for additional information.

We will continue to monitor and assess the actual and potential impacts of these matters on employees, customers, suppliers, all of which, to some extent, have and will continue to impact revenues, estimated costs to complete projects, earnings and cash flow.

Committed Equity Facility
On April 14, 2022, the Company entered into an $80.0 million common stock purchase agreement (“Purchase Agreement”) with B. Riley Principal Capital, LLC (“B. Riley”) to further support its growth strategy through initiatives such as accretive acquisitions and internal investments, to bolster working capital, and/or for general corporate purposes. Please refer to Note P of the accompanying notes to the consolidated financial statements for additional information.

Convertible Preferred Stock Offering
On October 28, 2022, the Company filed a Certificate of Designation describing the terms and conditions of newly issued Series A convertible preferred stock of the Company, par value $0.0001 (the “Convertible Preferred Stock”), with 88,000 total shares constituting the series. On the same date, the Company entered into (i) an investment agreement (the “AEI Investment Agreement”) with AE Industrial Partners Fund II, LP (“AEI Fund II”) and AE Industrial Partners Structured Solutions I, LP (“AEI Structured Solutions”, and together with AEI Fund II, (“AEI”), and (ii) an investment agreement (the “Bain Capital Investment Agreement,” and together with the AEI Investment Agreement, the “Investment Agreements”) with BCC Redwire Aggregator, LP (“Bain Capital”). Pursuant to the Investment Agreements, the Company sold an aggregate of 80,000 shares (the “Purchased Shares”) of the Convertible Preferred Stock to AEI and Bain Capital, for an aggregate purchase price of $80.0 million. The Company used a portion of the proceeds from the sale to finance the acquisition of Space NV. In addition, the Company intends to utilize the remaining proceeds to continue capitalizing on the growing market for space infrastructure which may include (i) investing in current capabilities which the Company believes will assist in meeting customer demand and in expanding current Company offerings; (ii) expanding and diversifying the Company’s global infrastructure offerings; and (iii) increasing the total available liquidity of the Company.

Under the terms of the investment agreements with each of Bain Capital and AEI, they hold, in the aggregate, 80,000 shares of newly issued Convertible Preferred Stock, with Bain Capital holding 50,000 shares and AEI holding 30,000 shares. The Convertible Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $3.05 per share, subject to customary anti-dilution and price protective adjustments. The Convertible Preferred Stock can be converted into Common Stock at any time, and is subject to mandatory conversion upon thresholds related to the Company’s market capitalization and profitability metrics.

In addition, on November 7 and 8, 2022, the Company entered into additional investment agreements (the “Additional Investment Agreements”) with various investors (collectively, the “Additional Investors”) pursuant to which the Company issued and sold a total of 1,250 shares of the Convertible Preferred Stock to the Additional Investors for an aggregate purchase price of $1.25 million. Please refer to Note O of the accompanying notes to the consolidated financial statements for additional information.

Acquisition Activity
On October 31, 2022, the Company acquired 100% of the equity interests in Redwire Space NV (f/k/a QinetiQ Space NV) (“Space NV”) for $36.9 million (€36.8 million) in cash. Space NV was founded in 1983 and is a Belgium-based commercial space business providing design and integration of critical space infrastructure and other instruments for end-to-end space missions. Space NV has over 35 years of mission heritage in orbit, delivering observation, platforms, science, navigation and secure communications critical infrastructure to civil and commercial space customers, including the European Space Agency (“ESA”) and the Belgian Science Policy Office (“BELSPO”). Space NV’s core product offerings complement Redwire’s portfolio and include advanced payloads, small satellite technology, berthing and docking equipment and space instruments. Space NV is expected to provide Redwire with enhanced scale and innovation capabilities across numerous high-growth space areas, an expanded total addressable market and increased exposure to European customers. Please refer to Note C of the accompanying notes to the consolidated financial statements for additional information.

Results of Operations

Results of operations for the year ended December 31, 2022 compared to the year ended December 31, 2021

The following table presents our results of operations for the year ended December 31, 2022 compared to the year ended December 31, 2021 expressed in U.S. thousands of dollars, along with the percentage of revenues and the dollar and percent change compared to the prior period:

	Year Ended				$ Change from prior year period	% Change from prior year period
(in thousands, except percentages)	December 31, 2022	% of revenues	December 31, 2021	% of revenues
Revenues	$160,549	100%	$137,601	100%	$22,948	17%
Cost of sales	131,854	82	108,224	79	23,630	22
Gross margin	28,695	18	29,377	21	(682)	(2)
Operating expenses:
Selling, general and administrative expenses	70,342	44	78,695	57	(8,353)	(11)
Contingent earnout expense	—	—	11,337	8	(11,337)	(100)
Transaction expenses	3,237	2	5,016	4	(1,779)	(35)
Impairment expense	96,623	60	—	—	96,623	100
Research and development	4,941	3	4,516	3	425	9
Operating income (loss)	(146,448)	(91)	(70,187)	(51)	(76,261)	109
Interest expense, net	8,219	5	6,456	5	1,763	27
Other (income) expense, net	(16,075)	(10)	(3,837)	(3)	(12,238)	319
Income (loss) before income taxes	(138,592)	(86)	(72,806)	(53)	(65,786)	90
Income tax expense (benefit)	(7,972)	(5)	(11,269)	(8)	3,297	(29)
Net income (loss)	(130,620)	(81)	(61,537)	(45)	(69,083)	112
Net income (loss) attributable to noncontrolling interests	(3)	—	—	—	(3)	(100)
Net income (loss) attributable to Redwire Corporation	$(130,617)	(81)%	$(61,537)	(45)%	$(69,080)	112%

For purposes of the following discussion and analysis, any financial impact related to the acquisition of Oakman Aerospace, Inc. (“Oakman”), Deployable Space Systems, Inc. (“DPSS”) and Techshot, Inc. (“Techshot”) is collectively referred to as the “2021 Acquisitions.”

Revenues
Revenues increased by $22.9 million, or 17%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The year-over-year increase in revenues was primarily driven by $8.8 million of contributed revenue from the Techshot acquisition and $11.7 million of contributed revenue from the Space NV acquisition as well as changes in contract mix and the timing of product deliveries in the deployables and engineering solutions space. This activity was partially offset by the timing of subcontracted work in addition to macroeconomic headwinds, including inflation and supply chain pressures, that resulted in unfavorable EAC adjustments and increased production costs, primarily in the Mission Solutions reporting unit.

Cost of Sales
Cost of sales increased $23.6 million, or 22%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The year-over-year increase in cost of sales was primarily driven by increased costs associated with revenue growth for the period, $6.6 million of contributed cost of sales from the Techshot acquisition and $9.2 million of contributed cost of sales from the Space NV acquisition, as well as the macroeconomic factors discussed above, primarily in the Mission Solutions reporting unit.

Gross Margin
Gross margin decreased $0.7 million, or 2%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. As a percentage of sales, gross margin was 18% and 21% for the year ended December 31, 2022 and December 31, 2021, respectively. The year-over-year decrease in gross margin was primarily driven by changes in contract mix and an increase in production costs due to macroeconomic factors discussed above, primarily in the Mission Solutions reporting unit.
Selling, General and Administrative Expenses
SG&A expenses decreased $8.4 million, or 11%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The year-over-year decrease in SG&A was primarily driven by a reduction in equity-based compensation expense of $16.8 million related to profit interest awards that were fully expended during the year ended December 31, 2021. This was partially offset by increased payroll costs related to our expanded workforce of $6.5 million and $2.6 million contributed SG&A from the Space NV acquisition.

Contingent Earnout Expense
Contingent earnout expenses decreased $11.3 million, or 100%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. Earnout expense in the year ended December 31, 2021 related to a settlement agreement the Company executed with MIS regarding the contingent earnout payment set forth in the purchase agreement and a Roccor contingent earnout payment. There was no such expense or payment recognized during the year ended December 31, 2022.

Transaction Expenses
Transaction expenses decreased $1.8 million, or 35%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The transaction expenses incurred in the year ended December 31, 2022 were primarily related to the acquisitions of Techshot and Space NV, while transaction expenses incurred in the year ended December 31, 2021 included the 2021 Acquisitions.

Impairment Expense
Impairment expense increased $96.6 million, or 100%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. During the second and fourth quarter of 2022, the Company performed an interim and annual quantitative goodwill and long-lived asset impairment test and recorded a non-cash, pre-tax and post-tax impairment charge of $96.6 million. Of this amount, $13.1 million related to property, plant and equipment, $30.9 million related to intangible assets, $2.7 million related to right-of-use assets and $49.9 million related to goodwill. There was no such impairment charge during the year ended December 31, 2021. Please refer to Note G, Note H, Note I, Note K and Note T of the accompanying notes to the consolidated financial statements for additional information related to impairment.

Research and Development
Research and development expenses increased $0.4 million, or 9%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily driven by the strategic decision to invest in future technologies despite macroeconomic factors that increased the cost of research and development activities. The remaining increase was due to varied spending on projects related to solar arrays, modeling and simulation environments, and technologies related to low Earth orbit commercialization, including biofabrication, polymer and metal manufacturing, and cold stowage services. Contributed expenses from the Techshot acquisition was $1.1 million for the year ended December 31, 2022.

Interest Expense, net
Interest expense, net increased $1.8 million, or 27.3%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. This increase was primarily related to an increase in the Company’s cost of capital due to the increase in variable interest rates as well as the debt financing activities undertaken during the year ended December 31, 2022. Please refer to Note J of the accompanying notes to the consolidated financial statements for additional information related to the Company’s debt obligations.

Other (Income) Expense, net
Other (income) expense, net increased $12.2 million, or 319%, for the year ended December 31, 2022 compared to the year ended

December 31, 2021. The year-over-year increase was primarily due to a gain recognized as a result of a decrease in the fair value of the private warrant liability of $17.8 million for the year ended December 31, 2022 as compared to $2.6 million for the year ended December 31, 2021. The increase was partially offset by $0.8 million of costs incurred as a result of executing the Purchase Agreement with B. Riley and a $0.5 million loss recognized as a result of a decrease in the fair value of the Committed Equity Facility. Please refer to Note D of the accompanying notes to the consolidated financial statements for additional information related to the private warrants and the Committed Equity Facility. Please refer to Note P of the accompanying notes to the consolidated financial statements for further information related to the Purchase Agreement with B. Riley.

Income Tax Expense (Benefit)
The table below provides information regarding our income tax expense (benefit) for the following periods:

	Year Ended
(in thousands, except percent)	December 31, 2022	December 31, 2021
Income tax expense (benefit)	$(7,972)	$(11,269)
Effective tax rate	5.8%	15.5%
The decrease in our effective tax rate for the year ended December 31, 2022 compared to the year ended December 31, 2021 is primarily due to the impact of nondeductible impairment and the valuation of warrants during the year ended December 31, 2022. Please refer to Note M of the accompanying notes to the consolidated financial statements for further discussion.

Net Income (Loss) Attributable to Noncontrolling Interests
The decrease in net income (loss) attributable to noncontrolling interests for the year ended December 31, 2022 compared to the year ended December 31, 2021 is due to the noncontrolling portion of net income (loss) related to the Company’s variable interest in Redu Operations Services SA/NV (“ROS”) for 2022. There was no such comparable amounts during the prior year. Please refer to Note V of the accompanying notes to the consolidated financial statements for further information.

Supplemental Non-GAAP Information
We use Adjusted EBITDA and Pro Forma Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources which are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and are considered to be Non-GAAP financial performance measures. These Non-GAAP financial performance measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense (income), net, income tax (benefit) expense, depreciation and amortization, impairment expense, acquisition deal costs, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, equity-based compensation, committed equity facility transaction costs, debt financing costs, and warrant liability fair value adjustments. Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA further adjusted for the incremental Adjusted EBITDA that acquired businesses would have contributed for the periods presented if such acquisitions had occurred on January 1 of the year in which they occurred. Accordingly, historical financial information for the businesses acquired includes pro forma adjustments calculated in a manner consistent with the concepts of Article 8 of Regulation S-X, which are ultimately added back in the calculation of Adjusted EBITDA. As an emerging growth company that has completed a significant number of acquisitions in 2021 and 2022, we believe Pro Forma Adjusted EBITDA provides meaningful insights into the impact of strategic acquisitions as well as an indicative run rate of the Company’s future operating performance.

The table below presents a reconciliation of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP for the following periods:

	Year Ended
(in thousands)	December 31, 2022	December 31, 2021
Net income (loss)	$(130,620)	$(61,537)
Interest expense	8,220	6,458
Income tax expense (benefit)	(7,972)	(11,269)
Depreciation and amortization	11,288	10,584
Impairment expense	96,623	—
Acquisition deal costs (i)	3,237	5,237
Acquisition integration costs (i)	3,915	2,383
Acquisition earnout costs (ii)	—	11,337
Purchase accounting fair value adjustment related to deferred revenue (ii)	139	310
Severance costs (iii)	1,311	—
Capital market and advisory fees (iv)	5,547	10,258
Litigation-related expenses (v)	2,877	2,978
Equity-based compensation (vi)	10,786	27,112
Committed equity facility transaction costs (vii)	1,364	—
Debt financing costs (viii)	102	48
Warrant liability change in fair value adjustment (ix)	(17,784)	(2,629)
Adjusted EBITDA	(10,967)	1,270
Pro forma impact on Adjusted EBITDA (x)	3,932	1,979
Pro Forma Adjusted EBITDA	$(7,035)	$3,249
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire incurred acquisition costs related to the Roccor and MIS contingent earnout payments and purchase accounting fair value adjustments to unwind deferred revenue for MIS and DPSS.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees, including, but not limited to, the Company’s former CFO and COO.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with preparation for the Merger and transitional costs associated with becoming a public company.
v.Redwire incurred expenses related to the Audit Committee investigation and securities litigation as further described in Note N of the accompanying notes to the consolidated financial statements.
vi.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
vii.Redwire incurred expenses related to the committed equity facility with B. Riley, which includes consideration paid to enter into the Purchase Agreement as well as changes in the fair value of the associated derivative asset.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with ASC 470, Debt. Amounts presented for the year ended December 31, 2021 were previously reported under capital market and advisory fees.
ix.Redwire adjusted the fair value of the private warrant liability with changes in fair value recognized as a gain or loss during the respective periods.
x.Pro forma impact is computed in a manner consistent with the concepts of Article 8 of Regulation S-X and represents the incremental results of a full period of operations assuming the entities acquired during the periods presented were acquired from January 1 of the year in which they occurred. For the year ended December 31, 2021, the pro forma impact included the results of Oakman, DPSS and Techshot, while the year ended December 31, 2022 included the results of Space NV.

Key Performance Indicators
Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Year Ended
(in thousands, except ratio)	December 31, 2022	December 31, 2021
Contracts awarded	$327,035	$155,070
Revenues	160,549	137,601
Book-to-bill ratio	2.04	1.13
Book-to-bill is the ratio of total contracts awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders including time and material contracts which were awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.

We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 2.04 for the year ended December 31, 2022, as compared to 1.13 for the year ended December 31, 2021. For the year ended December 31, 2022, $109.8 million of the contracts awarded balance relates to acquired contract value from the Space NV acquisition. For the year ended December 31, 2021, $41.5 million of the contracts awarded balance relates to acquired contract value from the Oakman, DPSS and Techshot acquisitions.

Backlog
Our total backlog, which includes both contracted and uncontracted backlog, was as follows for the periods presented:

(in thousands)	December 31, 2022	December 31, 2021
Organic backlog, beginning balance	$139,742	$122,273
Organic additions during the period	194,539	155,244
Organic revenue recognized during the period	(148,891)	(137,601)
Foreign currency translation	(478)	(174)
Organic backlog, ending balance	184,912	139,742

Acquisition-related contract value, beginning balance	—	—
Acquisition-related contract value acquired during the period	109,765	—
Acquisition-related additions during the period	22,731	—
Acquisition-related revenue recognized during the period	(11,658)	—
Foreign currency translation	7,307	—
Acquisition-related backlog, ending balance	128,145	—

Contracted backlog, ending balance	313,057	139,742
Uncontracted backlog, ending balance	152,072	131,893
Total backlog, ending balance	$465,129	$271,635

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $37.4 million and $10.7 million in remaining contract value from time and materials contracts as of December 31, 2022 and as of December 31, 2021, respectively.

Organic contracted backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. The acquisition-related contract backlog activity presented in the table above includes only the contracted backlog of Space NV. Similarly, organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period.

Uncontracted backlog represents the anticipated contract value, or portion thereof, of goods and services to be delivered under existing contracts which have not been appropriated or otherwise authorized. Uncontracted backlog includes $37.4 million and $67.8 million of contract extensions under negotiation that were priced, fully scoped, verbally awarded, and expected to be executed shortly as of December 31, 2022 and as of December 31, 2021, respectively.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management fully expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations in Luxembourg and Belgium was $129.9 million and $5.3 million as of December 31, 2022 and December 31, 2021, respectively. These amounts are subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.

Liquidity and Capital Resources
Our primary sources of liquidity are cash flows provided by our operations, access to existing credit facilities, proceeds from the issuance of common stock under the B. Riley committed equity facility and proceeds from the sale of Convertible Preferred Stock. Since its inception, the Company has incurred net losses and negative operating cash flow, and has used its cash to fund capital expenditures, costs associated with the Company’s acquisitions, and costs associated with the Merger, among other uses. While some of these cash outflows have been non-recurring in nature, the Company has continued to experience net cash outflows from operating activities. While the Company believes its continued growth and cash flow management will result in improvements in cash from operating activities going forward, there can be no assurance these improvements will be achieved.

Our primary short-term cash requirements are to fund working capital, operating lease obligations, and short-term debt, including current maturities of long-term debt. Working capital requirements can vary significantly from period to period, particularly as a result of the timing of receipts and disbursements related to long-term contracts. Significant fluctuations in working capital could adversely impact the Company’s cash position and short-term liquidity needs.

Our medium-term to long-term cash requirements are to service and repay debt, expand our breadth and footprint through acquisitions as well as invest in facilities, equipment, technologies, and research and development for our growth initiatives. To support these initiatives, we expect to continue to make significant investments in our business, including hiring additional staff, implementing processes and procedures to address public company requirements and other customary practices as well as evaluating strategic acquisitions. As a result, we will likely incur additional operating expenses and capital expenditures.

Our ability to fund our cash needs is dependent upon the successful execution of our business strategy and future operating results. Our future operating results are subject to, among others, general economic conditions, including as a result of the COVID-19 pandemic, heightened inflation, rising interest rates and supply chain pressures, competitive dynamics in our target markets as well as legislative and regulatory factors that may be outside of our control. As part of our business and debt management strategy, we continuously evaluate opportunities to further strengthen our financial and liquidity position including the issuance of additional equity or debt securities, refinance or otherwise restructure our existing credit facilities, or enter into new financing arrangements. On April 14, 2022, the Company entered into a committed equity facility and during the fourth quarter of 2022 sold shares of Convertible Preferred Stock. See below for more information. In addition, the Company has been executing on certain cost reduction actions including, among others, integration-related workforce rationalizations, real estate synergies, business unit optimization initiatives, and cost savings associated with certain Corporate level employment costs. There can be no assurance that any of these actions will be sufficient to allow us to service our debt obligations, meet our debt covenants, or that such actions will not result in an adverse impact on our business.

On October 28, 2022, the Company entered into the Investment Agreements. Pursuant to the Investment Agreements, the Company sold an aggregate of 80,000 shares of the Convertible Preferred Stock to AEI and Bain Capital, for an aggregate purchase price of $80.0 million. The closing of the purchase and sale to AEI occurred simultaneously with the signing of the AEI Investment Agreement on October 28, 2022. The closing of the purchase and sale to Bain Capital occurred on November 3, 2022. In addition, on November 7 and 8, 2022, the Company entered into the Additional Investment Agreements with the Additional Investors, pursuant to which the Company issued and sold a total of 1,250 shares of the Convertible Preferred Stock to the Additional Investors for an aggregate purchase price of $1.25 million.

The Company used a portion of the proceeds from the sale of the Purchased Shares to finance the acquisition of Space NV. In addition, the Company intends to use the remaining proceeds for certain corporate purposes, which may include (i) investing in current capabilities which the Company believes will assist in meeting customer demand and in expanding current Company offerings; (ii) expanding and diversifying the Company’s global infrastructure offerings; and (iii) increasing the total available liquidity of the Company. Please refer to Note J of the accompanying notes to the consolidated financial statements for additional information.

As of December 31, 2022, our available liquidity totaled $53.3 million, which was comprised of $28.3 million in cash and cash equivalents, and $25.0 million in available borrowings from our existing credit facilities. We believe that our existing sources of liquidity will be sufficient to meet our working capital needs and comply with our debt covenants for at least the next twelve months from the date on which our consolidated financial statements were issued. However, the Company’s current liquidity may not be sufficient to meet the required long-term liquidity needs associated with continued use of cash from operating activities at historical levels, in addition to its other liquidity needs associated with its capital expenditures, debt payments, and other investing and financing requirements.

The table below summarizes our outstanding debt as of the following periods:

(in thousands)	December 31, 2022	December 31, 2021
Adams Street Term Loan	$30,626	$30,690
Adams Street Revolving Credit Facility	—	—
Adams Street Delayed Draw Term Loan	14,819	14,850
Adams Street Incremental Term Loan	31,695	31,760
D&O Financing Loans	1,798	1,904
Total debt	78,938	79,204
Less: unamortized discounts and issuance costs	1,615	1,653
Total debt, net	77,323	77,551
Less: Short-term debt, including current portion of long-term debt	2,578	2,684
Total long-term debt, net	$74,745	$74,867

Adams Street Credit Agreement
On October 28, 2020, we entered into the Adams Street Credit Agreement, which included the following:
i.$31.0 million term loan (the “Adams Street Term Loan”). Proceeds from the Adams Street Term Loan were used to finance the acquisition of Roccor, pay acquisition-related costs, fund working capital needs (including the payment of any working capital adjustment pursuant to the Roccor acquisition agreement) and other general corporate purposes;
ii.$5.0 million revolving credit facility (the “Adams Street Revolving Credit Facility”), which has been increased as set forth below; and
iii.$15.0 million delayed draw term loan (the “Adams Street Delayed Draw Term Loan”).

On January 15, 2021, we drew $15.0 million on the delayed draw term loan to finance the Oakman acquisition. On February 17, 2021, we amended the Adams Street Credit Agreement to increase the principal amount of the Adams Street Term Loan by an additional $32.0 million to finance the DPSS acquisition. On July 30, 2021, we drew $3.0 million on the revolving credit facility and repaid the $3.0 million draw down on September 23, 2021. During the year ended December 31, 2022, the Company made $1.0 million of net payments on the total debt outstanding, including repayments on borrowings under the revolving credit facility. As of December 31, 2022, there were no borrowings outstanding on the revolving credit facility.

On September 2, 2021, the Adams Street Credit Agreement was amended to provide that the consolidated total net leverage ratio not exceed 6.50:1.00 on the last day of any quarter (“the Financial Covenant”), to remove the cap on the amount of unrestricted cash which may be netted for purposes of the Financial Covenant, to redefine “Consolidated EBITDA”, and to reset the call protection terms.

On March 25, 2022, the Company entered into a Third Amendment (the “Third Amendment”) to the Adams Street Capital Credit Agreement to, among other things, increase commitments under the revolving credit facility from $5.0 million to $25.0 million.

The Third Amendment also modified certain negative covenants and increased the per annum interest rate (i) with respect to revolving loans in an aggregate principal amount of $5.0 million or less, to 6.00% for Eurocurrency rate loans and 5.00% for Base Rate Loans, and (ii) with respect to revolving loans in an aggregate principal amount in excess of $5.0 million, to 7.50% for Eurocurrency rate loans and 6.50% for Base Rate Loans.

The Adams Street Credit Agreement has a maturity date of October 28, 2026. The Adams Street Credit Agreement is secured by a first lien security interest in all right, title or interest in or to certain assets and properties owned by us and the guarantors included in the Adams Street Credit Agreement. The Adams Street Credit Agreement requires us to meet customary affirmative and negative covenants, default provisions, representations and warranties and other terms and conditions. We are required to make mandatory prepayments of the outstanding principal and accrued interest under the Adams Street Credit Agreement (i) upon the occurrence of certain events and (ii) to the extent a specified net leverage ratio is exceeded as evaluated on any test period ending date. The test period ending dates are March 31, June 30, September 30 and December 31 each year, starting on March 31, 2021, through the maturity of the agreement.

The Adams Street Capital Credit Agreement, as amended, contains certain customary representations and warranties, affirmative and other covenants and events of default, including among other things, payment defaults, breach of representations and warranties, and covenant defaults.

In connection with the entry into the Third Amendment, AEI and certain of its affiliates (the “AEI Guarantors”), provided a limited guarantee for the payment of outstanding revolving loans in excess of $10.0 million, with a $15.0 million cap in the aggregate. In the event that the AEI Guarantors are required to make payments to the lenders under the Adams Street Capital Credit Agreement pursuant to the terms of the limited guarantee, each AEI Guarantor would be subrogated to the rights of the lenders. In connection with the limited guarantee, the Lead Borrower agreed to pay to the AEI Guarantors, a fee equal to 2% of any amount actually paid by such guarantors under the limited guarantee. The fee is waivable by the AEI Guarantors in their discretion.

In August 2022, the Company entered into a Fourth Amendment (the “Fourth Amendment”) to the Adams Street Capital Credit Agreement, which, among other things, suspended certain covenant compliance requirements commencing with the quarter ended December 31, 2022 through June 30, 2023, and resuming with the first test period ending September 30, 2023. Please refer to Note J of the accompanying notes to the consolidated financial statements for additional information on the Fourth Amendment.

On October 28, 2022, the Company entered into a Fifth Amendment (the “Fifth Amendment”) to the Adams Street Capital Credit Agreement, which among other things, further suspended certain covenant compliance requirements through September 30, 2023 with such compliance resuming with the fiscal quarter ending December 31, 2023 and providing that the consolidated total net leverage ratio not exceed 7.50:1.00 on the last day of any testing period through the quarter ending September 30, 2024 and not to exceed 6.5:1.00 for testing periods thereafter. Pursuant to the Fifth Amendment, the limited guarantees by the AEI Guarantors are no longer effective. Please refer to Note J of the accompanying notes to the consolidated financial statements for additional information.

As of December 31, 2022, we were in compliance with our debt covenants under the Adams Street Credit Agreement, as amended by the Fifth Amendment.

SVB Loan Agreement
On August 31, 2020, the Company entered into a $45.4 million loan agreement with Silicon Valley Bank, which was subsequently modified to increase the principal to $51.1 million on October 28, 2020 (the “SVB Loan”). On April 2, 2021, the Company amended the SVB Loan Agreement to extend the term from August 2021 to September 30, 2022. On September 2, 2021, the Company repaid the full outstanding principal and interest on the SVB Loan. Subsequent to the repayment, the Company does not have any other financial dealings with SVB.

Paycheck Protection Program Loan
On May 1, 2020, prior to its acquisition by the Company, Deep Space Systems, Inc. (“DSS”) received a Paycheck Protection Program (“PPP”) loan for $1.1 million (the “DSS PPP Loan”), with a maturity date of May 1, 2022. Under the terms of the DSS PPP Loan, DSS could apply for forgiveness under the PPP regulations if DSS used the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the PPP. As the funds were disbursed to DSS prior to the acquisition, the Company intended to repay any unforgiven balance with funds held in a DSS savings account as of the date of the DSS acquisition. On June 18, 2021, $0.6 million of the DSS PPP Loan was forgiven and as a result reclassified as a note payable to the seller of DSS. During the Successor 2021 Period, we repaid the $0.6 million note payable to the seller of DSS and the remaining outstanding principal and interest of $0.5 million on the DSS PPP loan.

D&O Financing Loans
On September 3, 2021, we entered into a $3.0 million loan with BankDirect Capital Finance (the “2021 D&O Financing Loan”) to finance our directors and officers insurance premium. The 2021 D&O Financing Loan has an interest rate of 1.74% per annum, an effective interest rate of 1.75%, and a maturity date of May 3, 2022. In May 2022, the Company repaid the full outstanding principal and interest on the 2021 D&O Financing Loan.

On September 3, 2022, the Company entered into a $2.7 million loan with ACFO Credit Corporation (the “2022 D&O Financing Loan”) to finance the Company’s directors and officers insurance premium. The 2022 D&O Financing Loan has an interest rate of 4.59% per annum and a maturity date of June 3, 2023.

Committed Equity Facility
On April 14, 2022, the Company entered into an $80.0 million Purchase Agreement with B. Riley. The Purchase Agreement governs a committed equity facility that provides the Company with the right, without obligation, to sell and issue up to $80.0 million of its common stock over a period of 24 months to B. Riley at the Company’s sole discretion, subject to certain limitations and conditions. Please refer to Note P of the accompanying notes to the consolidated financial statements for additional information.

Net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its common stock to B. Riley. The Company intends to use the net proceeds from this Purchase Agreement to further support its growth strategy through initiatives such as accretive acquisitions and internal investments, to bolster working capital and/or for general corporate purposes.

During the year ended December 31, 2022, the Company sold a total of 909,669 shares of the Company’s common stock for proceeds of $3.0 million pursuant to the Purchase Agreement. As of December 31, 2022, registered shares available for purchase under the committed equity facility were 8,090,331.

Contractual Obligations
The following table presents our contractual obligations as of December 31, 2022:

(in thousands)	2023	2024	2025	2026	2027	Thereafter	Total
Adams Street Term Loan	$310	$310	$310	$29,696	$—	$—	$30,626
Adams Street Delayed Draw Term Loan	150	150	150	14,369	—	—	14,819
Adams Street Incremental Term Loan	320	320	320	30,735	—	—	31,695
Adams Street Revolving Credit Facility	—	—	—	—	—	—	—
D&O Loan	1,798	—	—	—	—	—	1,798
Total long-term debt maturities	2,578	780	780	74,800	—	—	78,938
Future minimum operating lease payments	4,026	3,823	3,261	2,644	2,553	2,260	18,567
Future minimum finance lease payments	368	310	222	95	25	—	1,020
Total contractual obligations	$6,972	$4,913	$4,263	$77,539	$2,578	$2,260	$98,525

The Company is obligated under certain operating leases for its facilities and office equipment. Certain facility leases contain predetermined fixed escalation of minimum rents at rates ranging from 1.96% to 4.00% per annum and renewal options that could extend certain leases up to an additional nine years; the office equipment lease contains a renewal option that could extend the lease to consecutive 60-day terms and a purchase option. As of December 31, 2022, the future annual minimum lease payments for operating leases for the year 2023 was estimated at $4.0 million with estimated aggregate minimum lease payments of $18.6 million through expiration of current leases. Refer to Note K of the accompanying notes to the consolidated financial statements for further information.

As of December 31, 2022, the Company had one facility lease that had not yet commenced but created significant future lease obligations in the amount of $1.5 million. The contract was determined to be an operating lease, whereby the Company is not required to make rent payments prior to the lease commencement date while construction is completed on the underlying asset. Due to the nature of the work and the amount of the Company’s contribution to construction period costs, the Company was determined not to be the accounting owner of the asset under construction as the landlord had substantially all of the construction period risks.

Cash Flows
The table below summarizes certain information from the consolidated statements of cash flows for the following periods:

	Year Ended
(in thousands)	December 31, 2022	December 31, 2021
Net cash provided by (used in) operating activities	$(31,657)	$(37,358)
Net cash provided by (used in) investing activities	(37,382)	(38,541)
Net cash provided by (used in) financing activities	76,560	74,210
Effect of foreign currency rate changes on cash and cash equivalents	272	136
Net increase (decrease) in cash and cash equivalents	7,793	(1,553)
Cash and cash equivalents at end of period	$28,316	$20,523

Operating activities
For the year ended December 31, 2022, net cash used in operating activities was $31.7 million. Net loss before deducting depreciation, amortization and other non-cash items generated a cash outflow of $35.7 million and was partially offset by a favorable change in net working capital of $4.1 million during this period. The change in net working capital was largely driven by an increase in deferred revenue of $8.3 million, partially offset by an increase in accounts receivable of $6.6 million. The changes in deferred revenue and accounts receivable relates to the timing of newly awarded contracts and billable milestones occurring during the year ended December 31, 2022.

For the year ended December 31, 2021, net cash used in operating activities was $37.4 million. Net loss before deducting depreciation, amortization and other non-cash items generated a cash outflow of $27.8 million and was further impacted by an unfavorable change in net working capital of $9.5 million during this period. The change in net working capital was largely driven by the increases in accounts receivable of $6.8 million, contract assets of $5.0 million, and prepaid insurance of $2.8 million, and decreases in deferred revenue of $4.5 million and notes payable of $0.6 million, partially offset by the increase in accounts payable and accrued expenses of $10.4 million. The change in prepaid insurance relates to the Company’s directors and officers insurance policy purchased and prepaid and the changes in accounts receivable, contract assets and deferred revenue relates to the timing of billable milestones occurring during the year ended December 31, 2021. The change in accounts payable and accrued expenses is primarily a result of increase accrued payroll related costs and accounts payable due to acquisitions.
Investing activities
For the year ended December 31, 2022, net cash used in investing activities was $37.4 million, consisting of $33.2 million for the acquisition of Space NV, $3.6 million used for the purchase of property, plant and equipment and $0.5 million used for the purchase of software related intangible assets.

For the year ended December 31, 2021, net cash used in investing activities was $38.5 million, consisting of $40.6 million used for the acquisition of Oakman, DPSS and Techshot, $2.1 million used for the purchase of property, plant and equipment and $0.8 million used for the purchase of software related intangible assets. This was partially offset by the settlement of related party receivables resulting in cash received of $4.9 million.
Financing activities
For the year ended December 31, 2022, net cash provided by financing activities was $76.6 million, consisting of $81.3 million proceeds received from the issuance of convertible preferred stock and $22.7 million of proceeds from the Adams Street Revolving Credit Facility and the 2022 D&O Financing Loan, partially offset by $23.7 million used for the repayment of debt, $4.8 million for the payment of issuance costs on the convertible preferred stock, and $1.3 million of loan fees paid to third parties for the amendments made to the Adams Street Credit Agreement. Additionally, $3.0 million was provided by proceeds from the committed equity facility with B. Riley, partially offset by $0.2 million of deal costs paid in relation to executing the Purchase Agreement.
For the year ended December 31, 2021 net cash provided by financing activities was $74.2 million, consisting of proceeds from debt of $53.0 million and proceeds from the Merger of $110.6 million offset by the repayment of debt of $52.8 million and Merger costs of $35.9 million.

Foreign Currency Exposures
Our operations in Belgium and Luxembourg conduct transactions that are primarily denominated in euros, which limits our foreign currency exposure. However, changes in exchange rates, and in particular a strengthening of euros, will negatively affect the Company’s net sales and gross margins as expressed in U.S. dollars.

Critical Accounting Estimates
For the critical accounting estimates used in preparing our consolidated financial statements, we make assumptions and judgments that can have a significant impact on net revenues, cost and expenses, and other (income) expense, net, in our consolidated statements of operations and comprehensive income (loss), as well as, on the value of certain assets and liabilities on our consolidated balance sheets. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe are reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.
In accordance with the Company’s policies, we regularly evaluate estimates, assumptions, and judgments. The results of which involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If our assumptions or conditions change, the actual results the Company reports may differ from these estimates.
Business Combinations
Under the acquisition method of accounting, the Company recognizes tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at acquisition date. The accounting for business combinations requires us to make significant estimates and assumptions, especially with respect to goodwill, intangible assets, and contingent consideration.
Goodwill
The Company recognizes the goodwill for business combinations in which the acquisition method of accounting is applied, whereby the excess of the purchase consideration over the fair value of identifiable net assets acquired and liabilities assumed is allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets.
The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. The Company has four reporting units, Mission Solutions, Space Components, Engineering Services, and Redwire Europe, which were determined based on similar economic characteristics, financial metrics and product and servicing offerings. Goodwill is tested annually for impairment as of October 1, or more frequently if events or circumstances indicate the carrying value may be impaired. In circumstances where a qualitative analysis indicates that the fair value of a reporting unit does not exceed its carrying value, a quantitative analysis is performed using an income approach.
Impairment testing requires management to make certain assumptions based upon information available at the time and have been deemed reasonable by management as of the measurement date. The fair value of the Company’s reporting units are generally determined using a combination of an income approach based on a discounted cash flow model as well as a market approach based on guideline public company revenues and earnings before interest, tax, depreciation and amortization multiples. Actual results could differ from these assumptions.

Additional risks for goodwill across all reporting units include, but are not limited to:
•our failure to reach our internal forecasts could impact our ability to achieve our forecasted levels of cash flows and reduce the estimated discounted value of our reporting units;
•adverse technological events that could impact our performance;
•volatility in equity and debt markets resulting in higher discount rates; and
•significant adverse changes in the regulatory environment or markets in which we operate.
During 2022, the Company performed its annual impairment tests as well as an interim assessment on its intangible assets, including goodwill, in accordance with ASC 350 and ASC 360. Please refer to Note G, Note H, Note I and Note T of the accompanying notes to the consolidated financial statements. During 2021, the Company performed its annual impairment tests, which indicated that no impairment existed.
Intangible Assets
Identifiable finite-lived intangible assets, including technology, trademarks, and customer relationships, have been acquired through the Company’s various business combinations. Finite-lived intangible assets are reported at cost, net of accumulated amortization, and are either amortized on a straight-line basis over their estimated useful lives or over the period the economic benefits of the intangible asset are consumed. Significant judgment is also required in assigning the respective useful lives of intangible assets. Our assessment of intangible assets that have a finite life is based on a number of factors including the competitive environment, market share, brand history, underlying product life cycles, attrition rate, operating plans, cash flows (i.e., economic life based on the discounted and undiscounted cash flows), future usage of intangible assets and the macroeconomic environment. The costs of finite-lived intangible assets are amortized to expense over the estimated useful life.

The fair value of acquired trademarks, technology, and customer relationships are estimated using various underlying judgments, assumptions, and estimates. Potential changes in the underlying judgments, assumptions, and estimates used in our valuations of acquired intangible assets could result in different estimates of the future fair values. A potential increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in estimated fair values, which may result in impairment charges that could materially affect our financial statements in any given year. The approaches used for determining the fair value of finite-lived technology, trademarks and customer relationships acquired depends on the circumstances; the Company has used the income approach (within the income approach, various methods are available such as multi-period excess earnings, with and without, incremental and relief from royalty methods). Within each income approach method, a tax amortization benefit is included, which represents the tax benefit resulting from the amortization of that intangible asset depending on the tax jurisdiction where the intangible asset is held.

The Company evaluates its intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable, in accordance with ASC 360, Property, Plant, and Equipment (“ASC 360”) and ASC 350, Intangibles—Goodwill and Other (“ASC 350”). If the Company determines that the carrying amount of an asset or asset group is not recoverable based upon the undiscounted expected future cash flows of the asset or asset group, the Company records an impairment loss equal to the excess of carrying amount over the estimated fair value of the asset or asset group.

Contingent Consideration
We record contingent consideration resulting from a business combination at its fair value on the acquisition date. The fair value of any contingent consideration is calculated considering the probability of occurrence of an earnout payment. The fair value of contingent consideration is estimated using the Black-Scholes options pricing model, which uses assumptions such as risk-free interest rates, discount rates and volatility rates.
Revenue Recognition
The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in interpreting complex arrangements with nonstandard terms and conditions and determining when all criteria for revenue recognition have been met. The Company’s revenues are derived from the sales of products and services.
The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. The Company’s contracts generally do not contain penalties, credits, price concessions or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria. Revenue is recognized over time (versus point in time recognition), due to the fact that the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These contracts include both fixed-price and cost reimbursable contracts. The Company’s cost reimbursable contracts typically include cost-plus fixed fee and time and material (“T&M”) contracts. The portion of the payments retained by the customer or advance payment is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.
The Company recognizes revenue over time using the cost-to-cost method to measure progress on fixed-price and cost-plus fixed fee contracts. Under the cost-to-cost method, revenue is recognized based on the proportion of total costs incurred to estimated total costs-at-completion (“EAC”). An EAC includes all direct costs and indirect costs directly attributable to a program or allocable based on our program cost pooling arrangements. Estimates regarding the Company’s cost associated with the design, manufacture and delivery of products and services are used in determining the EAC. Changes in EAC are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods. Effective January 1, 2021, the Company adopted Accounting Standards Update (“ASU”) 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” Accordingly, for acquisitions since adoption, contracts were recognized and measured in accordance with Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers” which does not prescribe a reset as of the date of acquisition. For T&M contracts, the Company recognizes revenue reflecting the number of direct labor hours expended in the performance of a contract multiplied by the contract billing rate, as well as reimbursement of other direct billable costs.
Our cost estimation process is based on the professional knowledge of our engineering, program management and financial professionals and draws on their significant experience and judgment. We prepare EACs for our contracts and calculate estimated revenues and costs over the life of our contracts. Accounting for long-term contracts requires significant judgment relative to estimating total contract revenues and costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Subsequent to the adoption of ASU 2021-08, all changes in estimates are retrospectively applied. When adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.
Factors considered in these estimates include our historical performance, the availability, productivity and cost of labor, the nature and complexity of work to be performed, availability and cost of materials, components and subcontracts, the risk and impact of delayed performance and the level of indirect cost allocations.

Post-retirement Benefit Plans
Through the Space NV acquisition, the Company sponsors various post-retirement benefit plans for certain non-U.S. employees including two cash balance plans: (i) a defined benefit pension plan with risk-based coverage for death and disability benefits (collectively, the “Base Plan”) and (ii) a supplementary pension bonus plan that provides variable remuneration linked to employees’ performance (the “Performance Plan”). These cash balance plans are defined benefit plans which provide for post-retirement benefits based on employee and employer contributions and prescribed rates of return in accordance with Belgium Regulation. Accordingly, all Space NV employees are eligible to participate in the supplementary pensions immediately upon entry into service and until the legal retirement age of 65 years (in 2022). The Company is also required to maintain dormant accounts for former employees who have elected not to transfer plan contributions to their new employer. In addition, Belgium Regulation currently provides for statutory minimum guaranteed returns on employee and employer contributions up to a specified annual rate.

It is the Company’s policy to cover 100% of all benefit obligations associated with supplementary pensions, bonus pensions, and other post-retirement benefits (i.e., death and disability) through group insurance policies. Pursuant to the group insurance policies, the insurance entities unconditionally undertakes a legal obligation to provide specified benefits to specific individuals in return for a fixed consideration or premium. This transfer of the benefit obligation is irrevocable and involves the transfer of substantially all risk from the Company to the insurance entity. Accordingly, the Base Plan and Performance Plan are accounted for as insurance contracts in accordance with ASC 715-30. Under the Company’s group insurance policies, the insurance company guarantees minimum statutory reserves, employee and employer contributions, and specified annual rates of return. Combined employee and employer premiums are invested by the insurance company in Branch 21 investment funds in accordance with Belgium Regulation, which are mainly comprised of fixed income assets, which are commingled with the plan assets of other group insurances for the purpose of providing guaranteed returns. The insurance company has fiduciary responsibility for making investment decisions related to Branch 21 and there is no contractual requirement to legally separate the plan assets by individual account or group policy.

As a result of the foregoing, the Company has determined that the unit of account is the insurance contract and therefore, on a plan-by-plan basis, recognizes the net funded status as either a net asset recorded within other non-current assets or a net liability recorded within other non-current liabilities within the consolidated balance sheets. The funded status is measured as the difference between the fair value of each plan’s assets and the benefit obligation. The fair value of each plan’s assets and benefit obligation is measured on December 31st (the “Measurement Date”), consistent with the Company’s fiscal year end, or more frequently, upon the occurrence of certain events such as a significant plan amendment, settlement, or curtailment. Fair value is determined on a plan-by-plan basis and reflects key assumptions in effect as of the Measurement Date.

Actuarial Assumptions
The benefit obligations and assets of the Company’s defined benefit pension plans are measured using actuarial valuations, which are derived based on the terms of the insurance contract and other key assumptions provided for under Belgium Regulation. The assumptions made in this analysis affect both the calculation of the benefit obligations as of the measurement date and the calculation of net periodic pension costs in subsequent periods. When reassessing these assumptions, the Company considers past and current market conditions and makes judgments about future market trends. The Company also considers factors such as the timing and amounts of expected contributions to the plans and expected benefit payments to plan participants. The following disclosures include information related to key assumptions used to determine the projected benefit obligation and plan assets, which drive the net funded status recognized on the Company’s consolidated balance sheets.

For the calculation of the projected benefit obligation, all statutory minimum reserves are based on premiums paid by the employee and employer, plus guaranteed returns provided for under Belgium Regulation. Under the terms of the insurance contracts, all minimum reserves are provided 100% coverage while the return on plan assets is guaranteed for an additional amount plus opportunities for profit sharing as determined by the insurance entity. The difference between historical guaranteed rates of return and the guarantee provided by the insurance entity plus any profit sharing allocated to the participant accounts results in an unfunded or funded status that represents the Company’s projected benefit obligation for the respective plans.

The amount of plan assets includes amounts contributed by the employee and employer and amounts earned from investing the contributions, less benefits paid. In accordance with the Company’s group insurance policies, contributions are invested in commingled investment funds, consisting of underlying equity and fixed income securities, respectively. In accordance with Belgium Regulation, a member of a supplementary pension plan whose employment contract comes to an end has the right to transfer their vested reserves to the pension institution of their new employer, contingent upon certain conditions. Accordingly, for ASC 715 purposes, the best evidence of fair value for plan assets is the cash surrender value as of the Measurement Date.

Differences between the actual return and expected return on plan assets during the year and changes in the benefit obligation for the Company’s defined benefit pension plans due to changes in the annual valuation assumptions generate actuarial gains or losses. Additionally, the benefit obligation for the Company’s defined benefit pension plans may increase or decrease as a result of plan amendments that affect the benefits to plan participants related to service for periods prior to the effective date of the amendment, which generates prior service costs or credits. The Company has elected to immediately recognize actuarial gains and losses as a component of net periodic pension cost for both plan assets and obligations.

Net Periodic Benefit Cost
Net periodic benefit cost is estimated at the beginning of the year, based on beginning-of-the-year (or end-of-prior-year) plan balances and assumptions. These costs are presented in the consolidated statements of operations as follows:
•Service cost are included with other employee compensation costs within cost of sales and selling, general and administrative expenses.
•The other components of net benefit cost are presented within other (income) expense, net, outside of operating expenses.

Impairment of Long-Lived Assets
The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows to which the asset relates is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.
Using a discounted cash flow method involves significant judgment and requires the Company to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. Judgments are based on historical experience, current market trends, consultations with external valuation specialists and other information. If facts and circumstances change, the use of different estimates and assumptions could result in a materially different outcome. The Company generally develops these forecasts based on recent sales data for existing products, acquisitions, and estimated future growth of the market in which it operates.
During 2022, the Company identified triggering events and performed impairment assessments on its long-lived assets, including right-of-used assets, in accordance with ASC 360. Please refer to Note K and Note T of the accompanying notes to the consolidated financial statements for additional information.

Income Taxes
Significant judgments are required in order to determine the realizability of tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including historical operating results, estimates of future sources of taxable income, carry-forward periods available, the existence of prudent and feasible tax planning strategies and other relevant factors. The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

Warrants
As part of the Merger, public warrants were established as equity and private warrants were established as a liability. Classification of the public warrants as equity instruments and the private warrants as liability instruments is based on management’s analysis of the guidance in ASC 815 Derivatives and Hedging and in a statement issued by the Staff of the SEC regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” Management determined that while the public warrants meet the definition of a derivative, they meet the equity scope exception in ASC 815-10-15-74(a) to be classified in stockholders’ equity and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification. Management considered whether the private warrants display the three characteristics of a derivative under ASC 815, and concluded that the private warrants meet the definition of a derivative. However, the private warrants fail to meet the equity scope exception in ASC 815-10-15-74(a) and thus are classified as a liability measured at fair value, subject to remeasurement at each reporting period. The Company measures the private warrant liability at fair value each reporting period with the change in fair value recorded as other (income) expense, net in the consolidated statements of operations and comprehensive income (loss). The Company measured public warrants at the fair value of the equity instruments as of the date of the Merger.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk
The Company is a smaller reporting company and is not required to provide the information required under this Item 7A.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Redwire Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Redwire Corporation and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), of changes in shareholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note K to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Jacksonville, Florida
March 31, 2023

We have served as the Company's auditor since 2020.

REDWIRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$28,316	$20,523
Accounts receivable, net	26,726	16,262
Contract assets	31,041	11,748
Inventory	1,469	688
Income tax receivable	688	688
Prepaid insurance	2,240	2,819
Prepaid expenses and other current assets	5,687	2,488
Total current assets	96,167	55,216
Property, plant and equipment, net	12,761	19,384
Right-of-use assets	13,103	—
Intangible assets, net	66,871	90,842
Goodwill	64,618	96,314
Equity method investments	3,269	—
Other non-current assets	909	—
Total assets	$257,698	$261,756

Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$17,584	$13,131
Notes payable to sellers	1,000	1,000
Short-term debt, including current portion of long-term debt	2,578	2,684
Short-term operating lease liabilities	3,214	—
Short-term finance lease liabilities	299	—
Accrued expenses	36,581	17,118
Deferred revenue	29,817	15,734
Other current liabilities	3,666	1,571
Total current liabilities	94,739	51,238
Long-term debt	74,745	74,867
Long-term operating lease liabilities	12,670	—
Long-term finance lease liabilities	579	—
Warrant liabilities	1,314	19,098
Deferred tax liabilities	3,255	8,601
Other non-current liabilities	506	730
Total liabilities	187,808	154,534
Commitments and contingencies (Note N)

REDWIRE CORPORATION CONSOLIDATED BALANCE SHEETS (CONTINUED) (In thousands of U.S. dollars, except share data)

	December 31, 2022	December 31, 2021
Convertible preferred stock, $0.0001 par value, 88,000 shares authorized; 81,250 and none issued and outstanding as of December 31, 2022 and December 31, 2021, respectively. Liquidation preference of $162,500 and zero as of December 31, 2022 and December 31, 2021, respectively(1).	76,365	—

Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,912,000 shares authorized; none issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 64,280,631 and 62,690,869 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	6	6
Treasury stock	(381)	—
Additional paid-in capital	198,126	183,024
Accumulated deficit	(206,528)	(75,911)
Accumulated other comprehensive income (loss)	2,076	103
Total shareholders’ equity (deficit)	(6,701)	107,222
Noncontrolling interests	226	—
Total equity (deficit)	(6,475)	107,222
Total liabilities, convertible preferred stock and equity (deficit)	$257,698	$261,756
(1) Please refer to Note O for additional information.

The accompanying notes are an integral part of the consolidated financial statements.

REDWIRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands of U.S. dollars, except share and per share data)

	Year Ended
	December 31, 2022	December 31, 2021
Revenues	$160,549	$137,601
Cost of sales	131,854	108,224
Gross margin	28,695	29,377
Operating expenses:
Selling, general and administrative expenses	70,342	78,695
Contingent earnout expense	—	11,337
Transaction expenses	3,237	5,016
Impairment expense(1)	96,623	—
Research and development	4,941	4,516
Operating income (loss)	(146,448)	(70,187)
Interest expense, net	8,219	6,456
Other (income) expense, net	(16,075)	(3,837)
Income (loss) before income taxes	(138,592)	(72,806)
Income tax expense (benefit)	(7,972)	(11,269)
Net income (loss)	$(130,620)	$(61,537)
Net income (loss) attributable to noncontrolling interests	(3)	—
Net income (loss) attributable to Redwire Corporation	$(130,617)	$(61,537)

Net income (loss) per common share(2):
Basic and diluted	$(2.09)	$(1.36)

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(130,617)	$(61,537)
Foreign currency translation gain (loss), net of tax	1,987	(403)
Total other comprehensive income (loss), net of tax	1,987	(403)
Total comprehensive income (loss)	$(128,630)	$(61,940)

(1) Please refer to Note G, Note H, Note I, Note K and Note T for additional information.
(2) Please refer to Note U for additional information.

The accompanying notes are an integral part of the consolidated financial statements.

REDWIRE CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(In thousands of U.S. dollars, except share and unit data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2020(1)	37,200,000	$4	$53,059	$(14,374)	$506	$39,195
GPAC shares net of redemptions, including PIPE, warrant liability, and Merger costs	22,461,273	2	52,919	—	—	52,921
Parent’s contributions	3,029,596	—	40,646	—	—	40,646
Earnout settlement in Parent’s equity	—	—	9,288	—	—	9,288
Equity-based compensation expense	—	—	27,112	—	—	27,112
Foreign currency translation, net of tax	—	—	—	—	(403)	(403)
Net income (loss)	—	—	—	(61,537)	—	(61,537)
Balance as of December 31, 2021	62,690,869	$6	$183,024	$(75,911)	$103	$107,222

(1) The units of the Company prior to the Merger (as defined in Note A) have been retroactively restated to reflect the exchange ratio established in the Merger (computed as 37,200,000 shares of common stock to 100 Company units).

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)	Noncontrolling Interests	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	62,690,869	$6	—	$—	$183,024	$(75,911)	$103	$107,222	$—	$107,222
Equity-based compensation expense	—	—	—	—	10,786	—	—	10,786	—	10,786
Common stock issued under the committed equity facility	909,669	—	—	—	3,047	—	—	3,047	—	3,047
Committed equity facility fee settled in common stock	127,751	—	—	—	756	—	—	756	—	756
Common stock issued for share-based awards	427,941	—	—	—	—	—	—	—	—	—
Shares repurchased for settlement of employee tax withholdings on share-based awards	—	—	141,811	(381)	—	—	—	(381)	—	(381)
Noncontrolling interests acquired in business combination	—	—	—	—	—	—	—	—	215	215
Foreign currency translation, net of tax	—	—	—	—	—	—	1,973	1,973	14	1,987
Net income (loss)	—	—	—	—	—	(130,617)	—	(130,617)	(3)	(130,620)
Other	124,401	—	—	—	513	—	—	513	—	513
Balance as of December 31, 2022	64,280,631	$6	141,811	$(381)	$198,126	$(206,528)	$2,076	$(6,701)	$226	$(6,475)

The accompanying notes are an integral part of the consolidated financial statements.

REDWIRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Year Ended
	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net income (loss) attributable to Redwire Corporation	$(130,617)	$(61,537)
Net income (loss) attributable to noncontrolling interests	(3)	—
Net income (loss)	(130,620)	(61,537)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	11,288	10,584
Amortization of debt issuance costs and discount	490	304
Equity-based compensation expense	10,786	27,112
Contingent earnout expense not yet settled	—	448
Earnout settlement in Holdings’ equity	—	9,288
Loss on change in fair value of committed equity facility	631	—
Gain on change in fair value of warrants	(17,784)	(2,629)
Deferred provision (benefit) for income taxes	(8,238)	(11,405)
Impairment expense	96,623	—
Income from equity method investments	(58)	—
Non-cash lease expense	264	—
Non-cash interest expense	690	—
Other	208	(6)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(6,646)	(6,819)
(Increase) decrease in contract assets	813	(4,995)
(Increase) decrease in inventory	(978)	(195)
(Increase) decrease in prepaid insurance	579	(2,819)
(Increase) decrease in prepaid expenses and other assets	266	(527)
Increase (decrease) in accounts payable and accrued expenses	(1)	10,379
Increase (decrease) in deferred revenue	8,270	(4,497)
Increase (decrease) in other liabilities	1,760	564
Increase (decrease) in notes payable to seller	—	(608)
Net cash provided by (used in) by operating activities	(31,657)	(37,358)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(33,230)	(40,558)
Purchases of property, plant and equipment, net	(3,626)	(2,094)
Purchase of intangible assets	(526)	(763)
Settlement of related party receivable	—	4,874
Net cash provided by (used in) investing activities	(37,382)	(38,541)
Cash flows from financing activities:
Repayments of debt	(23,658)	(52,800)
Payment of debt issuance fees to third parties	(1,254)	(62)
Proceeds received from debt	22,696	53,024
Repayment of finance leases	(55)	—
Proceeds from issuance of common stock	2,956	—
Payment of committed equity facility transaction costs	(161)	—
Proceeds from issuance of convertible preferred stock	81,250	—
Payments of issuance costs related to convertible preferred stock	(4,833)	—
Shares repurchased for settlement of employee tax withholdings on share-based awards	(381)	—
Payments for the Merger transaction costs	—	(35,935)
Proceeds from the Merger	—	110,583
Payment of contingent earnout	—	(600)
Net cash provided by (used in) financing activities	76,560	74,210
Effect of foreign currency rate changes on cash and cash equivalents	272	136
Net increase (decrease) in cash and cash equivalents	7,793	(1,553)
Cash and cash equivalents at beginning of period	20,523	22,076
Cash and cash equivalents at end of period	$28,316	$20,523

The accompanying notes are an integral part of the consolidated financial statements.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Note A – Description of the Business
Redwire Corporation develops and manufactures mission critical space solutions and high reliability components for the next generation space economy. With decades of flight heritage combined with the agile and innovative culture of a commercial space platform, Redwire Corporation is uniquely positioned to assist our customers in solving the complex challenges of future space missions.

AE Industrial Partners Fund II, LP (“AEI”), a private equity firm specializing in aerospace, defense, and government services, formed a series of acquisition vehicles on February 10, 2020, which included Cosmos Parent, LLC, Cosmos Intermediate, LLC, Cosmos Finance, LLC and Cosmos Acquisition, LLC, with Cosmos Parent, LLC being the top holding company. Cosmos Parent, LLC owned 100% of the equity in Cosmos Intermediate, LLC; Cosmos Intermediate, LLC owned 100% of the equity in Cosmos Finance, LLC; Cosmos Finance, LLC owned 100% of the equity in Cosmos Acquisition, LLC. Upon the formation of these acquisition vehicles, Cosmos Intermediate, LLC (“Successor”) effected a number of acquisitions through its wholly owned subsidiary, Cosmos Acquisition, LLC. Following the acquisitions, the Successor became a wholly owned subsidiary of AE Red Holdings, LLC formerly known as Redwire, LLC (“Holdings”).

Strategic acquisitions that augment our technology and product offerings are a key part of our growth strategy. From March 2020 through December 31, 2022, the Company has completed nine acquisitions, which collectively have provided a wide variety of complementary technologies and solutions to serve the Company’s target markets and customers. As of December 31, 2021, these acquisitions included: Adcole Space, LLC (“Adcole”), Deep Space Systems, Inc. (“DSS”), In Space Group, Inc. and its subsidiaries (collectively, “MIS” or “Predecessor”), Roccor, LLC (“Roccor”), LoadPath, LLC (“LoadPath”), Oakman Aerospace, Inc. (“Oakman”), Deployable Space Systems, Inc. (“DPSS”) and Techshot, Inc. (“Techshot”). On October 31, 2022, the Company completed the acquisition of Redwire Space NV (f/k/a Qinetiq Space NV) (“Space NV”) as described in Note C.

Through the acquisition of Space NV, the Company participates in a joint venture operation with SES Techcom S.A.for the purpose of performing maintenance and operations services (“M&O Services”) to the European Space Agency, among others. Pursuant to a shareholders agreement dated June 28, 2007, this joint venture was created under the form of two companies: Redu Space Service SA/NV (“RSS”) and Redu Operations Services SA/NV (“ROS”), both governed by Belgian law. Please refer to Note V for additional information.

Merger with Genesis Park Acquisition Corp. (“GPAC”)
On September 2, 2021, the merger (the “Merger”) with Genesis Park Acquisition Corp. (“GPAC”) was consummated pursuant to the Agreement and Plan of Merger dated March 25, 2021 by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC, Cosmos Intermediate, LLC and Holdings. Upon the closing of the Merger, GPAC was renamed to Redwire Corporation (“Redwire” or the “Company”), the SEC registrant. As a result of the Merger, the Company received aggregate gross proceeds of $110.6 million from the trust account of GPAC and PIPE proceeds. Proceeds from the Merger were partially used to repay the $41.6 million outstanding under the Silicon Valley Bank (“SVB”) Loan, including interest of $0.1 million, and Merger transaction costs and other costs paid through the funds flow of $38.7 million, consisting of marketing, legal and other professional fees.

The Merger was accounted for as a reverse recapitalization in which GPAC was treated as the acquired company. A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Cosmos Intermediate, LLC in many respects. Immediately prior to the closing of the Merger, but following the consummation of the Company’s domestication to a Delaware corporation, the authorized capital stock of the Company consisted of 600,000,000 shares of capital stock, including (i) 500,000,000 shares of Redwire common stock with a par value $0.0001 per share and (ii) 100,000,000 shares of Redwire preferred stock. At the effective time of the Merger, the 100 company units of Cosmos Intermediate, LLC were canceled and automatically deemed for all purposes to represent Holdings’ right to receive, in the aggregate, $75.0 million of cash, 37,200,000 shares of common stock and 2,000,000 warrants to purchase one share of common stock per warrant (with such amount of warrants corresponding to the forfeiture of certain private placement warrants acquired by Genesis Park Holdings (the “Sponsor”) and Jefferies LLC (“Jefferies”) in connection with GPAC’s initial public offering). The exchanged 37,200,000 shares of common stock consideration to Holdings, the GPAC common stock shares outstanding at the time of closing of 13,961,273, and the PIPE financing shares issued at closing of 8,500,000 made up the total of the 59,661,273 shares of common stock outstanding as of September 2, 2021. The 100 units of the Company prior to the Merger were retroactively restated to reflect the exchange ratio established in the Merger (computed as 37,200,000 shares of common stock to 100 Company units).

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Impact of Macroeconomic Environment and COVID-19
Adverse macroeconomic conditions including, among others, heightened inflation, rising interest rates, volatility in capital markets, supply chain disruptions, labor shortages, regulatory challenges, and the ongoing impact of the COVID-19 pandemic have affected the Company’s cost of capital, financial condition and results of operations. Decreases in the availability, cost and delivery of supplies have caused shortages and delays for the procurement of raw materials, components and other supplies required to fulfill the Company’s performance obligations. The long-term impacts of macroeconomic conditions and COVID-19 on government budgets and other funding priorities are difficult to predict and could continue to adversely affect the Company’s operations and financial results. There can be no assurances that actions or responsive measures taken on the part of the Company or governmental authorities will be successful in mitigating increased risks associated with macroeconomic conditions and COVID-19.

Committed Equity Facility
On April 14, 2022, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital, LLC (“B. Riley”). Pursuant to the Purchase Agreement, the Company has the right to sell to B. Riley up to $80.0 million of newly issued shares of the Company’s common stock, subject to certain conditions and limitations. The Purchase Agreement governs a committed equity facility that will be used to further support the Company’s growth strategy through initiatives such as accretive acquisitions and internal investments, to bolster working capital, and/or for general corporate purposes. Please refer to Note D and Note P for additional information.

Convertible Preferred Stock Offering
On October 28, 2022, the Company filed a Certificate of Designation describing the terms and conditions of newly issued Series A convertible preferred stock of the Company, par value $0.0001 (the “Convertible Preferred Stock”), with 88,000 total shares constituting the series. On the same date, the Company entered into (i) an investment agreement (the “AEI Investment Agreement”) with AE Industrial Partners Fund II, LP (“AEI Fund II”) and AE Industrial Partners Structured Solutions I, LP (“AEI Structured Solutions”, and together with AEI Fund II, (“AEI”), and (ii) an investment agreement (the “Bain Capital Investment Agreement,” and together with the AEI Investment Agreement, the “Investment Agreements”) with BCC Redwire Aggregator, LP (“Bain Capital”). Pursuant to the Investment Agreements, the Company sold an aggregate of 80,000 shares (the “Purchased Shares”) of the Convertible Preferred Stock to AEI and Bain Capital, for an aggregate purchase price of $80.0 million. The Company used a portion of the proceeds from the sale of the Purchased Shares to finance the acquisition of Space NV. In addition, the Company intends to use the remaining proceeds for certain corporate purposes, which may include (i) investing in current capabilities which the Company believes will assist in meeting customer demand and in expanding current Company offerings; (ii) expanding and diversifying the Company’s global infrastructure offerings; and (iii) increasing the total available liquidity of the Company.
In addition, on November 7 and 8, 2022, the Company entered into additional investment agreements (the “Additional Investment Agreements”) with various investors (collectively, the “Additional Investors,” and together with AEI and Bain Capital, the “Investors”) pursuant to which the Company issued and sold a total of 1,250 shares of the Convertible Preferred Stock to the Additional Investors for an aggregate purchase price of $1.25 million.
Please refer to Note P for additional information.

Note B – Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

The Company uses a fiscal year ending on December 31st of each year. The Company consolidates all entities that are controlled by ownership of a majority voting interest. Additionally, there are situations in which consolidation is required even though the usual condition of consolidation does not apply. Generally, this occurs when an entity holds an interest in another business entity that was achieved through arrangements that do not involve voting interests, which results in a disproportionate relationship between such entity’s voting interests in, and its exposure to the economic risks and potential rewards of, the other business entity. This disproportionate relationship results in what is known as a variable interest, and the entity in which the Company has the variable interest is referred to as a Variable Interest Entity (“VIE”). An entity must consolidate a VIE if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Please refer to Note V for additional information.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.

Management has prepared the estimates using the most current and best available information that are considered reasonable under the circumstances. However, actual results could differ materially from those estimates. Accounting policies subject to estimates include, but are not limited to, valuation of goodwill and intangible assets, contingent consideration, revenue recognition, income taxes, and warrant liabilities.

Segment Information
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has concluded that it operates in one operating segment and one reportable segment, space infrastructure, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Business Combinations
The Company utilizes the acquisition method of accounting in Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), for all transactions and events in which it obtains control over one or more other businesses (even if less than 100% ownership is acquired), to recognize the fair value of all assets acquired and liabilities assumed and to establish the acquisition date fair value as of the measurement date.

While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business combination date, the estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the business combination date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. For changes in the valuation of intangible assets between the preliminary and final purchase price allocation, the related amortization is adjusted in the period it occurs. Subsequent to the measurement period, any adjustment to assets acquired or liabilities assumed is included in operating results in the period in which the adjustment is identified. Transaction costs that are incurred in connection with a business combination, other than costs associated with the issuance of debt or equity securities, are expensed as incurred.

Contingent consideration is classified as a liability or as equity on the basis of the definitions of a financial liability and an equity instrument; contingent consideration payable in cash is classified as a liability. The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration payments related to acquisitions are measured at fair value each reporting period using Level 3 unobservable inputs (as defined in the Fair Value of Financial Instruments policy below). When reported, any changes in the fair value of these contingent consideration payments are included in contingent earnout expense on the consolidated statements of operations and comprehensive income (loss).

Please refer to Note C for additional information related to the Company’s business combinations.

Fair Value of Financial Instruments
The Company measures certain financial assets and liabilities, including, but not limited to, contingent consideration, at fair value. ASC 820, Fair Value Measurement and Disclosures (“ASC 820”), specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair-value hierarchy:

Level 1:	Quoted prices for identical instruments in active markets;
Level 2:
Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Foreign Currency Translation
The Company’s consolidated financial statements are presented in United States dollars (“USD”), which is the functional currency of the Company. The local currency of our operations in Luxembourg and Belgium, the euro, is considered to be the functional currency of those operations. Assets and liabilities of the Company's foreign subsidiaries, where the functional currency is the local currency, are translated into USD at exchange rates effective as of the balance sheet date. Revenues and expenses are translated using average exchange rates in effect for the periods presented.

Balance sheet translation adjustments are reported in accumulated other comprehensive income (loss). Realized gains and losses on foreign currency transactions are included in other (income) expense, net on the consolidated statements of operations and comprehensive income (loss).

Cash and Cash Equivalents
Cash and cash equivalents includes cash on hand, cash balances with banks and similar institutions and all highly liquid investments with an original maturity of three months or less.

The table below presents supplemental cash flow information during the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$6,868	$6,017
Income taxes	—	—
Earnout settlement	—	1,602

Non-Cash Investing and Financing Activities:
Holdings’ contribution for acquisition of businesses	$—	$40,646
Initial fair value of warrants at closing of Merger	—	21,727
Capital expenditures not yet paid	1,209	1,576
Equity financing transaction costs not yet paid	622	—

Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, certificates of deposit, and accounts receivable. The Company places its cash and cash equivalents with financial institutions of high-credit quality. At times, such amounts may exceed federally insured limits. Cash and cash equivalents on deposit or invested with financial and lending institutions was $28.3 million and $20.5 million, as of December 31, 2022 and December 31, 2021, respectively.

The Company provides credit to customers in the normal course of business. The carrying amount of current accounts receivable is stated at cost, net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be fully collected. The allowance is based on the assessment of the following factors: customer creditworthiness, historical payment experience, age of outstanding accounts receivable and any applicable collateral.

Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is calculated on a first-in, first-out (“FIFO”) basis. Inventory may consist of raw materials, work-in-process, and finished goods. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expense. Inventory is impaired when it is probable that inventory values exceed their net realizable value. Changes in these estimates are included in cost of sales in the consolidated statements of operations and comprehensive income (loss).

Property, Plant and Equipment
Property, plant and equipment are the long-lived, physical assets of the Company, acquired for use in the Company’s normal business operations and not intended for resale by the Company. These assets are recorded at cost. Renewals and betterments that increase the useful lives of the assets are capitalized. Repair and maintenance expenditures that increase the efficiency of the assets are expensed as

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

incurred. The Company occasionally designs and builds its own machinery. The cost of these projects, including direct material and labor, and other indirect costs attributable to the construction, are capitalized as construction in progress. No provision for depreciation is made on construction in progress until the related assets are completed and placed in service.

Depreciation is based on the estimated useful lives of the assets using the straight-line method and is included in selling, general and administrative expenses or cost of sales based upon the asset; depreciation and amortization expense includes the amortization of assets under finance leases.

Expected useful lives for property, plant and equipment are reviewed at least annually. Estimated useful lives are as follows:

Estimated useful life in years
Computer equipment	3
Furniture and fixtures	7
Laboratory equipment	3-10
Leasehold improvements	shorter of 5 or lease term
Assets subject to finance lease	lease term

As assets are retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in other (income) expense, net in the consolidated statements of operations and comprehensive income (loss).

The Company regularly evaluates its property, plant and equipment for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable, in accordance with ASC 360, Property, Plant, and Equipment (“ASC 360”). If the Company determines that the carrying amount of an asset or asset group is not recoverable based upon the undiscounted expected future cash flows of the asset or asset group, the Company records an impairment loss equal to the excess of carrying amount over the estimated fair value of the asset or asset group.

During 2022, the Company identified triggering events and performed impairment assessments on its long-lived asset groups in accordance with ASC 360. Please refer to Note G and Note T for additional information.

Leases
The Company is obligated under certain operating and finance leases for its facilities, vehicles and office equipment. The Company assesses whether an arrangement is a lease or contains a lease at inception of the arrangement. For arrangements considered leases, the Company assesses the lease for finance or operating classification and records a right-of-use (ROU) asset and lease liability as of the commencement date. The Company uses the date of initial possession as the lease commencement date, which is generally when the underlying asset becomes available for the Company’s specific use. The Company’s operating leases are included in right-of-use assets, short-term operating lease liabilities and long-term operating lease liabilities on the consolidated balance sheets. The Company’s finance leases consist primarily of vehicles and are included in property, plant and equipment, net, short-term finance lease liabilities and long-term finance lease liabilities on the consolidated balance sheets.

ROU assets represent the Company’s right to use the underlying asset for the lease term and are depreciated over the shorter of the useful life of the asset and the lease term. Lease liabilities represent the present value of the Company’s obligations to make payments arising over the lease term. The present value of the lease payments is calculated using the incremental borrowing rate as of the lease commencement date, which reflects the fixed rate the Company would have to pay to borrow an amount equal to the future minimum lease payments over a similar term. Operating lease expense includes the sum of imputed interest expense and depreciation. For finance leases, interest is recognized and presented separately in Interest expense, net on the consolidated statements of operations and comprehensive income (loss). The lease term includes renewal options which are reasonably certain to be exercised.

Lease and non-lease related components, such as common area maintenance costs, obligations to return the underlying asset to its original condition, or costs to dismantle and remove the underlying asset at the end of the term, are accounted for separately. Certain leasing arrangements contain predetermined fixed escalation of minimum rents and/or require variable payments, such as insurance and tax payments. Variable lease payments which depend on an index or other rate are initially measured using the index or rate at the

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

commencement date and included in the measurement of the ROU asset and lease liability. The subsequent change in lease payments as a result of a change in the index or other rate are recognized as expense in the period in which the payment occurs.

The Company does not have any material restrictions or covenants in its lease agreements, sale leaseback transactions or residual value guarantees. Leases with an initial term of twelve months or less are not recorded on the Company’s consolidated balance sheets and are recognized as lease expense on a straight-line basis in the consolidated statements of operations and comprehensive income (loss).

During 2022, the Company identified triggering events and performed impairment assessments on its long-lived asset groups, including right-of-used assets, in accordance with ASC 360. Please refer to Note K and Note T for additional information.

Intangible Assets, including Goodwill
The assets and liabilities of acquired businesses are recorded under the acquisition method of accounting at their estimated fair values at the date of acquisition.

Intangible assets include those acquired from the Company’s various business combinations as well as licensed software for internal-use. Licensed software is acquired solely to meet the Company’s internal needs which provides the right to take possession of the software and is hosted on the Company’s specific hardware components as well as the capitalization of qualifying costs during the application development stage. Indefinite-lived intangible assets include tradenames and in-process research and development (“IPR&D”). Finite-lived intangible assets include customer relationships, technology, trademarks, and internal-use software. Finite-lived intangible assets are reported at cost, net of accumulated amortization, and are either amortized on a straight-line basis over their estimated useful lives or over the period the economic benefits of the intangible assets are consumed. IPR&D is recognized as an indefinite-lived intangible asset until completion or abandonment of the related project, then reclassified as a finite-lived intangible asset and amortized over the remaining useful life.

Acquired intangible assets deemed to have indefinite lives are not amortized, but are subject to annual impairment testing or more frequently if events or a change in circumstance indicate that it is more likely than not that the asset is impaired. This testing compares carrying value to fair value and, when appropriate, the carrying value of these assets is reduced to fair value. The Company performs an impairment test of finite-lived intangibles whenever events or changes in circumstances indicate their carrying value may be impaired, consistent with the methodologies previously disclosed for Property, plant and equipment.

Goodwill is the amount by which the purchase price exceeded the fair value of the net identifiable assets acquired and liabilities assumed in a business combination on the date of acquisition. The Company’s goodwill has been allocated to and is tested for impairment at a level referred to as the reporting unit. The Company has four reporting units, Mission Solutions, Space Components, Engineering Services and Redwire Europe, which were determined based on similar economic characteristics, financial metrics and product and servicing offerings.

The Company tests goodwill for impairment annually as of October 1st or when events and circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. The Company first assesses goodwill for impairment on a qualitative basis to determine if a quantitative assessment is necessary. In circumstances where the qualitative analysis (Step 0) indicates that it is more likely than not that the fair value of a reporting unit does not exceed its carrying value, the Company would perform a quantitative analysis (Step 1) and the goodwill impairment loss, if any, is measured as the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. In general, the Company performs a quantitative test for most reporting units at least once every three years, or more frequently if deemed necessary by Management.

For Step 1, the Company compares the fair value of a reporting unit to its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of the reporting unit, including goodwill, exceeds its fair value, a goodwill impairment loss is recognized in an amount equal to that excess. In general, the Company estimates the fair value of each reporting unit using a combination of a discounted cash flow (DCF) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business acquisitions. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and transaction multiples. The cash flows employed in the DCF analysis are based on the Company best estimate of future revenues, gross margins, operating expenses, and cash flows with consideration for other factors, such as general market conditions, U.S. and foreign Government budgets, existing contracted and uncontracted backlog, subcontractor agreements, changes in working capital, long-term business plans and historical operating performance. The discount rates utilized in the DCF analysis are based on the respective reporting unit’s weighted average

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

cost of capital, which takes into account the relative weights of debt and equity components within the Company’s existing capital structure and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the respective reporting unit. The carrying value of each reporting unit includes the assets and liabilities employed in its operations, goodwill and allocations of certain assets and liabilities held at the corporate level.

During 2022, the Company performed its annual impairment tests as well as an interim assessment on its intangible assets, including goodwill, in accordance with ASC 350 and ASC 360. Please refer to Note H, Note K and Note T for additional information. During 2021, the Company performed its annual impairment tests, which indicated that no impairment existed.

Equity Method Investments
Investments where the Company has the ability to exercise significant influence, but does not have control of the investee, are accounted for under the equity method of accounting and presented as equity method investments on the consolidated balance sheets. Significant influence typically exists if the Company has a 20% to 50% ownership interest in the investee. Under this method of accounting, the Company’s share of the net earnings or losses of the investee is included in other income, net on the consolidated statements of operations and comprehensive income (loss) since the activities of the investee are not closely aligned with the operations of the business.

The Company evaluates its equity method investment for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period. Please refer to Note V for additional information.

Derivative Financial Instruments
The Company evaluates its convertible instruments, options, warrants and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC 815, Derivatives and Hedging. The classification of derivative instruments, including whether such instruments should be recorded as assets, liabilities, or equity, is reassessed at the end of each reporting period. For equity-linked financial instruments, the Company must determine whether the underlying instrument is indexed to its own common stock in order to classify the derivative instrument as equity. Otherwise, the derivative asset or liability, including embedded derivatives discussed below, is recognized at fair value with subsequent changes in fair value recognized in the consolidated statements of operations and comprehensive income (loss).

For hybrid instruments issued in the form of a share, ASC 815-15 requires bifurcation of embedded features if (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The nature of the host instrument is therefore evaluated to determine if it is more akin to a debt-like or equity-like host. In this assessment, the Company considers the stated and implied substantive features of the contract as well as the economic characteristics and risks of the hybrid instrument. Each term and feature is then weighed based on the relevant facts and circumstances to determine the nature of the host contract. Terms and features of the hybrid instrument (i.e. embedded derivatives) are then assessed to determine if they must be bifurcated and separately accounted for as freestanding derivatives. Examples of embedded derivatives include, among others, conversion options, redemption features, make-whole provisions, contingent increases in dividend rates and participation rights.

Convertible Preferred Stock
Accounting for convertible instruments and contracts in the Company’s own equity, requires an evaluation of the hybrid security to determine if liability classification is required under ASC 480-10. Liability classification is required for freestanding financial instruments that are not debt in legal form and are: (1) subject to an unconditional obligation requiring the issuer to redeem the instrument by transferring assets (i.e. mandatorily redeemable), (2) instruments other than equity shares that embody an obligation of the issuer to repurchase its equity shares, or (3) certain types of instruments that obligate the issuer to issue a variable number of equity shares. Securities classified in temporary equity are initially measured at the proceeds received, net of issuance costs and excluding the fair value of bifurcated embedded derivatives (if any). Subsequent measurement of the carrying value is not required until such time that the contingencies are resolved and reclassification as a liability is required.

Revenue Recognition
Based on the specific analysis of its contracts, the Company has determined that its contracts are subject to revenue recognition in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Recognition under the ASC 606 five-step model

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

involves (i) identification of the contract, (ii) identification of performance obligations in the contract, (iii) determination of the transaction price, (iv) allocation of the transaction price to the previously identified performance obligations, and (v) revenue recognition as the performance obligations are satisfied.

During step one of the five step model, the Company considers whether contracts should be combined or separated, and based on this assessment, the Company combines closely related contracts when all the applicable criteria are met. The combination of two or more contracts requires judgment in determining whether the intent of entering into the contracts was effectively to enter into a single contract, which should be combined to reflect an overall profit rate. Similarly, the Company may separate an arrangement, which may consist of a single contract or group of contracts, with varying rates of profitability, only if the applicable criteria are met. Judgment is involved in determining whether a group of contracts may be combined or separated based on how the arrangement and the related performance criteria were negotiated. The conclusion to combine a group of contracts or separate a contract could change the amount of revenue and gross profit recorded in a given period.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The Company’s contracts with customers generally do not include a right of return relative to delivered products. In certain cases, contracts are modified to account for changes in the contract specifications or requirements. In most instances, contract modifications are accounted for as part of the existing contract. Certain contracts with customers have options for the customer to acquire additional goods or services. In most cases, the pricing of these options are reflective of the standalone selling price of the good or service. These options do not provide the customer with a material right and are accounted for only when the customer exercises the option to purchase the additional goods or services. If the option on the customer contract was not indicative of the standalone selling price of the good or service, the material right would be accounted for as a separate performance obligation.

The Company’s revenues are derived from the design and sales of components for spacecraft and satellites and the performance of engineering, modeling and simulation services related to spacecraft design and mission execution. Each promised good or service within a contract is accounted for separately under the guidance of ASC 606, if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation. The Company has concluded that its service contracts generally contain a single performance obligation given the interrelated nature of the activities which are significantly customized and not distinct within the context of the contract.

Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the design, development, manufacture, or modification of components for spacecraft and satellites. Revenue is recognized over time (versus point in time recognition), as the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These contracts include both fixed-price and cost reimbursable contracts. The Company’s cost reimbursable contracts typically include cost-plus fixed fee and time and material (“T&M”) contracts.

For long-term contracts, the Company typically recognizes revenue using the input method, using a cost-to-cost measure of progress. The Company believes that this method represents the most faithful depiction of the Company’s performance because it directly measures value transferred to the customer. Contract estimates are based on various assumptions to project the outcome of future events that may span several years. These assumptions include, but are not limited to, the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed; the cost and availability of materials; the availability of subcontractor services and materials; and the availability and timing of funding from the customer. The Company bears the risk of changes in estimates to complete on a fixed-price contract, which may cause profit levels to vary from period to period. For cost reimbursable contracts, the Company is reimbursed periodically for allowable costs and is paid a portion of the fee based on contract progress. In the limited instances where the Company enters into T&M contracts, revenue recognized reflects the number of direct labor hours expended in the performance of a contract multiplied by the contract billing rate, as well as reimbursement of other direct billable costs. For T&M contracts, the Company recognizes revenue in the amount for which the Company has a right to invoice

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

the customer based on the control transferred to the customer. For long term contracts, the Company recognizes anticipated contract losses as soon as they become known and estimable.

Accounting for long-term contracts requires significant judgment relative to estimating total contract revenues and costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component. At contract inception, the Company also expects that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.

Contract Balances
Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of contract assets and liabilities.

Contract assets represent revenue recognized in excess of amounts invoiced to the customer and the right to payment is not solely subject to the passage of time. Contract liabilities are presented as deferred revenue on the Company’s consolidated balance sheets and consist of deferred product revenue, billings in excess of revenues, deferred service revenue, and customer advances. Deferred product revenue represents amounts that have been invoiced to customers but are not yet recognizable as revenue because the Company has not satisfied its performance obligations under the contract. Billings in excess of revenues represent milestone billing contracts where the billings of the contract exceed recognized revenues.

Remaining Performance Obligations
The Company includes in its computation of remaining performance obligations customer orders for which it has accepted signed sales orders. The definition of remaining performance obligations excludes T&M contracts accounted for under the “right to invoice” practical expedient.

Advertising Costs
All advertising, promotional and marketing costs are expensed when incurred and are included in Selling, general and administrative expenses within the consolidated statements of operations and comprehensive income (loss). The table below presents the advertising cost for the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Advertising costs	$1,306	$1,156

Research and Development Costs
Research and development costs are primarily made up of labor charges, prototype material, and development expenses. Research and development costs are expensed in the period incurred.

Post-retirement Benefit Plans
As a result of the Space NV acquisition, the Company sponsors various post-retirement benefit plans for certain non-U.S. employees including two cash balance plans: (i) a defined benefit pension plan with risk-based coverage for death and disability benefits (collectively, the “Base Plan”) and (ii) a supplementary pension bonus plan that provides variable remuneration linked to employees’ performance (the “Performance Plan"). These cash balance plans are defined benefit plans which provide for post-retirement benefits based on employee and employer contributions and prescribed rates of return in accordance with Belgium Regulation. Based on the Company’s policy to cover 100% of all benefit obligations associated with supplementary pensions, bonus pensions, and other post-retirement benefits (i.e., death and disability) through group insurance policies, these post-retirement benefit plans are accounted for as insurance contracts in accordance with ASC 715. Accordingly, the Company recognizes the net funded status on a plan-by-plan basis

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

as either an asset recorded within other non-current assets or a liability recorded within other non-current liabilities within the consolidated balance sheets. The net funded status is measured on a plan-by-plan basis as the difference between the fair value of each plan’s assets and the benefit obligation.

The net funded status is measured on December 31st (the “Measurement Date”), consistent with the Company’s fiscal year end, or more frequently, upon the occurrence of certain events such as a significant plan amendment, settlement, or curtailment. Fair value is determined on a plan-by-plan basis and reflects key assumptions in effect as of the Measurement Date. Obligations recorded in connection with the Company’s post-retirement benefit plans are computed based on service and contributions to date, using actuarial valuations that are based in part on certain key economic assumptions, including the discount rates and the expected long-term rate of return on plan assets as of the Measurement Date. The assumptions made in this analysis affect both the calculation of the benefit obligations as of the Measurement Date and the calculation of net periodic benefit costs in subsequent periods. The fair value of plan assets includes amounts contributed by the employee and employer and amounts earned from investing the contributions, less benefits paid.

Differences between the actual return and expected return on plan assets during the year and changes in the benefit obligation for the Company’s defined benefit pension plans due to changes in the annual valuation assumptions generate actuarial gains or losses. Actuarial gains or losses are amortized for each plan into (expense) or income on a straight-line basis either over the average remaining life expectancy of plan participants or over the average remaining service period of plan participants, subject to certain thresholds.

Please refer to Note R for additional information related to the Company’s defined benefit plans.

Equity-based Compensation
The Company’s equity-based compensation plans are classified as equity plans and compensation expense is generally recognized over the vesting period of stock awards. The Company issues stock awards in the form of incentive units, non-qualified stock options and restricted stock units. The fair value of incentive units and stock options are calculated on the grant date using the Black-Scholes Option Pricing Model (“OPM”). Given the absence of adequate historical data, the Company uses the Simplified Method to estimate the term of stock options granted to employees. The fair value of the restricted stock units are calculated based on the closing market price of the Company’s common stock on the grant date.

The vesting of the incentive units is contingent on service-based, performance-based, and market conditions and, as such, the recognition of compensation expense is deferred until it is probable the performance conditions will be satisfied. Once it is probable that the performance conditions will be satisfied, unrecognized compensation expense is recognized based on the portion of the requisite service period that has been rendered. If the requisite period is complete, compensation expense is recognized regardless of market conditions being met and recognizes forfeitures as they occur.

For non-qualified stock options and restricted stock units, the Company recognizes the grant date fair value as compensation expense on a straight-line method over the vesting period (typically three years) and recognizes forfeitures as they occur.

Income Taxes
The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). The Company computes its provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are calculated based on the basis difference for financial reporting and tax basis of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse. All deferred income taxes are classified as non-current in the Company’s consolidated balance sheets. The Company records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recently Adopted Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which supersedes the current lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the consolidated statements of operations and comprehensive income (loss). Under ASC 840, leases are classified as either capital or operating, with any capital leases recognized on the consolidated balance sheets. The reporting of lease-related expenses in the consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows will be generally consistent with the ASC 840 guidance. Effective January 1, 2022, the Company adopted the new lease standard using a modified retrospective transition method with a cumulative effect adjustment in the period of adoption. In accordance with ASC 842, the Company elected the following package of practical expedients: (i) to use hindsight analysis on expired or existing leases as of the effective date; (ii) to not apply this standard to short-term leases (i.e., with a term less than 12 months); and (iii) to not reassess the lease classification for existing or expired contracts. As a result of adoption, the Company recognized right of use assets and lease liabilities of $10.1 million and $10.2 million, respectively. Adoption of this standard did not have a material impact on the Company’s results of operations or cash flows.

Recently Issued Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments–Credit Losses (Topic 326), an amendment of the FASB ASC. Subsequent to the issuance of ASU 2016-13, there were various updates that amended and clarified the impact of ASU 2016-13. ASU 2016-13 broadens the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The amendments in ASU 2016-13 will require an entity to record an allowance for credit losses for certain financial instruments and financial assets, including accounts receivable, based on expected losses rather than incurred losses. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. The use of forecasted information incorporates more timely information in the estimate of expected credit losses. The new guidance will be effective for the year beginning January 1, 2023. The Company is finalizing its analysis and adoption of this guidance which is not expected to have a material impact on the Company’s consolidated financial statements or related disclosures.

In January 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. Subsequent to the issuance of ASU 2020-04, there were various updates that amended and clarified the impact of ASU 2020-04, including an update in December 2022, which deferred the sunset date in Topic 848 from December 31, 2022 to December 31, 2024. ASU 2020-04 provides temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at modification date or reassess a previous accounting determination. The amendments in this ASU apply to all entities (subject to meeting certain criteria) that have contracts, hedging relationships, or other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The Company is currently evaluating the impact of adoption which is not expected to have a material impact on the Company’s consolidated financial statements or related disclosures.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Note C – Business Combinations

Oakman Acquisition
On January 15, 2021, the Company acquired 100% of the equity interest of Oakman for cash and 1,000,000 units of Holdings’ equity. This acquisition supports the Company’s growth in its offering of engineering solutions.
The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

January 15, 2021
Cash paid	$12,142
Equity issued	2,110
Purchase consideration	$14,252
Assets:
Accounts receivable	$1,279
Contract assets	121
Inventory	40
Prepaid expenses and other current assets	50
Property, plant and equipment	493
Intangible assets	7,980
Total Assets	$9,963

Liabilities:
Accounts payable	$46
Accrued expenses	2,022
Deferred revenue	253
Other current liabilities	45
Deferred tax liabilities	2,128
Total Liabilities	$4,494
Fair value of net identifiable assets acquired	5,469
Goodwill	$8,783
The following table summarizes the intangible assets acquired by class:

	January 15, 2021	Weighted average useful life in years
Trademark	$80	1
Technology	4,400	15
Customer relationships	3,500	20
Total intangible assets	$7,980

The fair value of the acquired trademark and technology was estimated using the relief from royalty (“RFR”) method. The fair value of the acquired customer relationships was estimated using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the excess of the consideration paid over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets.

During the year ended December 31, 2021, there was a measurement period adjustment to goodwill of $1.9 million, increasing the balance to $8.8 million. Please refer to Note I for additional information.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

The results of operations of Oakman for the period from January 15, 2021 to December 31, 2021 have been included in the results of operations for the year-ended December 31, 2021. The table below presents the post-acquisition revenues, net income (loss), and acquisition-related costs (included in transaction expenses) of Oakman included in the consolidated statements of operations and comprehensive income (loss) for the following period:

Year Ended
December 31, 2021
Post-acquisition revenues	$4,531

Net income (loss)	$(1,762)

Transaction expenses	$657

DPSS Acquisition
On February 17, 2021, the Company acquired 100% of the equity interest of DPSS in exchange for cash. The acquisition supports the Company’s growth in its offering of deployable technology.
The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

February 17, 2021
Cash paid	$27,305
Purchase consideration	$27,305
Assets:
Cash	$711
Accounts receivable	1,270
Contract assets	1,534
Inventory	3
Prepaid expenses and other current assets	53
Property, plant and equipment	734
Intangible assets	24,370
Other non-current assets	48
Total assets	$28,723

Liabilities:
Accounts payable	$1,186
Accrued expenses	1,282
Other current liabilities	63
Deferred revenue	4,003
Deferred tax liabilities	6,138
Total liabilities	$12,672
Fair value of net identifiable assets acquired	16,051
Goodwill	$11,254

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

The following table summarizes the intangible assets acquired by class:

	February 17, 2021	Weighted average useful life in years
Trademark	$170	1
Technology	11,900	20
Customer relationships	12,300	20
Total intangible assets	$24,370

The fair value of the acquired trademark was determined using the RFR method. The fair value of the acquired customer relationships was determined using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the excess of the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

During the year ended December 31, 2021, there was a measurement period adjustment to goodwill of $0.4 million , increasing the balance to $11.3 million. Please refer to Note I for additional information.

The results of operations of DPSS for the period from February 17, 2021 to December 31, 2021 have been included in the results of operations for the year ended December 31, 2021. The table below presents the post-acquisition revenues, net income (loss), and acquisition-related costs (included in transaction expenses) of DPSS included in the consolidated statements of operations and comprehensive income (loss) for the following period:

Year Ended
December 31, 2021
Post-acquisition revenues	$26,678

Net income (loss)	$(554)

Transaction expenses	$1,605

Techshot Acquisition
On November 1, 2021, the Company acquired 100% of the equity interest of Techshot in exchange for cash and 3,029,596 shares of common stock. The acquisition supports the Company’s growth in its offering of mission solutions.

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

November 1, 2021
Cash paid	$2,228
Common stock issued	38,493
Purchase consideration	$40,721
Assets:
Cash	$406
Accounts receivable and other receivable	287
Contract assets	926
Inventory	120
Prepaid expenses and other current assets	86
Property, plant and equipment	14,818
Intangible assets	4,120
Total assets	20,763
Liabilities:

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

November 1, 2021
Accounts payable	39
Accrued expenses	293
Deferred revenue	675
Other current liabilities	35
Deferred tax liabilities	5,521
Total liabilities	6,563
Fair value of net identifiable assets acquired	14,200
Goodwill	$26,521

The following table summarizes the intangible assets acquired by class:

	November 1, 2021	Weighted average useful life in years
Trademark	$240	3
Technology	1,800	10
Customer relationships	1,400	9
IPR&D	680
Total intangible assets	$4,120

The fair value of the acquired trademark, technology, and IPR&D was estimated using the RFR method. The fair value of the acquired customer relationships was estimated using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the excess of the consideration paid over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

The results of operations of Techshot for the period from November 1, 2021 to December 31, 2021 have been included in the results of operations for the year ended December 31, 2021. The table below presents the post-acquisition revenues, net income (loss), and acquisition-related costs (included in transaction expenses) of Techshot included in the consolidated statements of operations and comprehensive income (loss) for the following period:

Year Ended
December 31, 2021
Post-acquisition revenues	$1,563

Net income (loss)	$(392)

Transaction expenses	$1,620

QinetiQ Space NV Acquisition
On October 31, 2022, the Company acquired 100% of the equity interests in QinetiQ Space NV (“Space NV”) for $36.9 million (€37 million) in cash. The acquisition supports the Company’s growth in its offering of satellite technologies, berthing and docking equipment, space instruments and advanced payloads, as well as expanding its global footprint.

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

October 31, 2022
Cash paid	$36,930
Less: Note receivable from seller	501
Purchase consideration	$36,429

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

October 31, 2022
Assets:
Cash	$3,700
Accounts receivable and other receivable	3,556
Contract assets	18,830
Prepaid expenses and other current assets	3,140
Property, plant and equipment	5,656
Right-of-use assets	1,166
Intangible assets	13,935
Equity method investments	3,000
Total assets	52,983

Liabilities:
Accounts payable	4,110
Short-term operating lease liabilities	199
Short-term finance lease liabilities	279
Accrued expenses	18,646
Deferred revenue	5,513
Other current liabilities	426
Long-term operating lease liabilities	908
Long-term finance lease liabilities	563
Deferred tax liabilities	2,727
Other non-current liabilities	281
Total liabilities	33,652
Fair value of net identifiable assets acquired	19,331
Less: Fair value of noncontrolling interests in ROS	215
Goodwill	$17,313

The following table summarizes the intangible assets acquired by class:

	October 31, 2022	Weighted average useful life in years
Technology	$4,700	7
Customer relationships	7,400	30
Software	235	2
IPR&D	1,600
Total intangible assets	$13,935

The amounts above represent the current preliminary fair value estimates but the measurement period is still open and subject to further adjustments as additional information becomes available and as additional analyses and final allocations are completed.

The fair value of the acquired technology and IPR&D was estimated using the RFR method. The fair value of the acquired customer relationships was estimated using the excess earnings method. The fair value of the acquired noncontrolling interests in RSS was estimated using the guideline public company method.

The acquisition was accounted for as a business combination, whereby the excess of the consideration paid over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

The results of operations of Space NV for the period from October 31, 2022 to December 31, 2022 have been included in the results of operations for the 2022 Period. The table below presents the post-acquisition revenues, net income (loss), and acquisition-related costs (included in transaction expenses) of Space NV included in the consolidated statements of operations and comprehensive income (loss) for the following period:

December 31, 2022
Post-acquisition revenues	$11,658

Net income (loss) attributable to Redwire Corporation	$(294)

Transaction expenses	$3,112

Pro Forma Financial Data (Unaudited)
The table below presents the pro forma combined results of operations for the business combinations for the year ended December 31, 2022 and 2021 as though the acquisitions of Oakman, DPSS, and Techshot (the “2021 Acquisitions”) had been completed as of January 1, 2020, and the acquisition of Space NV had been completed as of January 1, 2021.

	Year Ended
	December 31, 2022	December 31, 2021
Revenues	$207,761	$206,204
Net income (loss) attributable to Redwire Corporation	(129,645)	(57,407)

The amounts included in the pro forma information are based on the historical results and do not necessarily represent what would have occurred if the Space NV acquisition had taken place as of January 1, 2021 and the 2021 Acquisitions had taken place as of January 1, 2020, nor do they represent the results that may occur in the future. Accordingly, the pro forma financial information should not be relied upon as being indicative of the results that would have been realized had the business combination occurred as of the date indicated or that may be achieved in the future.

The Company incurred $3.2 million and $5.0 million of costs related to completed acquisitions during the year ended December 31, 2022 and December 31, 2021, respectively. Costs related to completed acquisitions in 2022 were primarily attributable to the Techshot and Space NV acquisitions, while such costs in 2021 were attributable to the 2021 Acquisitions. These expenses are included in transaction expenses on the consolidated statements of operations and comprehensive income (loss) and are also reflected in the pro forma results for the periods presented in the table above.

Note D – Fair Value of Financial Instruments
Cash and cash equivalents, accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, salaries and benefits payable, accrued interest, other accrued expenses and current liabilities are reflected on the consolidated balance sheets at amounts that approximate fair value because of the short-term nature of these financial assets and liabilities.
The fair value of the Company’s debt approximates its carrying value and is classified as Level 2 within the fair value hierarchy as it is based on discounted cash flows using a current borrowing rate.

Contingent Consideration
As of December 31, 2022 and December 31, 2021, contingent consideration consisted of estimated future payments related to the Company’s acquisition of Roccor in October 2020. As certain inputs are not observable in the market, contingent consideration payments are classified as Level 3 instruments and included in notes payable to seller on the consolidated balance sheets. Significant changes in the significant unobservable inputs used in the Black-Scholes OPM to determine the fair value of contingent consideration would result in a significantly lower or higher fair value measurement. The Company adjusts the previous fair value estimate of contingent consideration at each reporting period based on changes in forecasted financial performance and overall risk as well as the period of time elapsed.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

The purchase agreement with the sellers of Roccor awarded such sellers with a contingent right to an earnout payment from the Company upon the achievement of certain revenue milestones for the year ended December 31, 2021. The earnout amount would be based on one of the following: (i) $0 if Roccor revenue for the year ended December 31, 2021 is less than $30.0 million, (ii) $1.0 million if Roccor revenue for the year ended December 31, 2021 is equal to or greater than $30.0 million but less than $40.0 million, (iii) $2.0 million if Roccor revenue for the year ended December 31, 2021 is equal to or greater than $40.0 million. The fair value of the Roccor contingent earnout was estimated using the Black-Scholes OPM.

The assumptions used in the Black-Scholes OPM were as follows:

Roccor Black-Scholes OPM Assumptions
Risk-free interest rate	0.1%
Revenue discount rate	7.0%
Revenue volatility	30.0%
Earnout payment discount rate	4.0%

During the first quarter of 2023, the Company paid the Roccor sellers the contingent earnout in accordance with the acquisition agreement.

Committed Equity Facility
During the second quarter of 2022, the Company evaluated the Purchase Agreement with B. Riley and determined that the committed equity facility was not indexed to the Company’s own common stock and, therefore, should be accounted for in accordance with ASC 815. Accordingly, the Company recorded a derivative asset with an initial fair value of $0.8 million based on the 127,751 shares of common stock issued to B. Riley as consideration for its irrevocable commitment to purchase up to $80.0 million in shares of the Company’s common stock. Subsequent changes in the fair value of the derivative asset are dependent upon, among other things, changes in the closing share price of the Company’s common stock, the quantity and purchase price of shares purchased by B. Riley during the reporting period, the unused capacity under the committed equity facility as of the balance sheet date and the cost of raising other forms of capital. The Company adjusts the previous fair value estimate of the committed equity facility at each reporting period based on changes in the weighted average purchase price of shares purchased by B. Riley during the period, the unused capacity available under the committed equity facility, expected stock price volatility and other macroeconomic factors which impact the cost of raising comparable forms of capital. The changes in the fair value of the committed equity facility were a decrease of $0.5 million for the year ended December 31, 2022, which is included in other (income) expense, net on the consolidated statements of operations and comprehensive income (loss).

Pursuant to the Purchase Agreement, the purchase price for each share of common stock is equal to 97% of the volume weighted average price (“VWAP”) on the applicable purchase date, which results in a 3% fee on the purchase of the Company’s common stock. During the year ended December 31, 2022, the VWAP of shares purchased by B. Riley ranged from $2.73 to $4.29 per share.

Based on the December 31, 2022 closing price of $1.98 per share and registered shares available for purchase under the committed equity facility of 8,090,331, the Company had $16.0 million of unused capacity under the committed equity facility as of December 31, 2022. Please refer to Note P for additional information.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Private Warrants
As part of the Merger, the private warrants were established as a liability and the public warrants were established as equity. Classification of the private warrants as liability instruments and public warrants as equity instruments was based on management’s analysis of the guidance in ASC 815 and in a statement issued by the Staff of the SEC regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” Management determined that while the public warrants meet the definition of a derivative, they meet the equity scope exception in ASC 815-10-15-74(a) to be classified in stockholders’ equity and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification. Management considered whether the private warrants display the three characteristics of a derivative under ASC 815, and concluded that the private warrants meet the definition of a derivative. However, the private warrants fail to meet the equity scope exception in ASC 815-10-15-74(a) and thus are classified as a liability measured at fair value, subject to remeasurement at each reporting period. The Company measured the private warrant liability at fair value at the closing of the Merger and then at each reporting period with changes in fair value recognized as other (income) expense, net in the consolidated statements of operations and comprehensive income (loss).

The private warrants were valued using a modified Black-Scholes OPM, which is classified as Level 3 within the fair value hierarchy. The following table presents the fair value per warrant and the valuation assumptions under the Black-Scholes OPM as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Fair value	$0.17	$2.47
Exercise price	$11.50	$11.50
Common stock price	$1.98	$6.75
Expected option term (years)	3.67 years	4.67 years
Expected volatility	60.70%	60.50%
Risk-free rate of return	4.10%	1.21%
Expected annual dividend yield	—%	—%
The changes in the fair value of the private warrant liability were a decrease of $17.8 million and $2.6 million for the years ended December 31, 2022 and December 31, 2021 respectively, which are included in other (income) expense, net in the consolidated statements of operations and comprehensive income (loss).

The following table presents information about the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021 were as follows:

		December 31, 2022
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Assets:
Committed equity facility	Other non-current assets	$—	$—	$216	$216
Total assets		$—	$—	$216	$216

Liabilities:
Private warrants	Warrant liabilities	$—	$—	$1,314	$1,314
Contingent consideration	Notes payable to sellers	—	—	1,000	1,000
Total liabilities		$—	$—	$2,314	$2,314

		December 31, 2021
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Liabilities:
Private warrants	Warrant liabilities	$—	$—	$19,098	$19,098
Contingent consideration	Notes payable to sellers	—	—	1,000	1,000
Total liabilities		$—	$—	$20,098	$20,098

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Changes in the fair value of Level 3 financial assets and liabilities were as follows:

Assets:	Committed Equity Facility	Total Level 3
December 31, 2020	$—	$—
Additions	—	—
Changes in fair value	—	—
Settlements	—	—
December 31, 2021	$—	$—
Additions	756	756
Changes in fair value	(540)	(540)
Settlements	—	—
December 31, 2022	$216	$216

Liabilities:	Contingent Consideration	Private Warrants	Total Level 3
December 31, 2020	$1,257	$—	$1,257
Additions	450	21,727	22,177
Changes in fair value	10,891	(2,629)	8,262
Settlements	(11,598)	—	(11,598)
December 31, 2021	$1,000	$19,098	$20,098
Additions	—	—	—
Changes in fair value	—	(17,784)	(17,784)
Settlements	—	—	—
December 31, 2022	$1,000	$1,314	$2,314
Note E – Accounts Receivable, net
The accounts receivable, net balance was as follows:

	December 31, 2022	December 31, 2021
Billed receivables	$25,518	$14,820
Unbilled receivables	1,208	1,442
Total accounts receivable, net	$26,726	$16,262

Accounts receivable are recorded for amounts to which the Company is entitled and has invoiced to the customer. Unbilled receivables consist of unbilled amounts as of December 31, 2022 under T&M contracts where billing and payment is subject solely to the passage of time.

There was no allowance for doubtful accounts as of December 31, 2022 and December 31, 2021.

Note F – Inventory
The inventory balance was as follows:

	December 31, 2022	December 31, 2021
Raw materials	$995	$414
Work in process	474	117
Finished goods	—	157
Inventory	$1,469	$688

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Note G – Property, Plant and Equipment
Property, plant and equipment were as follows:

	December 31, 2022			December 31, 2021
	United States	Europe	Total	United States	Europe	Total
Computer equipment	$1,256	$252	$1,508	$1,273	$107	$1,380
Furniture and fixtures	1,062	38	1,100	783	—	783
Laboratory equipment	3,646	483	4,129	16,550	306	16,856
Leasehold improvements	2,229	4,475	6,704	2,205	—	2,205
Finance lease ROU assets	—	944	944	—	—	—
Construction in process	1,408	—	1,408	415	—	415
Property, plant and equipment, gross	9,601	6,192	15,793	21,226	413	21,639
Less: accumulated depreciation	(2,785)	(247)	(3,032)	(1,919)	(336)	(2,255)
Total property, plant and equipment, net	$6,816	$5,945	$12,761	$19,307	$77	$19,384

During the year ended December 31, 2022, the Company recognized impairment expense of $96.6 million, of which $13.1 million related to property and equipment on certain asset groups within the Mission Solutions reporting unit. Please refer to Note T for additional information related to this impairment.

The table below presents the depreciation expense related to property, plant and equipment for the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Depreciation expense	$3,325	$1,944

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Note H – Intangible Assets, net
The intangible asset gross carrying amount and accumulated amortization were as follows:

	December 31, 2022
	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average useful life in years
Finite-lived intangible assets:
Customer relationships	$39,593	$(4,037)	$35,556	21
Technology	30,954	(5,012)	25,942	13
Trademarks	3,172	(1,278)	1,894	7
Internal-use software licenses	2,387	(920)	1,467	3
Indefinite-lived intangible assets:
Cosmos Tradename	300	—	300
IPR&D	1,712	—	1,712
Total intangible assets	$78,118	$(11,247)	$66,871

	December 31, 2021
	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average useful life in years
Finite-lived intangible assets:
Customer relationships	$48,612	$(3,592)	$45,020	19
Technology	43,339	(5,894)	37,445	14
Trademarks	6,807	(1,572)	5,235	7
Internal-use software licenses	2,292	(385)	1,907	3
Indefinite-lived intangible assets:
Cosmos Tradename	300	—	300
IPR&D	935	—	935
Total intangible assets	$102,285	$(11,443)	$90,842

During the year ended December 31, 2022, the Company recognized impairment expense of $96.6 million, of which $30.9 million related to intangible assets on certain asset groups within the Mission Solutions reporting unit. Please refer to Note T for additional information related to this impairment.

The table below presents the amortization expense related to intangible assets for the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Amortization expense	$7,963	$8,640

The table below presents the future amortization expense on intangible assets as of December 31, 2022:

Year	Total
2023	$7,003
2024	6,327
2025	5,552
2026	5,057
2027	4,576
Thereafter	36,344
Total future amortization expense on intangible assets	$64,859

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Note I – Goodwill

The changes in the carrying amount of goodwill were as follows:

Balance of goodwill as of December 31, 2020	$52,711
Goodwill arising from the Oakman acquisition	6,866
Goodwill arising from the DPSS acquisition	10,904
Goodwill arising from the Techshot acquisition	26,521
Measurement period adjustment — DSS acquisition	(85)
Measurement period adjustment — MIS acquisition	(512)
Measurement period adjustment — Roccor acquisition	(684)
Measurement period adjustment — DPSS acquisition	350
Measurement period adjustment — Oakman acquisition	1,917
Measurement period adjustment — LoadPath acquisition	(1,427)
Change arising from impact of foreign currency	(247)
Balance of goodwill as of December 31, 2021	$96,314
Goodwill arising from the Space NV acquisition	17,313
Impairment expense	(49,916)
Change arising from impact of foreign currency	907
Balance of goodwill as of December 31, 2022	$64,618

During the year ended December 31, 2022, the Company recognized impairment expense of $96.6 million, of which $49.9 million related to goodwill on the Mission Solutions reporting unit. Please refer to Note T for additional information related to this impairment.

As of December 31, 2022, the Company’s gross goodwill balance and accumulated impairment was $114.5 million and $49.9 million, respectively. In comparison, the Company’s goodwill balance was $96.3 million with no accumulated impairment as of December 31, 2021.

Note J – Debt
The table below presents details of the Company’s debt as of the following periods including the effective interest rate as of December 31, 2022:

	Effective interest rate	December 31, 2022	December 31, 2021
Adams Street Term Loan	11.13%	$30,626	$30,690
Adams Street Revolving Credit Facility	—	—	—
Adams Street Delayed Draw Term Loan	11.13	14,819	14,850
Adams Street Incremental Term Loan	11.26	31,695	31,760
D&O Financing Loans	1.92	1,798	1,904
Total debt		78,938	79,204
Less: unamortized discounts and issuance costs		1,615	1,653
Total debt, net		77,323	77,551
Less: Short-term debt, including current portion of long-term debt		2,578	2,684
Total long-term debt, net		$74,745	$74,867

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Adams Street Capital Credit Agreement
On October 28, 2020, the Company entered into a credit agreement with Adams Street Capital (the “Adams Street Credit Agreement”). The Adams Street Credit Agreement originally included a $31.0 million term loan commitment, $5.0 million revolving credit facility commitment, and $15.0 million delayed draw term loan, all of which mature on October 28, 2026. On January 15, 2021, the Company drew $15.0 million on the delayed draw term loan to finance the Oakman acquisition. On February 17, 2021, the Adams Street Capital Credit Agreement was amended to increase the principal amount of the Adams Street Term Loan by an additional $32.0 million, which was incurred to finance the DPSS acquisition. The Company had no borrowings outstanding under the revolving credit facility as of December 31, 2022 and December 31, 2021, respectively.

On September 2, 2021, the Adams Street Credit Agreement was amended to provide that the consolidated total net leverage ratio not exceed 6.50:1.00 on the last day of any quarter (“the Financial Covenant”), to remove the cap on the amount of unrestricted cash which may be netted for purposes of the Financial Covenant, to redefine “Consolidated EBITDA”, and to reset the call protection terms.

In December 2021, the Company entered into a Consent to Credit Agreement whereby Adams Street Capital agreed to an extension of the delivery of periodic financial statements required under the Adams Street Credit Agreement.

On March 25, 2022, the Company entered into a Third Amendment (the “Third Amendment”) to the Adams Street Capital Credit Agreement to, among other things, increase commitments under the revolving credit facility from $5.0 million to $25.0 million. The Third Amendment also modified certain negative covenants and increased the per annum interest rate (i) with respect to revolving loans in an aggregate principal amount of $5.0 million or less, to 6.00% for Eurocurrency rate loans and 5.00% for Base Rate Loans, and (ii) with respect to revolving loans in an aggregate principal amount in excess of $5.0 million, to 7.50% for Eurocurrency rate loans and 6.50% for Base Rate Loans.

In connection with the entry into the Third Amendment, AEI and certain of its affiliates (the “AEI Guarantors”), provided a limited guarantee for the payment of outstanding revolving loans in excess of $10.0 million, with a $15.0 million cap in the aggregate. In the event that the AEI Guarantors are required to make payments to the lenders under the Adams Street Capital Credit Agreement pursuant to the terms of the limited guarantee, each AEI Guarantor would be subrogated to the rights of the lenders. In connection with the limited guarantee, the Lead Borrower agreed to pay to the AEI Guarantors, a fee equal to 2% of any amount actually paid by such guarantors under the limited guarantee. The fee is waivable by the AEI Guarantors at their discretion.

On August 8, 2022, the Company entered into the Fourth Amendment (the “Fourth Amendment”) to the Adams Street Capital Credit Agreement. The Fourth Amendment, among other things, suspended the requirement to comply with the consolidated total net leverage ratio, commencing with the quarter ended June 30, 2022 through June 30, 2023, and resuming with the first test period ending September 30, 2023. The Company is required to maintain a minimum liquidity covenant of $5.0 million measured on the last day of each fiscal month commencing with the month ending September 30, 2022 through September 30, 2023. In addition, the Fourth Amendment increased the per annum interest rate with respect to the initial term loans, delayed draw term loans, incremental term loans and revolving loans by 2.00%, which interest shall accrue and be paid in kind, until the Company is in compliance with the consolidated total net leverage ratio. Accrued interest to be paid in kind is added to the outstanding principal balance for the respective debt instruments. During the year ended ended December 31, 2022, total accrued interest to be paid in kind on the Adams Street Credit Agreement was $0.7 million.

In connection with the execution of the Fourth Amendment, the AEI Guarantors provided a limited guarantee for the payment of outstanding term loans of up to $7.5 million which followed the same terms and conditions as those of the guarantee to the Third Amendment described above.

On October 28, 2022, the Company entered into the Fifth Amendment to the Adams Street Capital Credit Agreement. The Fifth Amendment (i) permitted the investments by the Company in connection with the Space NV acquisition, (ii) removed references to the limited guarantee provided by the AEI Guarantors to the Company for the payment of outstanding term loans, as the AEI Guarantors are no longer providing such limited guarantee; and (iii) other amendments related thereto.

Under the terms of the Fifth Amendment, the requirement to comply with the consolidated total net leverage ratio was further suspended through September 30, 2023, and such compliance resumes with the fiscal quarter ending December 31, 2023, which was contingent upon the completion of the Convertible Preferred Stock offering that occurred during the fourth quarter of 2022. The Fifth Amendment amended the financial covenant to require the Company to maintain a maximum total net leverage ratio of 7.50 to 1.00 from the fiscal quarter ended December 31, 2023 through the fiscal quarter ending September 30, 2024 and 6.50 to 1.00 from the

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

fiscal quarter ending December 31, 2024 and thereafter.

The Adams Street Capital Credit Agreement, as amended, contains certain customary representations and warranties, affirmative and other covenants and events of default, including among other things, payment defaults, breach of representations and warranties, and covenant defaults.

As of December 31, 2022 and December 31, 2021, the Company was in compliance with its covenant requirements, as amended on the respective dates.

Silicon Valley Bank Loan Agreement
On August 31, 2020, the Company entered into a $45.4 million loan agreement with Silicon Valley Bank, which was subsequently modified to increase the principal to $51.1 million on October 28, 2020 (the “SVB Loan”). On April 2, 2021, the Company amended the SVB Loan Agreement to extend the term from August 2021 to September 30, 2022. On September 2, 2021, the Company repaid the full outstanding principal and interest on the SVB Loan. Subsequent to the repayment, the Company does not have any other financial dealings with SVB.

Paycheck Protection Program (“PPP”) Loan
On May 1, 2020, prior to its acquisition, DSS received a PPP Loan for $1.1 million (the “DSS PPP Loan”). Under the terms of the DSS PPP Loan, DSS could apply for forgiveness under the PPP regulations if DSS used the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the PPP. Proceeds from the DSS PPP loan, including interest calculated at a nominal and effective interest rate of 1.00% per annum, were included in a DSS savings account as of the DSS acquisition date. Any amount of the DSS PPP Loan forgiven and proportionate interest amount will be released to the seller of DSS. The Company did not use any of the DSS PPP Loan funds assumed as part of the DSS acquisition. On June 18, 2021, $0.6 million of the DSS PPP Loan was forgiven and as a result was reclassified as a note payable to the seller of DSS. During the year ended December 31, 2021, the Company repaid the $0.6 million note payable to the seller of DSS and the remaining outstanding principal and interest of $0.5 million on the DSS PPP loan.

D&O Financing Loan
On September 3, 2021, the Company entered into a $3.0 million loan (the “2021 D&O Financing Loan”) with BankDirect Capital Finance to finance the Company’s directors and officers insurance premium. The 2021 D&O Financing Loan has an interest rate of 1.74% per annum and a maturity date of May 3, 2022. In May 2022, the Company repaid the full outstanding principal and interest on the 2021 D&O Financing Loan.

On September 3, 2022, the Company entered into a $2.7 million loan with AFCO Credit Corporation (the “2022 D&O Financing Loan”) to finance the Company’s directors and officers insurance premium. The 2022 D&O Financing Loan has an interest rate of 4.59% per annum and a maturity date of June 3, 2023.

The maturities of the Company’s long-term debt outstanding as of December 31, 2022 are as follows:

	2023	2024	2025	2026	2027	Thereafter	Total
Adams Street Term Loan	$310	$310	$310	$29,696	$—	$—	$30,626
Adams Street Delayed Draw Term Loan	150	150	150	14,369	—	—	14,819
Adams Street Incremental Term Loan	320	320	320	30,735	—	—	31,695
Adams Street Revolving Credit Facility	—	—	—	—	—	—	—
2022 D&O Financing Loan	1,798	—	—	—	—	—	1,798
Total long-term debt maturities	$2,578	$780	$780	$74,800	$—	$—	$78,938

The table below presents the interest expense on debt, including the amortization of discounts and issuance costs for the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Interest expense on debt	$8,220	$6,458

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Liquidity Risks and Uncertainties
The Company’s primary sources of liquidity are cash flows provided by operations, access to existing credit facilities and proceeds from any future sales of common stock under the B. Riley committed equity facility (discussed in Note P). Liquidity risk refers to the risk that the Company will be unable to finance its operations due to a loss of access to existing sources of liquidity and the Company’s ability to meet its financial obligations as they become due.

Since its inception, the Company has incurred net losses and negative operating cash flows, in addition to other cash uses associated with capital expenditures, costs associated with the Company’s acquisitions, and costs associated with the Merger, among other uses. While some of these cash outflows have been non-recurring in nature, the Company has continued to experience net cash outflows from operating activities. While the Company believes its continued growth and cash flow management will result in improvements in cash flow usage from operating activities going forward, there can be no assurance these improvements will be achieved.

As of December 31, 2022, total available liquidity was $53.3 million, comprised of $28.3 million in cash and cash equivalents and $25.0 million in available borrowings from our existing credit facilities. The Company believes that existing sources of liquidity will be sufficient to meet its working capital needs and comply with its debt covenants for at least the next twelve months from the date on which the consolidated financial statements were issued. As part of the Company’s debt management strategy, management continuously evaluates opportunities to further strengthen the Company’s financial position including the issuance of additional equity or debt securities, refinance or otherwise restructure the existing credit facilities, or enter into new financing arrangements. In addition, the Company has been executing on certain cost reduction actions including, among others, integration-related workforce rationalizations, real estate synergies, business unit optimization initiatives, and cost savings associated with certain Corporate level employment costs. There can be no assurances that any of these actions will be sufficient to allow the Company to service its debt obligations, meet its debt covenants, or that such actions will not result in an adverse impact on our business.

Note K – Leases
The Company has entered into and acquired long-term leasing arrangements for the right to use various classes of underlying assets including facilities, vehicles and office equipment. Certain facility leases contain predetermined fixed escalation of minimum rents at stated rates ranging from 1.96% to 4.00% per annum and three leases with annual escalations based on certain price indices. In addition, certain facility leases include renewal options that could extend the lease term for up to an additional nine years. The office equipment lease contains a renewal option that could extend the lease to consecutive 60-day terms and a purchase option.

Total Lease Costs
The following table summarizes total lease costs for the period. As the Company adopted ASC 842 as of January 1, 2022, rent expense recognized in accordance with ASC 840 is reported as operating lease cost for the comparative period in 2021.

	Year Ended
	December 31, 2022	December 31, 2021
Finance lease cost:
Amortization of ROU assets	$54	$—
Interest on lease liabilities	6	—
Operating lease costs	3,339	3,424
Variable lease costs	—	—
Short-term lease costs	251	—
Total lease costs	$3,650	$3,424
Total lease costs are included in selling, general and administrative expenses and cost of sales on the consolidated statements of operations and comprehensive income (loss).

During the year ended December 31, 2022, the Company recognized impairment expense of $96.6 million, of which $2.7 million related to right-of-use assets on certain asset groups within the Mission Solutions reporting unit. Please refer to Note T for additional information related to this impairment.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Supplemental Balance Sheet Information
The following table presents supplemental balance sheet information related to the Company’s operating and finance leases:

	December 31, 2022		December 31, 2021
	Operating Leases	Finance Leases	Operating Leases	Finance Leases
Right-of-use assets, net reflected in the following balance sheet line items:
Property, plant and equipment, net	$—	$889	$—	$—
Right-of-use assets	13,103	—	—	—
Total ROU assets	$13,103	$889	$—	$—

Current lease balance reflected in the following balance sheet line items:
Short-term operating lease liabilities	$3,214	$—	$—	$—
Short-term finance lease liabilities	—	299	—	—

Noncurrent lease balance reflected in the following balance sheet line items:
Long-term operating lease liabilities	12,670	—	—	—
Long-term finance lease liabilities	—	579	$—	—
Total lease liabilities	$15,884	$878	$—	$—

Other Supplemental Information
The following table presents other supplemental information related to the Company’s leases:

	Year Ended
	December 31, 2022
	Operating Leases	Finance Leases
Cash paid for lease liabilities	$3,076	$61
Right-of-use assets obtained in exchange for new lease liabilities	8,615	944

Weighted average remaining lease term (in years)	4.8	3.1
Weighted average discount rate	5.6%	9.3%

Future Lease Obligations
As of December 31, 2021, the remaining lease obligation for operating leases under ASC 840 was $26.3 million. As of December 31, 2022, the future annual minimum lease payments for lease liabilities under ASC 842 are as follows:

Year	Operating Leases	Finance Leases
2023	$4,026	$368
2024	3,823	310
2025	3,261	222
2026	2,644	95
2027	2,553	25
Thereafter	2,260	—
Total lease payments	$18,567	$1,020
Less: imputed interest	2,683	142
Present value of operating lease liabilities	$15,884	$878

As of December 31, 2022, the Company had one facility lease that had not yet commenced but created significant future lease obligations in the amount of $1.5 million. The contract was determined to be an operating lease, whereby the Company is not required to make rent payments prior to the lease commencement date while construction is completed on the underlying asset. Due to the

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

nature of the work and the amount of the Company’s contribution to construction period costs, the Company was determined not to be the accounting owner of the asset under construction as the landlord had substantially all of the construction period risks.

Note L – Warrants
Public Warrants
Each public warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on September 2, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company may call the public warrants for redemption as follows: (1) in whole and not in part; (2) at a price of $0.01 per warrant; (3) upon a minimum of 30 days prior written notice of redemption; and (4) only if the last reported closing price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the 3rd trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the Company public warrants to do so on a “cashless basis.”

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including a consolidation, combination, reverse stock split or reclassification of shares of the Company’s common stock or other similar event. In no event will the Company be required to net cash settle the warrant shares.

As of December 31, 2022 and December 31, 2021, there were 8,188,811, respectively, of public warrants issued and outstanding.

Private Warrants
The terms and provisions of the public warrants above also apply to the private warrants. If the private warrants are held by holders other than Sponsor, Jefferies, Holdings or their respective permitted transferees, the private warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants. The Sponsor, Jefferies, Holdings and their respective permitted transferees have the option to exercise the private placement warrants on a cashless basis.

As of December 31, 2022 and December 31, 2021, there were 7,732,168, respectively, of private warrants issued and outstanding.

Refer to Note D for information on the Level 3 inputs used to value the private warrants.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Note M – Income Taxes
The table below presents the current and deferred components of income tax expense (benefit) for the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Current:
Federal	$—	$—
State	33	—
Foreign	259	—
Total current income tax expense (benefit)	292	—

Deferred:
Federal	(6,317)	(9,376)
State	(1,963)	(1,893)
Foreign	16	—
Total deferred income tax expense (benefit)	(8,264)	(11,269)

Total income tax expense (benefit)	$(7,972)	$(11,269)

A reconciliation of the U.S. federal statutory income tax expense to actual income tax expense is as follows:

	Year Ended
	December 31, 2022	December 31, 2021
Income (loss) before income taxes	$(138,592)	$(72,806)
Federal statutory income tax rate	21.0%	21.0%
Expected federal provision (benefit) for income taxes at the federal statutory income tax rate	(29,104)	(15,289)
State income tax (benefit), net of federal tax benefit	(5,394)	(1,946)
Change in fair value of warrants	(3,735)	(552)
Nondeductible impairment of goodwill	10,483	—
Permanent differences	226	2,483
Tax (benefits) / non-deductible expenses related to equity-based compensation	1,784	5,228
Acquisition costs	620	(1,106)
Change in valuation allowance	18,498	458
Other	(1,350)	(545)
Total tax expense (benefit)	$(7,972)	$(11,269)

Effective tax rate	5.8%	15.5%
The effective tax rate for 2022 differs from the U.S. federal income tax rate of 21.0% primarily due to nondeductible compensation costs on the Class P Unit Incentive plan and other equity-based compensation, state income tax expense, valuation allowance, and non-deductible impairment of goodwill. The effective tax rate for 2021 differs from the U.S. federal income tax rate of 21.0% primarily due to nondeductible compensation costs on the Class P Unit Incentive plan and state income tax expense.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

The table below presents the components of the deferred tax assets, net and deferred tax liabilities:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Accrued expenses and reserves	$4,997	$1,106
Capitalized research and development expenses	1,182	—
Deferred rent	—	58
Tax credit carryforwards	230	226
Deferred revenue	—	636
Net operating loss carryforwards	19,303	12,052
Interest disallowance	4,046	1,921
Equity-based compensation	1,053	566
Lease liability	4,293	—
Other assets	19	14
Total deferred tax assets	35,123	16,579
Less: valuation allowance	(19,013)	(515)
Deferred tax assets, net of valuation allowance	16,110	16,064

Deferred tax liabilities:
Right-of-use asset	$(3,584)	$—
Deferred Revenue	(1,498)	—
Depreciation and amortization	(13,712)	(23,922)
Other	(571)	(743)
Deferred tax liabilities	(19,365)	(24,665)
Total net deferred tax assets (liabilities)	$(3,255)	$(8,601)

The Company assesses the deferred tax assets for recoverability on a quarterly basis. In assessing the realizability of deferred income tax assets, the Company considers whether it is more-likely-than-not that some or all of the deferred income tax assets will not be realized. The ultimate realization of the deferred income tax assets is dependent upon the generation of future taxable income during the periods in which the net operating loss (“NOL”) and tax credit carryforwards are available. For the year ended December 31, 2022, the valuation allowance on deferred tax assets increased by $18.5 million as the Company concluded that only a portion of the deferred tax assets are more-likely-than-not realizable. For the year ended December 31, 2021 the Company concluded that substantially all of the deferred tax assets are more-likely-than-not realizable.

The table below presents the change in valuation allowance for the following periods:

Valuation allowance as of December 31, 2020	$(57)
Income tax expense	(458)
Valuation allowance as of December 31, 2021	(515)
Income tax expense	(18,498)
Valuation allowance as of December 31, 2022	$(19,013)

As of December 31, 2022, the Company had $69.1 million of U.S. federal net operating losses resulting in U.S. federal, state (net), and foreign deferred tax assets of $14.5 million, $3.4 million, and $1.4 million, respectively. The $14.5 million in U.S. federal net operating loss carryforwards may be carried forward indefinitely to reduce future taxable income for U.S. federal tax purposes, while certain state net operating losses will begin to expire in 2038 and foreign net operating losses begin to expire in 2037.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

The table below presents changes in reserves for unrecognized income tax benefits for the periods presented:

	Year Ended
	December 31, 2022	December 31, 2021
Unrecognized tax benefits, beginning of period	$1,380	$1,671
Increase (decrease) for tax positions taken related to a prior period	—	(291)
Increase (decrease) for tax positions taken during the current period	—	—
Unrecognized tax benefits, end of period	$1,380	$1,380

During the year ended December 31, 2022 and December 31, 2021, the Company did not recognize certain tax benefits from uncertain tax positions within the provision for income taxes. As of December 31, 2022, the Company’s estimated gross unrecognized tax benefits were $1.4 million, of which $1.3 million if recognized would favorably impact the Company’s future earnings. The Company believes there will be no material changes to unrecognized tax benefits within the next twelve months. Due to uncertainties in any tax audit outcome, estimates of the ultimate settlement of our unrecognized tax positions may change and the actual tax benefits may differ from the estimates. During December 31, 2022 and December 31, 2021, the Company did not recognize any interest and penalties in the consolidated statements of operations.

The Company and its subsidiaries file income tax returns in various U.S. and foreign jurisdictions. As of December 31, 2022, the Company is subject to examination by the IRS for tax years beginning in 2019. The Company is open to state income tax examinations until the applicable statute of limitations expires, generally four years after tax return filing; however, the ability for the taxing authority to adjust tax attribute carryforwards will continue until the applicable statute of limitations expires after tax attribute utilization or expiration.

Note N – Commitments and Contingencies
Contingencies in the Normal Course of Business
Under certain contracts with the U.S. government and certain governmental entities, contract costs, including indirect costs, are subject to audit by and adjustment through negotiation with governmental representatives. Revenue is recorded in amounts expected to be realized on final settlement of any such audits.
Legal Proceedings
The Company is subject to litigation, claims, investigations and audits arising from time to time in the ordinary course of business. Although legal proceedings are inherently unpredictable, the Company believes that it has valid defenses with respect to any matters currently pending against the Company and intends to defend itself vigorously. Excluding pending matters disclosed below, the outcome of these matters, individually and in the aggregate, is not expected to have a material impact on the Company’s consolidated financial statements.

On November 5, 2021, the Company was notified of potential accounting issues with a business unit by an employee in connection with his resignation. Management promptly informed the independent Audit Committee and its independent registered public accounting firm. The Audit Committee promptly engaged independent, external legal and accounting firms to complete an independent investigation. After completing its investigation, the Audit Committee concluded that the potential issues raised by the former employee did not require a restatement or adjustment of the Company’s previously issued consolidated financial statements relating to any prior periods. However, the results of the investigation confirmed the existence of previously identified internal control deficiencies as well as identified certain additional internal control deficiencies. The Company self-reported this matter to the SEC on November 8, 2021 and continues to cooperate with any requests from the SEC.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

On December 17, 2021, the Company, our CEO, Peter Cannito, and our former CFO, William Read, were named as defendants in a putative class action complaint filed in the United States District Court for the Middle District of Florida. That litigation is captioned Lemen v. Redwire Corp. et al., Case No. 3:21-cv-01254-TJC-PDB (M.D. Fla.). On March 7, 2022, the Court appointed a lead plaintiff. On June 17, 2022, the lead plaintiff filed an amended complaint. In the amended complaint, the lead plaintiff alleges that the Company and certain of its directors and officers made misleading statements and/or failed to disclose material facts about the Company’s business, operations, and prospects, allegedly in violation of Section 10(b) (and Rule 10b-5 promulgated thereunder) and Section 20(a) of the Exchange Act. As relief, the plaintiffs are seeking, among other things, compensatory damages. The defendants believe the allegations are without merit and intend to defend the suit vigorously. On August 16, 2022, the defendants moved to dismiss the complaint in its entirety, and such motion was denied by the Court on March 22, 2023. Given the early stage of the proceedings, a reasonable estimate of the amount of any possible loss or range of loss cannot be made at this time.

On May 25, 2022, a plaintiff commenced derivative litigation in the United States District Court for the District of Delaware on behalf of the Company against Peter Cannito, Les Daniels, Reggie Brothers, Joanne Isham, Kirk Konert, Jonathan Baliff, and John S. Bolton. That litigation is captioned Yingling v. Cannito, et al., Case No. 1:22-cv-00684-MN (D. Del.). The complaint’s allegations are similar to those of the class action lawsuit filed in December 2021, namely, that statements about Redwire’s business and operations were misleading due to alleged material weaknesses in the Company’s financial reporting internal controls. The plaintiff alleges the defendants violated Section 10(b) (and Rule 10b-5 promulgated thereunder) and Section 20(a) of the Exchange Act, breached their fiduciary duty by allowing misleading disclosures to be made, and caused the Company to overpay compensation and bonuses tied to the Company’s financial performance. As relief, the plaintiffs are seeking, among other things, compensatory and punitive damages. This litigation has been stayed until April 6, 2023. The defendants believe the allegations are without merit and intend to defend the lawsuit vigorously. However, given the early stage of the proceedings, a reasonable estimate of the amount of any possible loss or range of loss cannot be made at this time.

On January 23, 2023, the Company received a Civil Investigative Demand from the antitrust division of the U.S. Department of Justice (“DOJ”) regarding potential violations of Section 1 of the Sherman Act and Section 8 of the Clayton Act. No suit has been filed, and we intend to fully cooperate with the DOJ. Although a reasonable estimate of the amount of any possible loss or range of loss cannot be made at this early stage, we do not believe that any of our practices violated the Sherman Act or the Clayton Act.
Business Combinations
The Company has acquired and plans to continue to acquire businesses with prior operating histories. These acquisitions may have unknown or contingent liabilities, which the Company may become responsible for and could have a material impact on the Company’s future operating results and cash flows. In addition, the Company may incur acquisition costs, regardless of whether or not the acquisition is ultimately completed, which may be material to future periods.

Note O – Convertible Preferred Stock

The table below presents details of the Company’s Convertible Preferred Stock during the year ended December 31, 2022. There was no related activity during the year ended December 31, 2021.

	Shares	Amount
Balance as of December 31, 2021	—	$—
Convertible preferred stock issued	81,250	81,250
Issuance costs related to convertible preferred stock	—	(4,885)
Balance as of December 31, 2022	81,250	$76,365

On October 28, 2022, the Company filed a Certificate of Designation describing the terms and conditions of the newly issued Convertible Preferred Stock, with 88,000 total shares constituting the series. On the same date, the Company entered into the AEI Investment Agreement and the Bain Capital Investment Agreement. Pursuant to (i) the AEI Investment Agreement, the Company sold an aggregate of 40,000 shares (the “AEI Purchased Shares”) of the Convertible Preferred Stock to AEI, for an aggregate purchase price of $40.0 million and (ii) the Bain Capital Investment Agreement, the Company sold 40,000 shares of the Convertible Preferred Stock (the “Bain Capital Purchased Shares,” and together with the AEI Purchased Shares, the “Purchased Shares”) to Bain Capital for a purchase price of $40.0 million. The closing of the purchase and sale to AEI occurred simultaneously with the signing of the AEI Investment Agreement on October 28, 2022. The purchase and sale to Bain Capital occurred on November 3, 2022 (the “Bain Capital Closing”).

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

On November 3, 2022, simultaneously with the Bain Capital Closing, AEI transferred 10,000 of the AEI Purchased Shares to Bain Capital, which Bain Capital purchased from AEI for $10.0 million. After the transfer, Bain Capital and AEI hold, in the aggregate, 80,000 shares of the Convertible Preferred Stock, with Bain Capital and AEI holding 50,000 and 30,000 shares of Convertible Preferred Stock, respectively.

In addition, on November 7 and 8, 2022, we entered into additional investment agreements (the “Additional Investment Agreements”) with various investors (collectively, the “Additional Investors,” and together with AEI and Bain Capital, the “Investors”) pursuant to which the Company issued and sold a total of 1,250 shares of the Convertible Preferred Stock to the Additional Investors for an aggregate purchase price of $1.25 million.

The Investment Agreements and the Additional Investment Agreements contain customary representations, warranties and covenants of the Company and Investors.

Bain Capital Director and Nominees
Within 30 days following the Bain Capital Closing, for so long as Bain Capital has record and beneficial ownership of at least 50% of the Purchased Shares issued to it at the time of the Bain Capital Closing, Bain Capital will have the right to designate one member to the Board of Directors of the Company.

Convertible Preferred Stock Features
No holder of Convertible Preferred Stock may transfer any of their shares to any unaffiliated person for twelve (12) months following the closing date of the applicable investment agreement, except for certain exceptions, including that Bain Capital and AEI may transfer shares to each other. Bain Capital and AEI have been provided customary preemptive rights with respect to the Convertible Preferred Stock and, after the seventh anniversary of their respective closing dates, for so long as each holder has record and beneficial ownership of at least 50% of the Purchased Shares initially issued to them, may cause the Company to retain an investment banker to identify and conduct a potential sale of the Company.

The Convertible Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $3.05 per share, subject to customary anti-dilution and price protective adjustments. As of December 31, 2022, the 81,250 outstanding shares of Convertible Preferred Stock was convertible into approximately 26,639,346 shares of the Company’s Common Stock. The holders of Convertible Preferred Stock are entitled to vote with the holders of Common Stock, on an as-converted basis have the right, at their option and at any time, to convert their shares into shares of the Common Stock. Each share of Convertible Preferred Stock will mandatorily convert upon achieving thresholds related to the Company’s market capitalization and profitability metrics and the Company is required to make an offer to repurchase the outstanding Convertible Preferred Stock upon a fundamental change.

Dividends on the Convertible Preferred Stock can be paid in either cash or in kind in the form of additional shares of Convertible Preferred Stock (such payment in kind, “PIK”), at the option of the Company, subject to certain exceptions. If paid in cash, such dividends will be paid at a rate of 13% per annum, subject to certain adjustments and exceptions or, if the Company issues PIK dividends, at a rate of 15% per annum, subject to certain adjustments and exceptions. Each holder of Convertible Preferred Stock has been given certain registration rights pursuant to the Registration Rights Agreement, dated October 28, 2022. As of December 31, 2022, the accumulated but not declared or paid dividends on the Convertible Preferred Stock were $1.8 million.

Based on an evaluation of the Investment Agreements, the Company determined that the Convertible Preferred Stock is contingently or optionally redeemable and, therefore, does not require liability classification under ASC 480, Distinguishing Liabilities from Equity.
However, due to the shares being redeemable at the option of the holder or upon a fundamental change, which includes events that are not fully within the Company’s control, it was determined that the Convertible Preferred Stock should be classified as one line item in temporary (mezzanine) equity on the Company’s consolidated balance sheets.

Liquidation Preference
The Convertible Preferred Stock ranks senior to the Company’s common stock. In the event of any liquidation or winding up of the Company, the holders of the Convertible Preferred Stock shall be entitled to receive in preference to the holders of the Company’s Common Stock the greater of (a) the greater of (i) two times the Initial Value, defined as $1,000 per share and (ii) the Initial Value plus accrued and unpaid dividends, whether or not declared, and (b) the amount that would have been received based on the if-converted Accrued Value, defined as Initial Value plus accrued and unpaid dividends, whether or not declared. As of December 31, 2022, the liquidation preference of the Convertible Preferred Stock was $162.5 million, with no corresponding amount as of December 31, 2021.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Note P – Shareholders’ Equity
As part of the closing of the Merger, the units of the Company that were previously issued and outstanding as of December 31, 2020 were canceled and exchanged for shares of common stock. Accordingly, the units of the Company prior to the Merger have been retroactively restated to reflect the exchange ratio established in the Merger (computed as 37,200,000 shares of common stock to 100 Company units).

On September 2, 2021, the Company approved the authorization to issue up to 500,000,000 shares of common stock at a $0.0001 par value per share and 100,000,000 shares of preferred stock at a $0.0001 par value per share.

Committed Equity Facility with B. Riley Principal Capital, LLC
On April 14, 2022, the Company entered into the Purchase Agreement and a Registration Rights Agreement with B. Riley. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to direct B. Riley to purchase a specified amount of shares (each, a “Purchase”) over the 24-month period from Commencement (as defined in the Purchase Agreement). Shares issued to B. Riley under the Purchase Agreement cannot exceed 19.99% of the shares outstanding prior to the execution of the Purchase Agreement. In addition, the number of shares eligible to be purchased by B. Riley in a single Purchase may not exceed the lesser of (i) 50% of the Purchase Volume Reference Amount, defined as the total aggregate volume of the Company’s shares traded on the NYSE during ten consecutive trading days prior to the Purchase date divided by ten, and (ii) 20% of the total number of the Company’s shares traded on the NYSE during the intraday purchase period, which is determined by the trading day on which B. Riley receives a valid purchase notice from the Company.

Pursuant to a Registration Rights Agreement entered into with B. Riley, the Company filed a registration statement on Form S-1 with the SEC on April 22, 2022, which registered an initial 9,000,000 shares of common stock to permit the subsequent resale of shares purchased under the committed equity facility.

The Company controls the timing and amount of any sales to B. Riley, which depend on a variety of factors including, among other things, market conditions, the trading price of the Company’s common stock, and determinations by the Company as to appropriate sources of funding for its business and operations. However, B. Riley’s obligation to purchase shares is subject to certain conditions. In all instances, the Company may not sell shares of its common stock under the Purchase Agreement if it would result in B. Riley beneficially owning more than 4.99% of its common stock at any one point in time.

The Company incurred costs associated with the committed equity facility, of which $0.8 million represented consideration to B. Riley for its irrevocable commitment to purchase shares under the Purchase Agreement and was recorded as a derivative asset. Refer to Note D for information on the fair value of the derivative asset. Third-party costs of $0.7 million were included in other (income) expense, net in the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2022.

During the year ended December 31, 2022, the Company sold a total of 909,669 shares of the Company’s common stock for proceeds of $3.0 million pursuant to the Purchase Agreement. Based on the December 31, 2022 closing price of $1.98 per share and registered shares available for purchase under the committed equity facility of 8,090,331, the Company had $16.0 million of unused capacity under the committed equity facility as of December 31, 2022.

Common Stock
The Company had 64,280,631 and 62,690,869 shares of common stock outstanding as of December 31, 2022 and December 31, 2021, respectively. The units of the Company prior to the Merger have been retroactively restated to reflect the exchange ratio established in the Merger (computed as 37,200,000 shares of common stock to 100 Company units).

Dividend Rights
Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Company’s preferred stock or any class or series of stock having a preference over or the right to participate with the Company’s common stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Company’s common stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Company’s Board in its discretion shall determine.

Voting Rights
Each outstanding share of the Company’s common stock is entitled to one vote on all matters submitted to a vote of shareholders.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Holders of shares of common stock do not have cumulative voting rights.

Conversion or Redemption Rights
The Company’s common stock is neither convertible nor redeemable.

Liquidation Rights
Upon the Company’s liquidation, the holders of the Company’s common stock are entitled to receive pro-rata the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of the Company’s preferred stock then outstanding.

Preferred Stock
The Company had no shares of preferred stock outstanding as of December 31, 2022 and December 31, 2021, respectively.
The Company’s Board may, without further action by the Company’s shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which maybe greater than the rights of the Company’s common stock. Satisfaction of any dividend preferences of outstanding shares of the Company’s preferred stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s common stock. Upon the affirmative vote of a majority of the total number of directors then in office, the Company’s Board may issue shares of the Company’s preferred stock with voting and conversion rights which could adversely affect the holders of shares of the Company’s common stock.

Note Q – Revenues
The table below presents revenues by customer grouping for the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Civil space	$63,003	$60,052
National security	43,906	29,833
Commercial and other	53,640	47,716
Total revenues	$160,549	$137,601

Contract Balances
The table below presents the contract assets and contract liabilities included on the consolidated balance sheets for the following periods:

	December 31, 2022	December 31, 2021
Contract assets	$31,041	$11,748

Contract liabilities	$29,817	$15,734

The increase in contract assets was primarily driven by the acquisition of Space NV as well as revenue growth and the timing of billable milestones occurring during the year ended December 31, 2022.

The change in contract liabilities was primarily driven by the acquisition of Space NV and the timing of billable milestones occurring during the year ended December 31, 2022. Revenue recognized in the year ended December 31, 2022 that was included in the contract liability balance as of December 31, 2021 was $15.2 million. Revenue recognized in the year ended December 31, 2021 that was included in the contract liability balance as of December 31, 2020 was $15.3 million.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

The Company evaluates the contract value and cost estimates at completion (“EAC”) for performance obligations at least quarterly and more frequently when circumstances significantly change. Due to the nature of the work required to be performed on many of the Company’s performance obligations, the estimate of total revenue and cost at completion is complex, subject to many variables and requires significant judgment by management on a contract by contract basis. As part of this process, management reviews information including, but not limited to, labor productivity, the nature and technical complexity of the work to be performed, availability and cost volatility of materials, subcontractor and vendor performance, volume assumptions, inflationary trends, and schedule and performance delays. Management’s judgment related to these considerations has become increasingly more significant given the current economic environment and COVID-19 pandemic.

When the Company’s estimate of total costs to be incurred to satisfy a performance obligation exceeds the expected revenue, the Company recognizes the loss immediately. When the Company determines that a change in estimate has an impact on the associated profit of a performance obligation, the Company records the cumulative positive or negative adjustment to the statement of operations and comprehensive income (loss). Changes in estimates and assumptions related to the status of certain long-term contracts may have a material effect on the Company’s operating results.

The following table summarizes the favorable (unfavorable) impact of the net EAC adjustments for the periods presented:

	Year Ended
	December 31, 2022	December 31, 2021
Net EAC adjustments, before income taxes	$(9,953)	$(1,835)
Net EAC adjustments, net of income taxes	(9,376)	(1,551)
Net EAC adjustments, net of income taxes, per diluted share	(0.15)	(0.03)

The change in net EAC adjustments in both 2022 and 2021 were primarily due to unfavorable changes within the Mission Solutions reporting unit driven by increased production cost contributed by continued supply chain and labor market constraints.

Remaining Performance Obligations
As of December 31, 2022, the aggregate amount of the transaction price allocated to remaining performance obligations was $275.7 million. The Company expects to recognize approximately 62% of its remaining performance obligations as revenue within the next 12 months and the balance thereafter.

Geographic Information and Significant Customers
The table below presents revenues based on the geographic location of the Company’s customers for the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
U.S.	$142,867	$133,309
Netherlands	5,166	—
Luxembourg	3,211	3,724
United Kingdom	3,237	—
Italy	2,570	—
Germany	2,069	140
Spain	706	—
South Korea	269	272
Poland	—	138
Other	454	18
Total revenues	$160,549	$137,601

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

The majority of the Company’s revenues are derived from government contracts. Customers comprising 10% or more of revenues were as follows for the periods presented:

	Year Ended
	December 31, 2022	December 31, 2021
Customer A	$21,705	$17,753
Customer B	20,048	48,476
Customer C	17,131	—
Total	$58,884	$66,229
(1) While revenue was generated in each of the periods presented, amounts are only disclosed for the periods in which revenue represented 10% or more of total revenue.

Note R – Employee Benefit Plans
401(k) Plans
The Company maintains two qualified 401(k) plans for its U.S. employees as of December 31, 2022: the Redwire 401(k) plan and the Techshot 401(k) plan. During the year ended December 31, 2022, the Company matched employee contributions 50% up to 6% for the Redwire 401(k) plan and 50% up to 8% for the Techshot 401(k) plan.
The Company maintained six qualified 401(k) plans for its U.S. employees as of December 31, 2021: the Redwire 401(k) plan, the Roccor 401(k) plan, the LoadPath 401(k) plan, the Oakman 401(k) plan, the DPSS 401(k) plan and the Techshot 401(k) plan. During the year ended December 31, 2021, the Company matched employee contributions 50% up to 6% for the Redwire 401(k) plan, 100% up to 4% for the Roccor 401(k) plan, 100% up to 6% for the LoadPath 401(k) plan, 100% up to 3% and then 50% of the next 2% for the Oakman 401(k), 100% up to 3% and then 50% of the next 2% for the DPSS 401(k) plan, and 50% up to 8% for the Techshot 401(k) plan.
During 2022, the Roccor 401(k) plan, the LoadPath 401(k) plan, the Oakman 401(k) plan, and the DPSS 401(k) plan were merged into the Redwire 401(k) plan.

The table below presents the expense for matching contributions for the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Total expense for matching contributions	$2,002	$2,299

Post-Retirement Benefit Plans
As a result of the Space NV acquisition, the Company sponsors various post-retirement benefit plans for certain non-U.S. employees including two cash balance plans: (i) a defined benefit pension plan with risk-based coverage for death and disability benefits (collectively, the “Base Plan”) and (ii) a supplementary pension bonus plan that provides variable remuneration linked to employees’ performance (the “Performance Plan”). These cash balance plans are defined benefit plans which provide for post-retirement benefits based on employee and employer contributions and prescribed rates of return in accordance with Belgium Regulation. Accordingly, all Space NV employees are eligible to participate in the supplementary pensions immediately upon entry into service and until the legal retirement age of 65 years (in 2022). The Company is also required to maintain dormant accounts for former employees who have elected not to transfer plan contributions to their new employer. In addition, Belgium Regulation currently provides for statutory minimum guaranteed returns on employee and employer contributions up to a specified annual rate.

The Company has taken actions to mitigate the risk related to its post-retirement benefit plans through pension risk transfer transactions whereby the Company subscribes to group insurance policies, which are funded by employee and employer premiums determined at the beginning of each plan year. Although under the majority of these group insurance policies the Company is relieved of a substantial portion of its responsibility for the associated pension obligations, the Company ultimately remains responsible for paying benefits under the plans in the event that the insurance company defaults on its obligations in future periods. Under the Company’s group insurance policies, the insurance company guarantees minimum statutory reserves, employee and employer contributions, and specified annual rates of return. Combined employee and employer premiums are invested by the insurance company in Branch 21 investment funds in accordance with Belgium Regulation, which are mainly comprised of fixed income assets, which are commingled with the plan assets of other group insurances for the purpose of providing guaranteed returns. The insurance

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

company has fiduciary responsibility for making investment decisions related to Branch 21 and there is no contractual requirement to legally separate the plan assets by individual account or group policy.

As a result of the foregoing, the Company has determined that the unit of account is the insurance contract and therefore, on a plan-by-plan basis, recognizes the net funded status as either an asset recorded within other non-current assets or a liability recorded within other non-current liabilities within the consolidated balance sheets. A net liability is recorded to the extent that the benefit obligation exceeds the fair value of plan assets or a net asset is recorded to the extent that the fair value of plan assets exceeds the benefit obligation.

As of December 31, 2022 and October 31, 2022, the Company maintained two dormant pension accounts for former ROS employees who have chosen not to transfer their contributions to a new employer as of the respective date. The Company’s obligations under these plans were not significant individually or in the aggregate and, as such, are not included in the following tables. Prior to the acquisition of Space NV on October 31, 2022, the Company did not participate in any defined benefit plans. Therefore, there were no corresponding amounts reflected in the Company’s consolidated financial statements prior to that date.

Balance Sheet Information
The following table provides a summary of the funded status of the Company’s post-retirement benefit plans and the presentation of such balances within the consolidated balance sheets:

	December 31, 2022		October 31, 2022
	Base Plan	Performance Plan	Base Plan	Performance Plan
Projected benefit obligations	$5,963	$2,486	$5,473	$2,314
Fair value of plan assets	5,795	2,352	5,314	2,193
Funded (underfunded) status	$(168)	$(134)	$(159)	$(121)

Consolidated Balance Sheet line item amounts:
Other non-current liabilities	$(168)	$(134)	$(159)	$(121)

There were no projected benefit obligations included in accumulated other comprehensive income (loss) as of December 31, 2022 and December 31, 2021, respectively.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Funded Status
The following table provides a reconciliation of benefit obligations, plan assets and net funded (unfunded) status of our qualified defined benefit pension plans and our retiree medical and life insurance plans:

	Base Plan	Performance Plan
Change in benefit obligations
Beginning balance as of October 31, 2022	$5,473	$2,314
Service cost	43	—
Interest cost	35	14
Employee contributions	35	—
Employer contributions	—	—
Benefits paid	—	—
Actuarial (gain) loss	(8)	(4)
Foreign currency translation	385	162
Ending Balance as of December 31, 2022	$5,963	$2,486

Change in plan assets
Beginning balance as of October 31, 2022	$5,314	$2,193
Expected return on plan assets	34	14
Employee contributions	35	—
Employer contributions	61	—
Benefits paid	—	—
Actuarial gain (loss)	(5)	(8)
Expenses paid	(18)	—
Foreign currency translation	374	153
Ending Balance as of December 31, 2022	$5,795	$2,352

Funded (underfunded) status as of October 31, 2022	$(159)	$(121)
Funded (underfunded) status as of December 31, 2022	(168)	(134)

Income Statement Information
The following table provides the components of net periodic benefit cost and other amounts recognized in the consolidated statements of operations during the periods presented:

	Two Months Ended December 31, 2022
	Base Plan	Performance Plan
Net periodic benefit cost:
Service cost	$43	$—
Interest cost	35	14
Expected return on plan assets	(34)	(14)
Amortization of net actuarial (gain) loss	(3)	4
Net periodic benefit cost	$41	$4

Fair Value Measurements
The benefit obligations and assets of the Company’s defined benefit pension plans are measured using actuarial valuations, which are derived based on the terms of the insurance contract and other key assumptions provided for under Belgium Regulation. The assumptions made in this analysis affect both the calculation of the benefit obligations as of the measurement date and the calculation of net periodic pension costs in subsequent periods. When reassessing these assumptions, the Company considers past and current market conditions and makes judgments about future market trends. The Company also considers factors such as the timing and amounts of expected contributions to the plans and expected benefit payments to plan participants. The following disclosures include

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

information related to key assumptions used to determine the projected benefit obligation and plan assets, which drive the net funded status recognized on the Company’s consolidated balance sheets. Assumptions are reviewed at least annually and adjusted as appropriate.

The following tables provide the assumptions used to determine the fair value of projected benefit obligations and the net periodic benefit cost, as they pertain to the Company’s cash balance plans as of December 31, 2022 and October 31, 2022:

	Base Plan	Performance Plan
Discount rate	3.75%	3.65%
Expected return on plan assets	3.75%	3.65%
Retirement age	65	65

For the calculation of the projected benefit obligation, all statutory minimum reserves are based on premiums paid by the employee and employer, plus guaranteed returns provided for under Belgium Regulation. Under the terms of the insurance contracts, all minimum reserves are provided 100% coverage while the return on plan assets is guaranteed for an additional amount plus opportunities for profit sharing as determined by the insurance entity. The difference between historical guaranteed rates of return and the guarantee provided by the insurance entity plus any profit sharing allocated to the participant accounts results in an unfunded or funded status that represents the Company’s projected benefit obligation for the respective plans.

The amount of plan assets includes amounts contributed by the employee and employer and amounts earned from investing the contributions, less benefits paid. In accordance with the Company’s group insurance policies, contributions are invested in commingled investment funds, consisting of underlying equity and fixed income securities, respectively. In accordance with Belgium Regulation, a member of a supplementary pension plan whose employment contract comes to an end has the right to transfer their vested reserves to the pension institution of their new employer, contingent upon certain conditions. Accordingly, for ASC 715 purposes, the best evidence of fair value for plan assets is the cash surrender value as of the Measurement Date.

The following table presents the fair value of the plan assets, represented by the Company’s investment in insurance contracts as of the respective dates, which are not separately recorded on the Company’s consolidated balance sheets nor subject to leveling in accordance with ASC 820.

	December 31, 2022		October 31, 2022
	Base Plan	Performance Plan	Base Plan	Performance Plan
Insurance contracts at cash surrender value	$5,795	$2,352	$5,314	$2,193

The Company’s exposure to actuarial gains or losses is limited due to the fact that the assumptions underlying the actuarial analysis, including those presented in the table above, are provisioned for under Belgium Regulation. Similarly, the guarantees provided by the insurance company are based on minimum statutory reserve requirements which results in the same discount rate used to determine both the fair value of the projected benefit obligation as well as the expected (guaranteed) rate of return on plan assets.

Investment Policy
The providers of the Company’s group insurance policies have the fiduciary responsibility for making investment decisions related to the assets of the Company’s defined benefit pension plans. Investment objectives for the assets of these plans are (1) to minimize the net present value of expected funding contributions; (2) to ensure there is a high probability that each plan meets or exceeds our actuarial long-term rate of return assumptions; and (3) to diversify assets to minimize the risk of large losses. The nature and duration of benefit obligations, along with assumptions concerning asset class returns and return correlations, are considered when determining an appropriate asset allocation to achieve the investment objectives. Investment policies and strategies governing the assets of the plans are designed to achieve investment objectives within prudent risk parameters and in accordance with Belgium Regulations. Risk management practices include the use of external investment managers; the maintenance of a portfolio diversified by asset class, investment approach and security holdings; and the maintenance of sufficient liquidity to meet benefit obligations as they come due.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Contributions and Estimated Future Benefit Payments
The required funding of our qualified defined benefit pension plans is determined in accordance with Belgium Regulation. The following table presents contributions made by the employee and employer for the period presented as well as the following year:

	Two Months Ended December 31, 2022
Contributions by:	Base Plan	Performance Plan
Employee	$35	$—
Employer	61	—

Contributions expected to be made in 2023:
Employee	$313	$—
Employer	380	—

The following table provides the projected timing of payments for benefits earned to date and benefits expected to be earned for future service by current active employees under our defined benefit plan:

Year	Base Plan	Performance Plan
2023	$3	$—
2024	87	—
2025	68	—
2026	446	—
2027	—	—
Years 2028 - 2032	1,973	2,326

Note S – Equity-Based Compensation
The Company has three equity-based compensation plans, which are described below.

Holdings, the Company’s former parent adopted a written compensatory benefit plan (the “Class P Unit Incentive Plan”) to provide incentives to existing or new employees, officers, managers, directors, or other service providers of the Company or its subsidiaries in the form of Holdings’ Class P Units (“Incentive Units”). Incentive Units have a participation threshold of $1.00 and are divided into three tranches (“Tranche I,” “Tranche II,” and “Tranche III”): Tranche I, Tranche II, and Tranche III Incentive Units were subject to performance-based, service-based, and market-based conditions.

On September 2, 2021, the Company’s board of directors adopted the Redwire Corporation 2021 Omnibus Incentive Plan (the “Plan”) which authorizes the grant of stock options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, and other cash or share-based awards to employees, officers, non-employee directors and consultants of the Company. The Company initially reserved an aggregate of 7,936,136 shares (subject to annual increases on January 1 of each year beginning in 2022 and ending with a final increase on January 1, 2031) of the Company’s common stock for grants under the Plan. Shares of the Company’s stock reserved for grants under the Plan were 9,189,953 and 7,936,136 as of December 31, 2022 and December 31, 2021, respectively. Incentive stock options may only be granted to employees and officers employed by the Company. The Plan appoints the board of directors, the compensation committee or such other committee consisting of two or more individuals (the “Committee”) appointed by the board to administer the Plan. Awards under the Plan will contain such terms and conditions not inconsistent with the Plan as the Committee in its discretion approves. The Committee has discretion to administer the Plan in the manner which it determines, from time to time, is in the best interest of the Company.

On September 2, 2021, the Company’s board of directors adopted the Redwire Corporation 2021 Employee Stock Purchase Plan (the “ESPP”) which authorizes the grant of rights to purchase common stock of the Company to employees, officers and directors (if they are otherwise employees) of the Company. The Company initially reserved an aggregate of 755,822 shares (subject to annual increases on January 1 of each year beginning in 2022 for a period of up to ten years) of the Company’s common stock for grants under the ESPP. Shares of the Company’s stock reserved for grants under the ESPP were 1,382,731 and 755,822 as of December 31, 2022 and December 31, 2021, respectively. The ESPP appoints the Compensation Committee (the “Committee”) to administer the ESPP. Awards under the ESPP will contain such terms and conditions not inconsistent with the ESPP as the Committee in its discretion

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

approves. The Committee has discretion to administer the ESPP in the manner which it determines, from time to time, is in the best interest of the Company. As of December 31, 2022, no shares had been issued under the ESPP.

Incentive Units
On March 24, 2021 (“modification date”), Holdings, the Company’s former parent amended the Class P Unit Incentive Plan so that the Tranche I and the Tranche III Incentive Units became fully vested, upon the closing of the Merger. Holdings also amended the Class P Unit Incentive Plan so that the Tranche II Incentive Units would vest on any liquidation event, as defined in the Class P Unit Incentive Plan, rather than only upon consummation of the sale of Holdings, subject to the market-based condition stipulated in the Class P Unit Incentive Plan prior to its amendment.

As a result of the Merger, Tranches I and III Incentive Units vested on September 2, 2021 (“vesting date”) and the performance vesting condition was met for the Tranche II Incentive Units. The fair value determined at the date of the amendment of the Class P Unit Incentive Plan was immediately recognized as compensation expense on the vesting date for Tranches I and III. Compensation expense for the Tranche II Incentive Units was recognized over the derived service period of twelve months from the modification date, which resulted in approximately seventy-five percent of the compensation expense for Tranche II being recognized as of December 31, 2021 and $2.4 million of compensation expense being recognized during the year ended December 31, 2022. As of December 31, 2022, there was no unrecognized compensation costs related to Tranche II Incentive Units.

Stock Options
Pursuant to the Plan, the Company’s board of directors granted certain Grantees, options to purchase shares of the Company’s common stock with a contractual term of 10 years. The options vest over a three-year term as follows: 33.3% on the first anniversary of the grant date, 33.3% on the second anniversary of the grant date, and 33.4% on the third anniversary of the grant date. Vesting is contingent upon continued employment or service to the Company; both the vested and unvested portion of a Grantee’s option will be immediately forfeited and canceled if the Grantee ceases employment or service to the Company. The Company recognizes equity-based compensation expense for the options equal to the fair value of the awards on a straight-line basis over the service based vesting period and recognizes forfeitures as they occur.

On July 1, 2022, the Company’s board of directors approved the grant of up to 959,618 stock options to certain officers, managers and other eligible employees pursuant to the Plan. The contractual terms and vesting conditions for these awards are consistent with previous grants described above.

The fair value of options granted under the Plan was estimated on the grant date under the Black-Scholes OPM using the following assumptions:

	2022 Grants	2021 Grants
Expected option term (years)	6	6
Expected volatility	59.50%-72.20%	32.80%
Risk-free rate of return	2.90%-3.95%	0.93%-1.15%
Expected annual dividend yield	—%	—%

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

A summary of stock options activity under the Plan as of December 31, 2022 and December 31, 2021, and changes during the years then ended is presented as follows:

	Shares	Weighted-Average Grant Date Fair Value per Share	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (Years)
Outstanding at December 31, 2020	—	—	—
Granted	1,546,400	3.32	10.00
Exercised	—	—	—
Forfeited	—	—	—
Outstanding at December 31, 2021	1,546,400	$3.32	$10.00	9.67
Granted	995,118	1.78	3.09
Expired	(33,834)	3.31	10.00
Forfeited	(354,093)	2.76	7.48
Outstanding at December 31, 2022	2,153,591	$2.70	$7.22	8.60

As of December 31, 2022, there were 2,153,591 stock options outstanding and $3.3 million of unrecognized compensation cost related to unvested stock options granted under the Plan. There were 480,472 stock options that vested and became exercisable during the year ended December 31, 2022.

Restricted Stock Units
Restricted stock units awarded under the Plan are generally subject to forfeiture in the event of termination of employment prior to vesting dates. The Company recognizes equity-based compensation expense for the restricted stock units equal to the fair value of the awards on a straight-line basis over the service based vesting period and recognizes forfeitures as they occur.

On May 18, 2022, the Company granted 124,401 restricted stock units of the Company’s common stock to certain members of the Company’s senior management in lieu of cash to settle the 2021 annual bonus. The restricted stock units immediately vested and the weighted average grant date fair value of these awards was 4.12 per share. Because the service inception date preceded the grant date, the Company recognized additional bonus expense of $15 thousand measured as the excess of the grant date fair value over amounts previously accrued as of December 31, 2021. These costs were included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2022.

On May 26, 2022, the Company granted 164,475 restricted stock units of the Company’s common stock to non-employee directors. The restricted stock units vest over one year. The weighted average grant date fair value of these awards was $4.02 per share.

On July 1, 2022, the Company granted 1,366,034 restricted stock units to certain officers, managers and other eligible employees. The restricted stock units follow the same contractual terms and vesting conditions as the options described above. The weighted average grant date fair value of these awards was $3.13 per share. Also on this date, the Company granted 39,936 restricted stock units to a recently appointed non-employee director pursuant to the Non-Employee Director Compensation Policy. The weighted average grant date fair value was $3.13 per share. The restricted stock units vest over one year.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

A summary of the status of the Company’s restricted stock units as of December 31, 2022 and December 31, 2021, and changes during the years then ended is presented as follows:

	Restricted Shares	Weighted-Average Grant Date Fair Value per Share	Weighted-Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Unvested at December 31, 2020	—	$—
Granted	1,734,600	11.67
Vested	—	—
Forfeited	(16,650)	12.72
Unvested at December 31, 2021	1,717,950	$11.66	1.8	$11,596
Granted	1,710,596	3.27
Vested	(694,153)	9.91
Forfeited	(451,615)	8.81
Unvested at December 31, 2022	2,282,778	$6.30	1.3	$4,520

As of December 31, 2022, there was approximately $12.3 million of total unrecognized compensation cost related to unvested restricted stock units granted under the Plan. This cost is expected to be recognized over a weighted-average period of 2.0 years.

The table below presents the equity-based compensation expense recorded during the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Cost of Sales
Incentive Units	$181	$1,635
Stock Options	63	15
Restricted Stock Units	2,386	466
Total cost of sales	$2,630	$2,116

Selling, general and administrative expenses
Incentive Units	2,171	23,260
Stock Options	1,578	542
Restricted Stock Units	4,407	1,194
Total selling, general and administrative expenses	$8,156	$24,996

Total equity-based compensation expense	$10,786	$27,112

Note T – Impairment Expense

The table below presents the impairment expense recorded during the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Property, plant and equipment, net	$13,112	$—
Intangible assets, net	30,871	—
Right-of-use assets	2,724	—
Goodwill	49,916	—
Total impairment expense	$96,623	$—

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

During the second quarter of 2022, there was a significant and prolonged decline in the Company’s market capitalization driven by general economic conditions, including heightened inflation, rising interest rates and volatility in the capital markets. Specifically for the Mission Solutions reporting unit, the Company observed a significant decline in discounted future cash flows, primarily attributable to a decrease in forecasted revenues as well as increased production costs and subcontractor delays that have extended the timeline for fulfillment of existing performance obligations and deferred pipeline realization. After considering the totality of events and circumstances, the Company determined that these triggering events indicated that certain recorded intangible assets, including goodwill, and property, plant and equipment may be impaired. After considering the totality of events and circumstances described above, the Company performed an interim quantitative impairment assessment of all reporting units and asset groups as of June 30, 2022, which resulted in a partial impairment of goodwill and certain tangible and intangible assets recorded on the Mission Solutions reporting unit and its underlying asset groups.

During the fourth quarter of 2022, the Company’s market capitalization continued to decline alongside other macroeconomic factors discussed in the previous paragraph. For purposes of its annual goodwill impairment test as of October 1, 2022, the Company performed a qualitative assessment of goodwill at the Space Components and Engineering Services reporting units and concluded that it was not more likely than not that the carrying value of each of those reporting units was in excess of its fair value. However, due to the aforementioned partial impairment and underperformance relative to previously forecasted results, the Company elected to proceed directly to a quantitative impairment test of the Mission Solutions reporting unit and underlying asset groups during the fourth quarter of 2022. As a result of the quantitative impairment test, the remaining balance of goodwill on the Mission Solutions reporting unit was reduced to zero and a full impairment was also recognized on certain tangible and intangible assets for certain asset groups within the reporting unit.

Fair value estimates used in the Company’s quantitative impairment assessments result from a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions that have been deemed reasonable by management as of the measurement date. Additional information related to these impairment activities is provided below.

Impairment activities during the year ended December 31, 2022 did not have any impact on the Company’s compliance with the Adams Street Credit Agreement or other contract related covenants.

Property, plant and equipment, net
As a result of the qualitative factors described above, the Company performed an annual and interim quantitative impairment test in accordance with ASC 360 and determined that the carrying value of three asset groups within the Mission Solutions reporting unit were not recoverable based on entity-specific, undiscounted net cash flows. Accordingly, impairment expense was measured as the amount by which the carrying value of the asset groups exceeded their fair value as of the respective reporting dates. The fair value of the three asset groups was determined using an income approach based on a discounted cash flow model.

Impairment expense was measured as the amount by which the carrying value of the asset groups exceeded their fair value as of the respective reporting dates. Based on the results of the quantitative impairment tests performed during 2022, the Company recognized impairment expense related to personal property and equipment, leasehold improvements and construction in progress of $13.1 million.

Right-of-use assets
Impairment testing for right of use assets is consistent with the methodologies previously discussed for ASC 360. Based on the results of the quantitative impairment tests performed during 2022, the Company recognized impairment expense related to right-of-use assets of $2.7 million.

Intangible assets, net
As a result of the qualitative factors described above, the Company performed an annual and interim quantitative impairment test of certain indefinite-lived intangible assets and definite-lived intangible assets in accordance with ASC 350 and ASC 360, respectively. Under ASC 350, the fair value of the Company’s indefinite-lived intangible assets was determined using the relief from royalty method, which assumes that the asset’s fair value is the present value of license fees avoided by owning it. Please refer to the discussions above regarding the methodologies prescribed under ASC 360.

Impairment expense was measured as the amount by which the carrying value of the intangible assets exceeded their fair value as of the respective reporting dates. Based on the results of the quantitative impairment tests, the Company recognized impairment expense related to customer relationships, technology, trademarks, internal-use software licenses and IPR&D of $30.9 million during the year

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

ended December 31, 2022.

Goodwill
As a result of the qualitative factors described above, the Company performed an annual and interim quantitative goodwill impairment test in accordance with ASC 350. The fair value of the Company’s reporting units was determined using a combination and applied weighting of an income approach based on a discounted cash flow model as well as two market approaches based on (i) guideline public company revenues and earnings before interest, tax, depreciation and amortization multiples and (ii) guideline transactions, whereby consideration is given to prices paid in market comparable transactions.

Based on the interim and annual impairment tests, the Company determined that the estimated fair value of the Mission Solutions reporting unit was lower than its carrying value as of June 30, 2022 and October 1, 2022. Accordingly, the Company recorded total non-cash, pre-tax and post-tax impairment charges of $49.9 million during the year ended December 31, 2022, which reduced the reporting unit’s goodwill balance to zero as of December 31, 2022.

The impairment of goodwill on the Mission Solutions reporting unit was due to a significant decline in discounted future cash flows, primarily attributable to a decrease in forecasted revenues as well as increased production costs and subcontractor delays that have extended the timeline for fulfillment of existing performance obligations and deferred pipeline realization.

Note U – Net Income (Loss) per Common Share
A reconciliation of the basic and diluted net income (loss) per share were computed for the periods presented is as follows:

	Year Ended
	December 31, 2022	December 31, 2021
Numerator:
Net income (loss) attributable to Redwire Corporation	$(130,617)	$(61,537)
Less: dividends on Convertible Preferred Stock	1,760	—
Net income (loss) available to common shareholders	(132,377)	(61,537)

Denominator:
Weighted-average common shares outstanding:
Basic	63,324,416	45,082,544
Diluted	63,324,416	45,082,544

Net income (loss) per common share:
Basic and diluted	$(2.09)	$(1.36)

Basic and diluted net income (loss) per common share are calculated by dividing net income (loss) available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Net income (loss) available to common shareholders (the numerator) is calculated by deducting both dividends declared and accumulated, regardless of the form of payment, during the period from Net income (loss) attributable to Redwire Corporation as presented on the consolidated statements of operations and comprehensive income (loss).

Basic net income (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares and common equivalent shares outstanding for the periods presented using the treasury-stock method or, for participating securities, the if-converted method or two-class method, whichever is more dilutive. Common equivalent shares outstanding includes the dilutive effects from the assumed issuance, exercise or conversion of warrants, equity-based awards, and the Convertible Preferred Stock, except when antidilutive.
Because the Company had a net loss for all periods presented, the Company did not have any dilutive securities and/or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented. Please refer to Note O, Note L and Note S for further information on the Company’s Convertible Preferred Stock, warrants and equity-

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

based compensation awards, respectively.

Note V – Joint Venture
Through the acquisition of Space NV, the Company participates in a joint venture operation with SES Techcom S.A. (“Techcom”) for the purpose of performing M&O Services to the European Space Agency, among others. Pursuant to a shareholders agreement dated June 28, 2007, this joint venture was created under the form of two companies: RSS and ROS, both governed by Belgian law. Total authorized share capital for RSS and ROS was €250 thousand. The Company has an ownership interest in RSS and ROS of 48% and 52%, respectively, while Techcom has ownership interests in RSS and ROS of 52% and 48%, respectively. Voting rights, board representation and distribution of residual returns is proportionate to these equity interests.

M&O Services provided under the joint venture include development, operation and maintenance of satellite communication systems and ground facilities as well as in-orbit testing and educational support services on delivered infrastructure. These services are jointly performed with ROS serving as a subcontractor to RSS. Pursuant to an agreement dated April 1, 2022 (the “Transfer Agreement”), all M&O activities were transferred from ROS to RSS, including personnel, and the subcontractor relationship between ROS and RSS was terminated on the same date. Subsequent to this transfer, ROS continues to exhibit a significant influence over the joint venture operations and receives a management fee in exchange for administrative services.

The acquisition of Space NV by the Company did not result in any changes to the joint venture or ownership interests in the underlying legal entities. The joint venture automatically terminates on the earlier of: (i) the expiration of the M&O Service agreement with ESA, unless other business is conducted by either company at the time of expiration, (ii) complete withdrawal of ownership interests held by Space NV or Techcom, or (iii) unanimous consent by the shareholders that both RSS and ROS are dissolved.

In accordance with ASC 810, Consolidation, both RSS and ROS are accounted for under the variable interest entity (“VIE”) model due to insufficient equity investment at risk to finance operations without subordinated financial support. Additional information with regard to these entities is provided below.

Consolidated Variable Interest Entity
ROS was formed with an initial issued share capital of €0.1 million representing 1,000 shares of €100 par value each. The shares were fully paid upon incorporation with Space NV and Techcom owning 52% and 48%, respectively. ROS’s board of directors is composed of five members elected for renewable terms of 2 years. As previously noted, board representation under the joint venture is proportionate to equity ownership with Space NV holding a majority as of October 31, 2022, the acquisition date of Space NV, and December 31, 2022.

The Company evaluated its interests in the joint venture and determined that Space NV had a variable interest in ROS as of October 31, 2022 and December 31, 2022. Due to their power to direct activities of the VIE that most significantly impact its economic performance, Space NV was determined to be the primary beneficiary and, therefore, consolidated ROS as of October 31, 2022 and December 31, 2022. Total assets and total liabilities for ROS as of December 31, 2022 were $1.6 million and $1.1 million, respectively. As a result of the Transfer Agreement, net income from ROS for the two months ended December 31, 2022 was de minimis for disclosure.

Nonconsolidated Variable Interest Entity
RSS was also formed with an initial issued share capital of €0.1 million representing 1,000 shares of €100 par value each. The shares were fully paid upon incorporation with Techcom and Space NV owning 52% and 48%, respectively. RSS’s board of directors is composed of five members elected for renewable terms of 2 years. As previously noted, board representation under the joint venture is proportionate to equity ownership with Techcom holding a majority as of October 31, 2022, the acquisition date of Space NV, and December 31, 2022.

The Company determined that Space NV was not the primary beneficiary of RSS due to Techcom having the power to direct the activities of the VIE that most significantly impact its economic performance. As a result of having greater than 20% ownership but less than 50% and holding two of five board seats, Space NV has the ability to exercise significant influence over the entity. Accordingly, RSS is accounted for as an equity method investment.

As part of purchase accounting, the equity method investment was measured at its fair value of $3.0 million as of October 31, 2022. Subsequent to the acquisition, the Company recognized income from RSS of $0.1 million which is included in other (income) expense, net on the consolidated statements of operations and comprehensive income (loss). The carrying value of the equity method investment was $3.3 million as of December 31, 2022.

REDWIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of U.S. dollars, except percentages, unit, share, and warrant amounts)

Note W – Related Parties
The table below presents details of the Company’s related party transactions with AEI included on the consolidated statements of operations and comprehensive income (loss) for the following periods:

	Year Ended
	December 31, 2022	December 31, 2021
Management fees paid to AEI	$—	$477
Transaction fees paid to AEI	—	1,019
Total fees paid to AEI	$—	$1,496

All related party fees associated with AEI were incurred prior to the close of the Merger. Additionally, the Company made a $4.9 million payment to AEI in October 2020, which was repaid in February 2021.

As of December 31, 2022, Peter Cannito, the Company’s Chairman and Chief Executive Officer, and Kirk Konert, a member of the Company’s board of directors, also served on the board of directors for a current customer of the Company. During the year ended December 31, 2022 and December 31, 2021, the Company recognized related revenues of $2.0 million and $6.7 million, respectively. As of December 31, 2022 and December 31, 2021, The Company had related outstanding receivables of none and $1.3 million, respectively.

During the fourth quarter of 2022, AEI acquired a majority interest in a customer of the Company and Kirk Konert, a member of the Company’s board of directors, also joined the customer’s board of directors. During the year ended December 31, 2022 and December 31, 2021, the Company recognized related revenues of $7.7 million and $2.6 million, respectively. As of December 31, 2022 and December 31, 2021, The Company had related outstanding receivables of $0.3 million and $2.6 million, respectively.

In the normal course of business, the Company participates in related party transactions with certain vendors and customers where AEI maintains a significant ownership interest and/or can exhibit significant influence on the operations of such parties. For the year ended December 31, 2022 and December 31, 2021, transactions with other companies in AEI’s investment portfolio, not separately disclosed, did not have a material impact on the Company’s consolidated financial statements.

During the year ended December 31, 2022, the Company issued 40,000 shares of the Convertible Preferred Stock to AEI, for an aggregate purchase price of $40.0 million. During the year ended December 31, 2022, the Company also issued 40,000 shares of the Convertible Preferred Stock to Bain Capital, for an aggregate purchase price of $40.0 million, and Bain Capital subsequently acquired an additional 10,000 shares of Convertible Preferred Stock from AEI for an aggregate purchase price of $10.0 million. Following the foregoing transactions, Bain Capital holds 50,000 shares of Convertible Preferred Stock and AEI holds 30,000 shares of Convertible Preferred Stock. For more information on the Convertible Preferred Stock, including AEI’s and Bain Capital’s rights thereunder, please refer to Note O.

Please refer to Note J, for related party transactions associated with the Company’s debt obligations.

Note X – Subsequent Events

The Company has evaluated subsequent events after the consolidated balance sheet as of December 31, 2022 through the consolidated financial statements issuance date and there were no additional subsequent events that required disclosure.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosures

None.

Item 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures, which are designed to ensure that the information required to be disclosed in reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, including ensuring that such information is accumulated and communicated to management (including the principal executive officer and principal financial officer) as appropriate to allow timely decisions regarding required disclosure. Based on such evaluation, our principal executive officer and our principal financial officer have concluded that such disclosure controls and procedures were not effective as of December 31, 2022 due to the following material weaknesses in internal control over financial reporting.
Management’s Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the U.S. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

Our management, with the participation of our principal executive officer and principal financial officer, conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2022. This assessment was based on the criteria set forth by the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management concluded that our internal control over financial reporting were not effective as of December 31, 2022 because of the material weaknesses described below.

In accordance with Section 103 of the Jumpstart Our Business Startups (“JOBS”) Act, the Company is not required to comply with the requirement to provide an auditor’s report on Internal Controls over Financial Reporting under Section 404(b) of the Sarbanes-Oxley Act for as long as it qualifies as an emerging growth company.

Scope of Management's Report on Internal Control Over Financial Reporting
The SEC permits companies to exclude acquisitions from their assessment of internal control over financial reporting during the first year of such acquisition. In reliance of the SEC's guidance, management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2022 does not extend to the internal controls of current year acquisition Redwire Space NV (“Space NV”, previously known as QinetiQ Space NV), including its consolidated variable interest entity, Redu Operations Services SA/NV, and equity method investment in Redu Space Service SA/NV, because Space NV was acquired in the fourth quarter of 2022. The aggregate assets and revenues of the excluded acquisition represent 29% and 7%, respectively, of the Company’s consolidated total assets and total revenues as of and for the year ended December 31, 2022, respectively.

Material Weaknesses in Internal Control over Financial Reporting
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We did not maintain an effective control environment, as certain members of senior management failed to consistently message and set certain aspects of an appropriate tone at the top. Specifically, certain members of senior management failed to reinforce the need for compliance with certain of the Company’s accounting and finance policies and procedures, including reinforcement of appropriate communication. We also identified that we had an insufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our structure and financial reporting requirements to appropriately analyze, record and disclose accounting matters timely and accurately, and establish effective processes and internal controls. The limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions. These material weaknesses contributed to the following additional material weaknesses:

•We did not design and maintain an effective risk assessment process at a precise enough level to identify new and evolving risks of material misstatement in the consolidated financial statements. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.
•We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of business performance reviews, account reconciliations, journal entries and contract estimates used in determining the recognition of revenue.
•We did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP to such transactions. Specifically, we did not design and maintain effective controls to account for purchase business combinations and the valuation of goodwill and long-lived assets, including the appropriate review of the assumptions, data and models used in the forecasted cash flows, used to determine the fair value.

The material weaknesses above did not result in a misstatement to the consolidated financial statements as presented in this Annual Report on Form 10-K.

In addition, we did not design and maintain effective information technology (“IT”) general controls for information systems that are relevant to the preparation of the consolidated financial statements. Specifically, we did not design and maintain:

•program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately;
•user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel;
•computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored; and
•testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The IT deficiencies noted above did not result in a misstatement to the consolidated financial statements; however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

Additionally, these material weaknesses could result in misstatements of substantially all accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Remediation Plans
We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the deficiencies that led to the material weaknesses, including tone at the top and other communications training, hiring additional finance and accounting personnel, designing and implementing new control activities, and enhancing existing control activities.

•We reviewed the personnel structure and identified new positions to enhance our accounting and financial reporting team. Some of these individuals were onboarded during the years ended December 31, 2021 and 2022, while others are expected to be onboarded during 2023. We have and expect to continue to align our personnel to specific areas and responsibilities to alleviate the numerous competing responsibilities currently faced.
•We engaged a third-party global consulting firm to accelerate the development and formalization of a risk assessment process across the organization to identify risks and design new controls or enhance existing controls responsive to such risks to ensure timely and accurate financial reporting.
•We are in the process of designing and implementing additional review and communications training procedures within our accounting, finance and program management functions to provide more robust knowledge and understanding of internal control over financial reporting.
•We are in the process of implementing a comprehensive financial closing process checklist with additional layers of reviews as well as controls around non-routine, unusual or complex transactions, including controls over the accounting for purchase business combinations and the valuation of goodwill and long-lived assets.

•We will continue to conduct training, document our processes and procedures, including accounting policies, across the Company to ensure consistent application including controls over the preparation and review of business performance reviews, account reconciliations, journal entries and contract estimates used in determining the recognition of revenue.
•We are in the process of performing an assessment of all information technology systems which provide data for financial reporting purposes and consolidating systems where appropriate. As part of this assessment, we will be designing, implementing and documenting IT general controls.

We are working to remediate the material weaknesses as efficiently and effectively as possible and expect full remediation will likely go beyond December 31, 2023. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in the Company incurring additional costs, and will place additional demands on our financial and operational resources.

If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected; investors may lose confidence in our financial reporting; we could become subject to litigation or investigations by the New York Stock Exchange (“NYSE”), the SEC or other regulatory authorities.

Changes in Internal Control over Financial Reporting
There have been no changes in internal control over financial reporting during the three months ended December 31, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

None

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections

Not applicable

Part III

Item 10. Directors, Executive Officers and Corporate Governance

The information required by this item will be contained in our Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders and is incorporated herein by reference.
Item 11. Executive Compensation

The information required by this item will be contained in our Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders and is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owner and Management and Related Stockholder Matters

Equity Compensation Plan Information
The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(ii)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(iii)	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflecting in First Column)
Equity Compensation Plans Approved by Security Holders(i)	4,436,369	$7.22	5,408,328
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	4,436,369	$7.22	5,408,328

(i) Includes the Redwire Corporation 2021 Omnibus Incentive Plan and the Redwire Corporation 2021 Employee Stock Purchase Plan. As of December 31, 2022, the number of shares reserved for issuance under the 2021 Omnibus Incentive Plan and the 2021 Employee Stock Purchase Plan were 9,189,953 shares and 1,382,731 shares, respectively. The number of shares reserved for issuance under the 2021 Omnibus Incentive Plan automatically increases each January 1st prior to the termination of the plan, in an amount equal to the lesser of 2% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year or such lesser number of shares as determined by the Board. The total number of shares reserved for issuance under the 2021 Employee Stock Purchase Plan automatically increases for a period of up to ten years, which period began on January 1, 2022, in an amount equal to the lesser of 1% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, or such lesser number of shares as determined by the Board; provided, however, no more than 8,000,000 shares of common stock may be issued in total under the plan.
(ii) Includes 2,282,778 restricted stock units (RSUs) and options to purchase 2,153,591 shares of common stock, each granted and outstanding under the Redwire Corporation 2021 Omnibus Incentive Plan.
(iii) Excludes restricted stock units, which have no exercise price.

The remaining information required by this item will be contained in our Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders and is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions, and Director Independence

The information required by this item will be contained in our Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders and is incorporated herein by reference.

Item 14. Principal Accounting Fees and Services

The information required by this item will be contained in our Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders and is incorporated herein by reference.

PART IV

Item 15. Exhibits, Financial Statement Schedules

The following documents are filed as a part of this Form 10-K:

(a)(1) All Financial Statements

(a)(2) Financial Statement Schedules

None.

(a)(3) Exhibits.

The following is a list of all exhibits filed or furnished as part of this report:

Exhibit Number	Description
2.1†
Agreement and Plan of Merger, dated as of March 25, 2021, by and among Genesis Park Acquisition Corp., Shepard Merger Sub Corporation, Cosmos Intermediate, LLC and Redwire, LLC (incorporated by reference to Annex A to the proxy statement/prospectus filed by Genesis Park Acquisition Corp. on July 6, 2021).

2.2†
Agreement relating to the sale and purchase of the whole of the issued share capital of QinetiQ Space NV, dated October 3, 2022, between the Vendors party thereto, Redwire Space Europe, LLC and AE Industrial Partners Fund II, LP (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant on October 4, 2022).

3.1
Certificate of Incorporation of Redwire Corporation, filed with the Secretary of State of the State of Delaware on September 2, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on September 10, 2021).

3.2	Bylaws of Redwire Corporation (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed on September 10, 2021).
3.3
Certificate of Designation of Series A Convertible Preferred Stock of Redwire Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 2, 2022).

3.4
Certificate of Amendment of Certificate of Designation of the Company Series A Convertible Preferred Stock of Redwire Corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on January 9, 2023).

4.1	Description of the Registrant’s securities (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on April 11, 2022).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on September 25, 2020).
4.3
Warrant Agreement, dated as of November 23, 2020, between Continental Stock Transfer & Trust Company and Genesis Park Acquisition Corp. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on November 27, 2020).

10.1	Form of Subscription Agreement, dated November 18, 2020 (incorporated by reference to Exhibit 10.18 to Current Report on Form 8-K, filed by Genesis Park Acquisition Corp. on November 27, 2020).
10.2	Form of Subscription Agreement (incorporated by reference to Annex F to the proxy statement/prospectus filed by Genesis Park Acquisition Corp. on July 6, 2021).
10.3
Investor Rights Agreement, dated as of March 25, 2021, by and among Genesis Park Acquisition Corp., Redwire, LLC, Genesis Park Holdings, Genesis Park II LP and Jefferies LLC (incorporated by reference to Annex H to the proxy statement/prospectus filed by Genesis Park Acquisition Corp. on July 6, 2021).

10.4
Warrant Forfeiture Agreement, dated as of March 25, 2021, by and among Genesis Park Holdings, Jefferies LLC, Genesis Park Acquisition Corp., Redwire, LLC and Cosmos Intermediate, LLC (incorporated by reference to Annex I to the proxy statement/prospectus filed by Genesis Park Acquisition Corp. on July 6, 2021).

Exhibit Number	Description
10.5
Letter Agreement, dated November 23, 2020, by and among Genesis Park Acquisition Corp., Genesis Park Holdings and each director and officer of Genesis Park Acquisition Corp. (incorporated by reference to Exhibit 10.17 to Current Report on Form 8-K, filed by Genesis Park Acquisition Corp. on November 27, 2020).

10.6+	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on September 10, 2021).
10.7+	Redwire Corporation 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form S-8 filed on November 1, 2021).
10.8+	Redwire Corporation 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-8 filed on November 1, 2021).
10.9+	First Amendment to the Redwire Corporation 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 8-K filed on September 10, 2021).
10.10+
Form of Restricted Stock Unit Award Agreement (Non-Employee Director) under the Redwire Corporation 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K filed with the SEC on April 11, 2022).

10.11+
Form of Restricted Stock Unit Award Agreement (Employee) under the Redwire Corporation 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K filed on April 11, 2022).

10.12+
Form of Nonqualified Stock Option Award Agreement under the Redwire Corporation 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K filed on April 11, 2022).

10.13
Credit Agreement, dated as of October 28, 2020, by and among Cosmos Finance, LLC, Cosmos Acquisition, LLC, the other Borrowers, Guarantors and Lenders (as defined therein) from time to time parties thereto, Adams Street Credit Advisors LP, as administrative agent and collateral agent and Adams Street Credit Advisors LP, as sole lead arranger and sole bookrunner (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K filed on April 11, 2022).

10.14
First Amendment to Credit Agreement, dated as of February 17, 2021, by and among Cosmos Acquisition, LLC, Cosmos Finance, LLC, the other Borrowers, Guarantors and Lenders (as defined therein) from time to time parties thereto, Adams Street Credit Advisors LP, as administrative agent and collateral agent and the First Amendment Term Lenders (as defined therein) (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K filed with the SEC on April 11, 2022).

10.15
Second Amendment to Credit Agreement, dated as of September 2, 2021, by and among Redwire Holdings, LLC, formerly known as Cosmos Acquisition, LLC, Redwire Intermediate Holdings, LLC, formerly known as Cosmos Finance, LLC, the other Borrowers, Guarantors and Lenders (as defined therein) from time to time parties thereto and Adams Street Credit Advisors LP, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K filed with the SEC on April 11, 2022).

10.16
Third Amendment to Credit Agreement, dated as of March 25, 2022, by and between Redwire Holdings, LLC, the other Borrowers party thereto, the Guarantors party thereto, Adams Street Credit Advisors, LP, as Administrative Agent and as Collateral Agent and each lender party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 30, 2022.

10.17+
Offer Letter, dated as of March 11, 2020, by and between Cosmos Parent, LLC and Peter Cannito (incorporated by reference to Exhibit 10.25 to the proxy statement/prospectus filed by Genesis Park Acquisition Corp. on July 6, 2021)..

10.18+
Employment Agreement, dated as of June 22, 2020, by and between Cosmos Acquisition, LLC and Andrew Rush (incorporated by reference to Exhibit 10.26 to the proxy statement/prospectus filed by Genesis Park Acquisition Corp. on July 6, 2021).

10.19+
Employment Agreement, dated as of August 3, 2020, by and between Cosmos Acquisition, LLC and William Read (incorporated by reference to Exhibit 10.27 to the proxy statement/prospectus filed by Genesis Park Acquisition Corp. on July 6, 2021).

10.20
Common Stock Purchase Agreement, dated April 14, 2022, by and between Redwire Corporation and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on April 14, 2022).

10.21
Registration Rights Agreement, dated April 14, 2022, by and between Redwire Corporation and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on April 14, 2022).

10.22+
Employment Agreement, dated as of June 1, 2022, by and between Redwire Corporation and Jonathan E. Baliff (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on June 1, 2022).

10.23+
Separation and Release Agreement, dated as of June 1, 2022, by and between Redwire Corporation and William Read (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on June 1, 2022).

10.24
Fourth Amendment to Credit Agreement, dated as of August 8, 2022, by and between Redwire Holdings, LLC, the other Borrowers party thereto, the Guarantors party thereto, Adams Street Credit Advisors, LP, as Administrative Agent and as Collateral Agent and each lender party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on August 12, 2022).

10.25+
Investment Agreement, dated as of October 28, 2022, by and between Redwire Corporation and AE Industrial Partners Fund II, LP and AE Industrial Partners Structured Solutions I, L.P. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on November 2, 2022).

10.26+
Investment Agreement, dated as of October 28, 2022, by and between Redwire Corporation and BCC Redwire Aggregator, L.P. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on November 2, 2022).

Exhibit Number	Description
10.27
Registration Rights Agreement, dated as of October 28, 2022, by and between Redwire Corporation and BCC Redwire Aggregator, L.P., AE Industrial Partners, Fund II LP and AE Industrial Partners Structured Solutions I, L.P. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on November 2, 2022).

10.28
Fifth Amendment to Credit Agreement, dated as of October 28, 2022, by and between Redwire Holdings, LLC, Redwire Intermediate Holdings, LLC, the other Borrowers party thereto, the other Guarantors party thereto, Adams Street Credit Advisors, LP, as Administrative Agent and as Collateral Agent and each lender party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on November 2, 2022).

10.29+
Separation and Release Agreement, dated as of November 21, 2022, by and between Redwire Corporation and Andrew Rush (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on November 22, 2022)

16	Letter of WithumSmith+Brown, PC (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 10, 2021).
21	Subsidiaries of the Registrant.
23.1	Consent of Independent Registered Public Accounting Firm.
31.1
Certification of Chief Executive Officer (Principal Executive Officer) Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2
Certification of Chief Financial Officer (Principal Financial Officer) Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer (Principal Executive Officer) Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer (Principal Financial Officer) Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

†Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.

+ Management or compensatory agreement or arrangement.

* The certifications furnished in Exhibit 32.1 and Exhibit 32.2 hereto are deemed to accompany this Annual Report on Form 10-K and will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the registrant specifically incorporates it by reference.

Item 16. Form 10-K Summary

None.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Redwire Corporation

Date:	March 31, 2023	By:	/s/ Peter Cannito
		Name:	Peter Cannito
		Title:	Chief Executive Officer and Chairman
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Peter Cannito	Chief Executive Officer and Chairman (Principal Executive Officer)	March 31, 2023
Peter Cannito

/s/ Jonathan S. Baliff	Chief Financial Officer and Director (Principal Financial Officer)	March 31, 2023
Jonathan S. Baliff

/s/ Chris Edmunds	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 31, 2023
Chris Edmunds

/s/ John S. Bolton	Director	March 31, 2023
John S. Bolton

/s/ Louis R. Brothers	Director	March 31, 2023
Louis R. Brothers

/s/ Les Daniels	Director	March 31, 2023
Les Daniels

/s/ Michael J. Bevacqua	Director	March 31, 2023
Michael J. Bevacqua

/s/ Kirk Konert	Director	March 31, 2023
Kirk Konert

/s/ David Kornblatt	Director	March 31, 2023
David Kornblatt